As filed with the Securities and Exchange Commission on August 6, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Robotic Vision Systems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3823	11-2400145
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

486 Amherst Street

Nashua, New Hampshire 03063
(603) 598-8400
(Address and telephone number of Registrant’s principal executive offices)

Pat V. Costa

Chief Executive Officer
Robotic Vision Systems, Inc.
486 Amherst Street
Nashua, New Hampshire 03063
(603) 598-8400

Copies to:

Ira I. Roxland, Esq.

Sonnenschein Nath & Rosenthal LLP
1221 Avenue Of The Americas
New York, New York 10020
(212) 768-6700
Fax: (212) 768-6800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Aggregate Price	Aggregate	Amount of
Title of Securities to be Registered(1)(2)	Registered	Per Share	Offering Price	Registration Fee

Common Stock, par value $.01 per share(3)	293,901 shs.	$2.05	$ 602,497.05	$ 76.34

Common Stock issuable upon exercise of warrants(3)	132,256 shs.	$3.05	$ 403,380.80	$ 51.11

Common Stock(4)	3,173,685 shs.	$1.88(5)	$5,966,527.80	$755.96

Total				$883.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Each share of common stock includes one common stock purchase right pursuant to the terms of a Rights Agreement, dated as of May 14, 1998, between the Registrant and American Stock Transfer & Trust Company.

(3)	Represents Common Stock issuable by the Registrant.

(4)	Represents Common Stock being offered for resale by certain selling stockholders.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, the Prospectus forming a part of this Registration Statement also relates to the Registrant’s Registration Statement on Form S-3 (File No. 333-97359), effective on August 13, 2002, and the Registrant’s Registration Statement on Form S-3 (File No. 333-88046), effective on July 22, 2002.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2004

PROSPECTUS

Robotic Vision Systems, Inc.

6,017,590 Shares Of Common Stock

For Account of Selling Stockholders

426,157 Shares Of Common Stock

For Account of the Company

       The persons named on pages 43-46 of this prospectus, whom we call the “selling stockholders,” may use this prospectus to offer and sell from time to time up to 6,017,590 shares of our common stock. Of such shares, 1,968,578 shares may be issued upon exercise of warrants held by the selling stockholders and 352,681 shares represent our best estimate of shares that we may issue pursuant to anti-dilution rights of certain stockholders. We are registering these shares as required by the terms of registration rights agreements between us and the selling stockholders. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if they are sold by the selling stockholders. Also, we are offering to sell 293,901 shares of common stock to certain of our stockholders pursuant to contractual commitments and 132,256 shares of common stock upon the exercise of warrants issuable pursuant to such commitments.

      Our common stock is quoted on the OTC Bulletin Board under the symbol “RVSI.” The closing price of our common stock on August 4, 2004 was $1.73 per share.

       Please read the Risk Factors beginning on page 4 of this prospectus before making a decision to invest in our common stock.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements including statements regarding, among other items, financing activities and anticipated trends in our business, which are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based largely on our expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control, including the following: we may not have sufficient resources to continue as a going concern; any significant downturn in the highly cyclical semiconductor industry or in general economic conditions would likely result in a reduction of demand for our products and would be detrimental to our business; our Acuity CiMatrix business faces significant competition; we will be unable to achieve profitable operations unless we increase quarterly revenues or make further cost reductions; a loss of or decrease in purchases by one of our significant customers could materially and adversely affect our revenues and profitability; economic difficulties encountered by certain of our foreign customers may result in order cancellations and reduce collections of outstanding receivables; development of our products requires significant lead time and we may fail to correctly anticipate the technical needs of our markets; inadequate cash flows and restrictions in our banking arrangements may impede production and prevent us from investing sufficient funds in research and development; the loss of key personnel could have a material adverse effect on our business; our common stock is quoted on the OTC Bulletin Board; the large number of shares available for future sale could adversely affect the price of our common stock; and the volatility of our stock price could adversely affect the value of an investment in our common stock. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, including those set forth above, describe factors, among others, that could contribute to or cause such differences.

i

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this prospectus. You should read the entire prospectus prior to deciding to purchase our common stock. Unless otherwise indicated, the information contained in this prospectus gives effect to a one-for-five reverse split of our common stock effected on November 26, 2003.

Our Business

      Robotic Vision Systems, Inc. designs, manufactures and markets machine vision, automatic identification and related products for the semiconductor capital equipment, electronics, automotive, aerospace, pharmaceutical and other industries. Founded in 1976, we use advanced technology including vision-enabled process equipment, high-performance optics, lighting and advanced hardware and software to offer a full range of automation solutions. In 1991, we introduced the first generation of our current principal product, the lead scanner, a three-dimensional machine vision system, which inspects the physical characteristics of packaged semiconductors. We have installed more than 1800 of the 2300 lead scanners used by the semiconductor industry since we entered that market. More recently, we have become a leader in designing and manufacturing products that utilize machine vision technology to read two-dimensional bar codes.

      We operate through two divisions that are also reportable segments: the Semiconductor Equipment Group, based in Hauppauge, New York, and the Acuity CiMatrix division, located in Nashua, New Hampshire.

•	The Semiconductor Equipment Group’s primary business is the design, manufacture and marketing of systems that employ lasers to provide three-dimensional measurement and inspection of solder connection bumps on semiconductor wafers and leads and ball-grid-arrays on assembled chip packages. This group serves the semiconductor capital equipment market.

•	The Acuity CiMatrix division designs, manufactures and markets two primary product lines:

•	board-level vision systems used in the general purpose machine vision market for a variety of industrial applications; and

•	two-dimensional bar code reading systems and related products used in the automatic identification and data collection market to provide unit-level traceability of products and components for the semiconductor, aerospace, automotive, printed circuit board, pharmaceutical, and consumer products businesses.

      We were pioneers in the development of machine vision and have utilized our technology to enter the emerging market for two-dimensional bar code readers. We developed the technology and own the patents to Data Matrix, a two-dimensional bar code symbology that can be marked directly onto parts and components. We placed the Data Matrix symbology into the public domain to the extent necessary to enable compliance with standards promulgated for various industries. We retain patent rights for the use of Data Matrix in certain applications, including biometrics.

      We were incorporated in New York in 1976 and reincorporated in Delaware in 1977. Our executive offices are located at 486 Amherst Street, Nashua, New Hampshire 03063; our telephone number is (603) 598-8400.

Recent Developments

      On June 25, 2004, we entered into an amendment of our credit facility. The amendment increased allowed borrowings under the portion of the credit facility not guaranteed by the Export-Import Bank of the United States from $3 million to $4 million. It also provided for an additional $2 million of borrowing availability under that credit line upon satisfaction of certain conditions. The maximum available borrowings under the guaranteed portion of the credit facility remained unchanged at $10 million. The entire credit facility will now expire on November 30, 2005.

      In connection with this amendment, we granted the lender a warrant to purchase up to 450,000 shares of our common stock, at an exercise price of $.01 per share through November 30, 2008. As of June 25, 2004, the warrant was exercisable for 200,000 shares of common stock. Additional shares will become available for exercise if the maximum amount of borrowings outstanding under our credit facility reaches thresholds specified in the warrant.

      In July 2004 we sold 1,175,605 shares of our common stock at a price of $2.05 per share, or an aggregate of $2.4 million ($2.2 million, net of offering expenses) and warrants to purchase 529,023 shares of our common stock, exercisable at $2.50 per share until January 31, 2005 and exercisable at $3.05 per share from February 1, 2005 until July 31, 2007. The proceeds of such sales are expected to be used for general corporate purposes. Barrington Research Associates, Inc., the placement agent for the transactions, received fees of $144,600 and warrants to purchase 40,000 shares of our common stock.

      On May 1, 2004, approximately $4.2 million of principal and $162,000 of interest was due in connection with notes issued to former shareholders of Auto Image ID, Inc. (“AIID”). In April and July 2004, noteholders representing approximately $4.1 million of the total principal owed agreed to forbear on taking action to enforce their notes until the earlier of December 1, 2005, or the occurrence of certain events. We agreed to issue to these noteholders warrants to purchase a total of approximately 217,000 shares of our common stock at an exercise price of $0.01 per share, pay interest on the outstanding balance at a 7% annual rate, make periodic principal and interest payments and increase the principal amount on the notes by approximately $543,000. Noteholders representing approximately $98,000 of the total principal did not respond to the forbearance offer and therefore retain their rights under the note.

The Offering

Common stock offered by us	426,157 shares	(1)
Common stock offered for sale by the selling stockholders	6,017,590 shares	(2)
Common stock to be outstanding after offering	23,727,055 shares	(3)

(1)	Includes 132,256 shares issuable upon exercise of warrants to be issued in connection with the offered shares.

(2)	Includes 1,968,578 shares issuable upon exercise of outstanding warrants held by the selling stockholders and 352,681 shares issuable pursuant to anti-dilution rights of certain stockholders.

(3)	Based upon our issued and outstanding shares of common stock as of July 30, 2004. This number excludes 3,105,791, 1,810,675 and 273,750 shares of common stock issuable as of July 30, 2004 upon exercise or conversion, as the case may be, of then outstanding warrants, employee stock options and a convertible note. An additional 1,648,368 shares are reserved for future grants under our employee stock option plans.

The net proceeds to us will be used for general corporate purposes.

Summary Consolidated Financial Information

      The following tables set forth our summary consolidated financial results for the years ended September 30, 2003, 2002 and 2001 and for the six months ended March 31, 2004 and 2003 and should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The accompanying financial data for fiscal years ended September 30, 2003 and 2002 and for the six months ended March 31, 2004 and 2003 have been prepared assuming we will continue as a going concern (see Note 1 to the Consolidated Financial Statements).

	Fiscal Year Ended			Six Months Ended
	September 30,			March 31,

	2003	2002	2001	2004	2003

				(Unaudited)

	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$43,400	$59,243	$107,845	$25,916	$19,776
Loss before income taxes	$(30,104)	$(41,774)	$(84,406)	$(8,584)	$(23,366)
Provision for income taxes	$—	$—	$9,220	—	—
Loss before cumulative effect of accounting change	$(30,104)	$(41,774)	$(93,626)	$(8,584)	$(23,366)
Cumulative effect of accounting change(1)	$—	$—	$(10,747)	—	—
Net loss	$(30,104)	$(41,774)	$(104,373)	$(8,584)	$(23,366)
Net loss per share, before cumulative effect of accounting change:
Basic and diluted	$(2.44)	$(4.19)	$(13.22)	$(0.52)	$(1.92)
Cumulative effect of accounting change:(1)
Basic and diluted	$—	$—	$(1.50)	$—	$—
Net loss:
Basic and diluted	$(2.44)	$(4.19)	$(14.72)	$(0.52)	$(1.92)
Weighted average shares:
Basic and diluted	12,337	10,019	7,137	16,508	12,183

(1)	The effect of adopting Staff Accounting Bulletin No. 101 (SAB 101) was to increase fiscal 2001 revenues by $15,197,000 and to reduce the loss before cumulative effect of the accounting change by $8,107,000 (or $1.14 per share).

	September 30,		March 31,

	2003	2002	2004	2003

			(Unaudited)

	(In thousands)
Selected Balance Sheet Data:
Current assets	$22,424	$37,855	$25,977	$25,359
Total assets	$33,993	$56,889	$45,515	$40,899
Long term debt and other	$1,285	$3,076	$3,289	$3,071
Total liabilities	$44,443	$43,652	$51,491	$51,145
Stockholders’ equity (deficit)	$(10,450)	$13,327	$(5,976)	$(10,246)
Working capital (deficit)	$(20,734)	$(2,721)	$(22,225)	$(25,715)

RISK FACTORS

      You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide to purchase our common stock.

We may not have sufficient resources to continue as a going concern

      Our consolidated financial statements have been prepared assuming that we will continue as a going concern. However, because of continuing negative cash flow and operating losses, there is no certainty that we will have the financial resources to continue in business.

      During fiscal 2003, we prepared and executed a plan to address our financial needs. Our plan included the sale of additional equity. We consummated private placements in September 2003, February 2004 and July 2004. It also included the replacement of our existing revolving line of credit with a larger facility, which we completed on November 26, 2003 and amended to further expand the line on June 25, 2004. In addition, our plan includes restoring our businesses to positive cash flow and, thereafter, to profitability.

      Ultimately, we believe it is in our interest to sell our Semiconductor Equipment Group. On June 18, 2004, we announced that we have selected William Blair & Company LLC to explore the level of interest, timing and valuation of a sale of the SEG business.

      The sale of the Semiconductor Equipment Group, if completed, should be sufficient to pay down our debt, reduce accounts payable and provide working capital for our remaining businesses. However, because the proceeds of the prospective sale are uncertain, and because there will inevitably be a delay between the reaching of a definitive agreement and the completion of a sale of the division, we recognize that we must also continue actions to control operating expenses, inventory levels, and capital expenses; as well as to manage accounts payable and accounts receivable to enhance cash flow.

Any significant downturn in the highly cyclical semiconductor industry or in general economic conditions would likely result in a reduction in demand for our products and would be detrimental to our business

      Our Semiconductor Equipment Group sells capital equipment to companies that design, manufacture, assemble and test semiconductor devices. The semiconductor industry is highly cyclical, causing in turn a cyclical impact on our financial results. Historically, any significant downturns in the markets for our customers’ semiconductor devices, or in general economic conditions, has resulted in a reduction in demand for our products and has been detrimental to our business.

      We define bookings during a fiscal period as incoming orders deliverable to customers in the next eighteen months, less cancellations. Our bookings levels decreased each quarter from the third quarter of fiscal 2000 when they were $61.5 million through the second quarter of fiscal 2003 when they were $8.1 million. This decline mirrored the steep decline in the industry, where reports were that bookings rates were down significantly for manufacturers of test, assembly, and packaging. Our level of bookings has subsequently improved. For the quarter ended March 31, 2004, we recorded bookings of $19.0 million.

      As was the case in both the 1998-1999 and 2001-2002 downturns and the most recent economic downturn, our revenue and operating results declined as a result of a sudden and severe downturn in the semiconductor capital equipment industry. Downturns in the semiconductor capital equipment industry have been characterized by diminished product demand, excess production capacity and accelerated erosion of selling prices. In the past, we have experienced delays in commitments, delays in collecting accounts receivable and significant declines in demand for our product during these downturns, and we have experienced similar delays and declines in this downturn. Additionally, as a capital equipment provider, our revenues are driven by the spending patterns of our customers who often delay expenditures or cancel orders in reaction to variations in their businesses. Because a high proportion of our costs are fixed, we are limited in our ability to reduce expenses quickly in response to severe revenue shortfalls. In a contraction, we may not be able to reduce our significant fixed costs, such as our infrastructure and our continued investment in research and development.

      During a downturn, we may experience delays in collecting receivables, which may impose constraints on our working capital. In addition, a downturn in industry demand for our products may place us in a position of excessive inventories, which would further constrain cash flow. By way of illustration, we recorded provisions for excess and obsolete inventory of approximately $3.7 million, $4.9 million and $17.3 million during fiscal 2003, 2002 and 2001, respectively, as a consequence of an unexpected industry downturn.

Our Acuity CiMatrix business faces significant competition

      Our machine vision business, Acuity CiMatrix, competes against both larger companies and specialized smaller organizations in its chosen markets. Our larger competitors are able to field more sales personnel and they offer customers greater financial strength. The smaller, specialized organizations against which we compete are generally private companies that may price their equipment at lesser profit. To win and hold customers in the machine vision market, we must show customers that our products are demonstrably superior in performance and offer features not found on competitors’ offerings. There can be no assurance that customers will recognize our products as distinctive or offering superior performance for price.

We will be unable to achieve profitable operations unless we increase quarterly revenue or make further reductions in our costs

      We incurred net losses of $8.6 million, $30.1 million, $41.8 million and $104.4 million for the six months ended March 31, 2004 and for fiscal years ended September 30, 2003, 2002 and 2001, respectively, primarily attributable to the worldwide downturn in demand for semiconductor capital equipment. Our ability to achieve profitable operations will depend upon our ability to increase quarterly revenue levels or make further reductions in our costs. There can be no assurance that we will reduce our costs sufficiently in anticipation of declines in demand to return to profitability.

A loss of or decrease in purchases by one of our significant customers could materially and adversely affect our revenues and profitability

      The semiconductor industry is highly concentrated, and a small number of semiconductor device manufacturers and contract assemblers account for a substantial portion of purchases of semiconductor capital equipment. Sales to our ten largest customers accounted for 43.1%, 34.4% and 30.0% of total revenues in fiscal years ended September 30, 2003, 2002 and 2001, respectively. One customer accounted for 10% of our revenues in fiscal years 2002 and 2001. A loss of or decrease in purchases by one of these customers could materially and adversely affect our revenues and profitability.

Economic difficulties encountered by certain of our foreign customers may result in order cancellations and reduce collections of outstanding receivables

      International sales, primarily to Asia and Western Europe, accounted for approximately 55.7%, 54.5% and 61.0% of our revenues for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. In particular, sales to Taiwan, Korea and other Asian countries accounted for approximately 40.4%, 44.6% and 51.0% of our revenues for the fiscal years ended September 30, 2003, 2002 and 2001, respectively. While our sales in Asia are generally denominated in U.S. dollars, our international business may be affected by changes in demand resulting from fluctuations in currency exchange rates, trade restrictions, duties and other political and economic factors. By way of illustration, the Asian economic crisis in 1998 led to significant order cancellations from customers in Taiwan, Korea, Malaysia and the Philippines as currency devaluations prevented these customers from acquiring U.S. dollars at favorable exchange rates, thereby adversely affecting revenue, collections and profitability.

Development of our products requires significant lead time and we may fail to correctly anticipate the technical needs of our markets

      We must anticipate industry trends and develop products in advance of the commercialization of semiconductor capital equipment. We are required to make capital investments to develop new products before our customers commercially accept them. In addition, if we are not successful in developing enhancements or new generations of products, we may not be able to recover the costs of these investments or may incur significant losses. If we were not able to develop new products that meet the needs of our markets, our competitive position in our industries may be diminished and our relationships with our customers may be impaired.

Inadequate cash flow and restrictions in our banking arrangements may impede our production and prevent us from investing sufficient funds in research and development

      The markets for our products are extremely competitive. Our near-term competitive position is dependent upon our ability to satisfy orders received in a timely manner. To do so, we need access to capital to rapidly increase our production capabilities. Maintaining our long-term competitive position will require our continued investment in research and product development. Our ability to satisfy orders received in a timely manner and to invest in research and product development may be limited by our cash flow availability and by our need to comply with covenants in our banking arrangements that may limit our production, research and product development expenditures. We did not meet the fixed charge covenant as of March 31, 2004, and we received a waiver from the lender for the covenant violation.

The loss of key personnel could have a material adverse effect on our business

      Our success depends in large part upon our ability to hire and retain qualified personnel in technical and managerial positions. We have a limited number of employment agreements with our technical and managerial personnel. The market for employees with the combination of skills and attributes required to carry out our needs is extremely competitive. Our inability to hire and retain such personnel could adversely affect our growth and profitability.

Our common stock is quoted on the OTC bulletin board

      Our common stock has been delisted from the Nasdaq SmallCap Market since October 2003, and now trades over-the-counter via the OTC Bulletin Board. The delisting of common stock could adversely affect (a) the liquidity and marketability of our common stock; (b) the trading price of our common stock; and (c) our relationships with vendors and customers. Shares traded over-the-counter generally are quoted with greater spreads between bid and ask and may be more expensive to buy or sell. We will not be eligible to re-apply to the Nasdaq Stock Market until we have positive shareholders’ equity and a higher share price.

The large number of shares available for future sale could adversely affect the price of our common stock

      As of July 30, 2004, 273,750 shares of common stock were issuable upon conversion of convertible debt, and 1,810,675 shares of common stock were issuable upon exercise of outstanding stock options with a weighted average exercise price of $6.58 per share, and 4,346,040 shares of common stock were issuable upon exercise of outstanding warrants with substantially all of these warrants having an exercise price of $0.01 to $25.00 per share. Substantially all of the shares underlying these options and warrants have been registered for resale, and none of them is subject to any contractual restrictions on resale. Future sales of any of these shares, or the anticipation of such sales, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. Further, any issuance of a substantial number of these shares could result in increased volatility in the price of our common stock.

The volatility of our stock price could adversely affect the value of an investment in our common stock

      During the twelve month period ended June 30, 2004, the closing price of our common stock has ranged from a low of $1.80 to a high of $6.65. The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as:

•	quarterly variations in operating results;

•	differences between our quarterly results of operations and securities analysts’ estimates;

•	announcements of technological innovations, new products or strategic alliances;

•	the announcement of the results of existing or new litigation; and

•	news reports relating to companies or trends in our markets.

PRICE RANGE OF COMMON STOCK

      Our common stock is quoted on the OTC Bulletin Board under the symbol “RVSI”. Between October 25, 2002 and October 27, 2003, our common stock was quoted on The Nasdaq SmallCap Market. Prior to October 25, 2002, our common stock was quoted on The Nasdaq National Market. The following table sets forth the high and low closing prices for our common stock for the periods indicated:

Three Months Ended	High	Low

June 30, 2004	$4.27	$2.50
March 31, 2004	4.50	3.15
December 31, 2003	4.05	2.75
September 30, 2003	6.65	1.80
June 30, 2003	3.20	0.80
March 31, 2003	1.30	0.55
December 31, 2002	2.75	1.05
September 30, 2002	4.45	1.25
June 30, 2002	8.60	4.30
March 31, 2002	7.50	5.00
December 31, 2001	6.80	3.50

      This table gives effect to a one-for-five reverse stock split of our common stock, which was effected on November 26, 2003.

      The above quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not necessarily represent actual transactions.

      As of August 4, 2004, there were approximately 3,050 holders of record of our common stock and the closing price of our common stock was $1.73 per share.

      We have never paid any cash dividends and intend, for the foreseeable future, to retain any future earnings for the development of our business. Our bank credit agreement restricts our ability to pay dividends. Our future dividend policy will be determined by our board of directors on the basis of various factors, including our results of operations and financial condition.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with our consolidated financial statements including the accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, both appearing elsewhere in this prospectus. The data as of September 30, 2003 and 2002 and for each of the three prior years in the period ended September 30, 2003, have been derived from, and should be read in conjunction with, our audited consolidated financial statements and accompanying notes, which are contained elsewhere in this prospectus. The Balance Sheet Data as of September 30, 2001, 2000 and 1999 and the Statement of Operations Data for years 2000 and 1999 have been derived from our audited financial statements, which are not contained in this prospectus. The data as of March 31, 2004 and for the six months ended March 31, 2004 and 2003 have been derived from our unaudited consolidated financial statements and accompanying notes, which are contained elsewhere in this prospectus. We believe that the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information contained in such financial statements. Our results of operations for the six months ended March 31, 2004 are not necessarily indicative of our results of operations for the entire year. The accompanying financial data for fiscal years ended September 30, 2003 and 2002 and for the six months ended March 31, 2004 and 2003 have been prepared assuming we will continue as a going concern (see Note 1 to the Consolidated Financial Statements). The weighted average shares and net income (loss) per share amounts for all years presented give effect to the one-for-five reverse split of our common stock effected on November 26, 2003.

	Fiscal Year Ended					Six Months Ended
	September 30,					March 31,

	2003	2002	2001	2000	1999	2004	2003

						(Unaudited)

	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$43,400	$59,243	$107,845	$223,193	$128,230	$25,916	$19,776
Income (loss) before income taxes	$(30,104)	$(41,774)	$(84,406)	$10,725	$(9,258)	$(8,584)	$(23,366)
Provision for income taxes	$—	$—	$9,220	$3	$—	$—	$—
Income (loss) before cumulative effect of accounting change	$(30,104)	$(41,774)	$(93,626)	$10,722	$(9,258)	$(8,584)	$(23,366)
Cumulative effect of accounting change(1)	$—	$—	$(10,747)	$—	$—	$—	$—
Net income (loss)	$(30,104)	$(41,774)	$(104,373)	$10,722	$(9,258)	$(8,584)	$(23,366)
Net Income (loss) per share, before cumulative effect of accounting change:
Basic	$(2.44)	$(4.19)	$(13.22)	$1.58	$(1.89)	$(0.52)	$(1.92)
Diluted	$(2.44)	$(4.19)	$(13.22)	$1.35	$(1.89)	$(0.52)	$(1.92)
Cumulative effect of accounting change:(1)
Basic	$—	$—	$(1.50)	$—	$—	$—	$—
Diluted	$—	$—	$(1.50)	$—	$—	$—	$—
Net income (loss):
Basic	$(2.44)	$(4.19)	$(14.72)	$1.58	$(1.89)	$(0.52)	$(1.92)
Diluted	$(2.44)	$(4.19)	$(14.72)	$1.35	$(1.89)	$(0.52)	$(1.92)
Weighted average shares:
Basic	12,337	10,019	7,137	6,286	5,134	16,508	12,183
Diluted	12,337	10,019	7,137	7,961	5,134	16,508	12,183

(1)	The effect of adopting Staff Accounting Bulletin No. 101 (SAB 101) was to increase fiscal 2001 revenues by $15,197,000 and to reduce the loss before cumulative effect of the accounting change by $8,107,000 (or $1.14 per share).

	At September 30,					March 31,

	2003	2002	2001	2000	1999	2004	2003

						(Unaudited)

	(In thousands)
Selected Balance Sheet Data:
Current assets	$22,424	$37,855	$55,353	$143,564	$77,636	$25,977	$25,359
Total assets	$33,993	$56,889	$87,947	$195,484	$123,201	$45,515	$40,899
Long term debt and other liabilities	$1,285	$3,076	$7,240	$2,499	$2,855	$3,289	$3,071
Total liabilities	$44,443	$43,652	$47,448	$49,924	$76,106	$51,491	$51,145
Prepaid warrants	—	—	$7,067	$8,644	$9,105	—	—
Stockholders’ equity (deficit)	$(10,450)	$13,327	$33,432	$136,916	$37,990	$(5,976)	$(10,246)
Working capital (deficit)	$(20,734)	$(2,721)	$15,145	$96,139	$4,385	$(22,225)	$(25,715)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with “Selected Consolidated Historical Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

      Our business activity involves the development, manufacture, marketing and servicing of machine vision equipment for a variety of industries, including the global semiconductor industry. Demand for products can change significantly from period to period as a result of numerous factors including, but not limited to, changes in global economic conditions, supply and demand for semiconductors, changes in semiconductor manufacturing capacity and processes and competitive product offerings. Due to these and other factors, our historical results of operations including the periods described herein may not be indicative of future operating results.

      Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We have incurred operating losses in the six months ended March 31, 2004 and the twelve months ended September 30, 2003, 2002 and 2001 amounting to $6.8 million, $31.5 million, $40.5 million, and $83.2 million, respectively. Net cash used in operating activities amounted to $10.4 million, $2.9 million, $25.9 million and $12.6 million in the six months ended March 31, 2004 and the twelve months ended September 30, 2003, 2002 and 2001, respectively. Further, we have certain debt payments that are past due. We continue to implement plans to control operating expenses, inventory levels, and capital expenditures as well as plans to manage accounts payable and accounts receivable to enhance cash flows.

      On December 15, 2001, we sold our one-dimensional material handling product line (“material handling business”), which had been part of our Acuity CiMatrix division, to affiliates of SICK AG of Germany for approximately $11.5 million. This price included the right to receive $0.5 million following the expiration of a 16-month escrow to cover indemnification claims. The costs of this transaction were approximately $0.8 million. For the period from October 1, 2001 through December 15, 2001, the material handling business had revenues of approximately $2.8 million and had an operating loss of approximately $250,000. The material handling business had revenues and operating income of approximately $16.1 million and $200,000, respectively, in fiscal 2001. The sale of the business reduced our revenues and operating expenses in future quarters. On June 5, 2003, we came to an agreement with SICK AG on the remaining escrow in the amount of $350,000 and recorded the amount as a net gain in the year ended September 30, 2003.

      In November 2002, we adopted a formal plan to sell the SEG business. In the period since the formal plan was adopted, the semiconductor equipment industry has entered the early stages of a growth cycle driven by rising semiconductor industry sales. Also, during this period the SEG business has (a) lowered its fixed costs and breakeven level of revenues, (b) reduced its liabilities through a series of debt-for-equity exchanges, and (c) recruited an experienced high technology executive to run the operations and oversee its eventual sale. While there can be no assurance of a successful outcome, we believe that given these changes in the business and the concurrent improvement in the semiconductor capital spending environment, the SEG business has the potential to generate positive cash flow from operations and return to profitability. We have not changed our belief that the sale of the SEG business is in the best interests of shareholders, nor have we changed our desire to consummate a sale of the SEG business at the earliest practical time.

      The sale of SEG, if completed, is expected to result in sufficient proceeds to pay down a significant portion of our debt, reduce accounts payable, and provide working capital for our remaining business, however, no assurance can be given that SEG will be sold at a price, or on sufficient terms, to allow for such a result. Because the timing and proceeds of a prospective sale of SEG is uncertain, we took steps during fiscal 2003 and the first six months of fiscal 2004 to improve our long-term self-sufficiency of working capital.

      On December 4, 2002, Pat V. Costa, our Chairman, President and CEO, loaned us $0.5 million and we issued a 9% Convertible Senior Note.

      On April 11, 2003, we entered into a settlement and release agreement with a major customer which provided for the release of certain claims among the parties and the payment of $1.0 million to us. On the same date, we entered into a loan agreement with this customer and we delivered a secured promissory note in the amount of $2.0 million with a maturity date of April 11, 2004, bearing an interest rate of 10%. We did not pay the amount due on April 11, 2004 and are in default on the loan. The customer has not formally declared the loan to be in default and we are in discussions with them regarding the indebtedness.

      On September 26, 2003, we raised $5.0 million in gross proceeds ($4.6 million, net of offering expenses) in a private placement of our shares and warrants to accredited investors. In December 2003 the lead investor in the September 26, 2003 private placement exercised an option to invest an additional $1.0 million.

      On November 26, 2003, we completed a new revolving credit line with an aggregate $13.0 million of availability, a $3.0 million increase from our previous facility. On June 25, 2004, we amended our credit facility to allow for up to $16.0 million of available borrowing, with $1.0 immediately available and a further $2.0 million available on the satisfaction of certain conditions. The net proceeds of these financing activities will be used for general corporate purposes, including working capital to support growth. Our plans also call for continued actions to control operating expenses, inventory levels, and capital expenses, as well as to manage accounts payable and accounts receivable to enhance cash flow.

      In February 2004, we completed private placements of our common stock and warrants, which raised $4.4 million in gross proceeds ($4.1 million, net of offering expenses). A total of approximately 1.5 million shares of common stock were sold to accredited investors at $3.00 per share. We also issued to these accredited investors warrants to purchase up to approximately 1.4 million shares at $3.10 per share. The net proceeds from the private placements will be used for general corporate purposes, including working capital to support growth.

      In July 2004 we sold 1,175,605 shares of our common stock at a price of $2.05 per share, or an aggregate of $2.4 million ($2.2 million, net of offering expenses), and warrants to purchase 529,023 shares of our common stock, exercisable at $2.50 per share until January 31, 2005 and exercisable at $3.05 per share from February 1, 2005 until July 31, 2007. The proceeds of such sales are expected to be used for general corporate purposes, including working capital to support growth.

      On May 1, 2004, approximately $4.2 million of principal and $162,000 of interest was due in connection with notes issued to former shareholders of Auto Image ID, Inc. (“AIID”). In April and July 2004, noteholders representing approximately $4.1 million of the total principal owed agreed to forbear on taking action to enforce their notes until the earlier of December 1, 2005, or the occurrence of certain events. We agreed to issue to these noteholders warrants to purchase a total of approximately 217,000 shares of our common stock at an exercise price of $0.01 per share, pay interest on the outstanding balance at a 7% annual rate, make periodic principal and interest payments and increase the principal amount on the notes by approximately $543,000. Noteholders representing approximately $98,000 of the total principal did not respond to the forbearance offer and therefore retain their rights under the note.

Critical Accounting Policies and Estimates

      Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

      Management believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. On an on-going basis, management evaluates its estimates and judgments, including those related to going concern considerations, the allowance for doubtful accounts, inventories, intangible assets, income taxes, warranty obligations, restructuring costs, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. We have identified certain critical accounting policies, which are described below:

Revenue Recognition

      In fiscal 2001, we changed our method of accounting for revenue on certain semiconductor equipment sales to comply with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements.” Previously, we generally recognized revenue upon shipment to the customer, and accrued the cost of providing any undelivered services associated with the equipment at the time of revenue recognition. Under the new accounting method, adopted as of October 1, 2000, we now recognize revenue based on the type of equipment that is sold and the terms and conditions of the underlying sales contracts including acceptance provisions.

      We defer all or a portion of the gross profit on revenue transactions that include acceptance provisions. If the amount due upon acceptance is 20% or less of the total sales amount, we recognize as revenue the amount due upon shipment. We record a receivable for 100% of the sales amount and the entire cost of the product upon shipment. The portion of the receivable that is due upon acceptance is recorded as deferred gross profit until such time as final acceptance is received. When client acceptance is received, the deferred gross profit is recognized in the statement of operations.

      If the amount due upon acceptance is more than 20% of the total sales amount, we recognize no revenue on the transaction. We record a receivable for 100% of the sales amount and remove 100% of the cost from inventory. The entire receivable and entire inventory balance is then recorded with an offsetting adjustment to deferred gross profit. When client acceptance is received, deferred gross profit is relieved and total sales and cost of sales are recognized in the statement of operations.

      In December 2003, the SEC issued SAB No. 104, “Revenue Recognition,” which codifies, revises and rescinds certain sections of SAB No. 101, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on our financial position, results of operations, or cash flows.

     Provision for Doubtful Accounts

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. These estimated allowances are periodically reviewed, on a case-by-case basis, analyzing customers’ payment histories and information regarding customers’ creditworthiness known to us. In addition, we record a provision based on the size and age of all receivable balances against which we do not have specific provisions. If the financial condition of our customers deteriorate, resulting in their inability to make payments, additional allowances may be required.

     Inventory Valuation

      We reduce the carrying value of our inventory for estimated obsolescence or excess inventory by the difference between the cost of inventory and its estimated net realizable value based upon assumptions about future demand and market conditions. There can be no assurance that we will not have to take additional inventory provisions in the future, based upon a number of factors including: changing business conditions; shortened product life cycles; the introduction of new products and the effect of new technology.

     Goodwill And Other Long-Lived Asset Valuations

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. We adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2003. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

      In accordance with SFAS No. 142, we initiated a goodwill impairment assessment during the first quarter of fiscal 2003 and we updated this assessment at the end of fiscal 2003. The results of these analyses concluded that there was no impairment charge. We will conduct a periodic assessment, annually or more frequently, if impairment indicators exist on the carrying value of our goodwill.

     Income Tax Provision

      We record a valuation allowance against deferred tax assets when we believe that it is more likely than not that these assets will not be realized. Because of our recurring losses and negative cash flows, we have provided a valuation allowance against all net deferred tax assets as of March 31, 2004 and September 30, 2003.

     Warranty Provision

      We estimate the cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, and revisions to the estimated warranty liability may be required. In addition, we recorded warranty provisions totaling $0.2 million, $0.8 million and $2.0 million during fiscal years 2003, 2002 and 2001 respectively and $27 thousand and $87 thousand during the six month periods ended March 31, 2004 and 2003, respectively.

     Restructuring Provisions

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. We adopted the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The effect of adopting SFAS No. 146 is recognized in the consolidated financial statements.

     Stock-Based Compensation

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Statement No. 123.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” we have elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion No. 25,” and have adopted the disclosure-only provisions of SFAS No. 123. Accordingly, for financial reporting purposes, compensation cost for stock options granted to employees is measured as the excess, if any, of the estimated fair market value of our stock at the date of the grant over the amount an employee must pay to acquire the stock. Equity instruments issued to nonemployees are accounted for in accordance with SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

      Had compensation cost for our stock based compensation plans been determined on the fair value at the grant dates for awards under those plans, consistent with SFAS No. 123, our net loss and net loss per share would have been reported at the pro-forma amounts indicated below.

	Six Months Ended
	March 31,

	2004	2003

	(In thousands, except
	per share amounts)
Net loss	$(8,584)	$(23,366)
Deduct: Total stock-based compensation expense determined under the fair value based method for all stock option awards (net of related tax effects)	(1,199)	(970)

Net loss — pro forma	$(9,783)	$(24,336)

Loss per share:
Basic and diluted — as reported	$(0.52)	$(1.92)

Basic and diluted — pro forma	$(0.59)	$(2.00)

     Provision for Litigation

      We periodically assess our exposure to pending litigation and possible unasserted claims against us in order to establish appropriate litigation reserves. In establishing such reserves, we work with our counsel to consider the availability of insurance coverage, the likelihood of prevailing on a claim, the probable costs of defending the claim, and the prospects for, and costs of, resolution of the matter. It is possible that the litigation reserves established by us will not be sufficient to cover our actual liability and future results of operations for any particular quarterly or annual period could be materially adversely affected by the outcome of certain litigation or claims.

Results of Operations

     Six Months Ended March 31, 2004 and 2003

      Bookings and revenues in the six-month period ended March 31, 2004 were $31.3 million and $25.9 million, respectively, as compared to $17.1 million and $19.8 million in the six-month period ended March 31, 2003. The increase in bookings reflects growth in our markets and increasing demand for our products.

      Revenues for our Semiconductor Equipment Group were $13.5 million for the six-month period ended March 31, 2004 which represented 52.0% of our total revenues, compared to $11.1 million, or 55.9% of revenues, in the six-month period ended March 31, 2003. Revenues increased as a result of increased demand for our products and improved lead times to procure inventory necessary to satisfy customer orders.

      Revenues for our Acuity CiMatrix division were $12.4 million for the six-month period ended March 31, 2004, which represented 48.0% of our total revenues, compared to $8.7 million, or 44.1% of revenues, in the six-month period ended March 31, 2003. The increase in revenues is a result of increased demand for our products.

      Our gross profits in the six-month period ended March 31, 2004 increased by approximately $8.2 million in comparison to the same period of the prior year. The gross profit improvement reflects higher gross margins, as a percentage of revenues. Our gross margin in the six-month period ended March 31, 2004 was 45.2% compared to 18.3% in the prior year period. The increase in gross profit during the six-month period ended March 31, 2004 is largely attributable to higher revenues compared to the prior year period, a $3.7 million inventory provision recorded in the second quarter of fiscal 2003 and a lower level of manufacturing overhead expenses in fiscal 2004 as a result of cost reduction measures initiated during fiscal 2003. The increase was partially offset by higher expenses associated with the launch of a new lead scanner product at the Semiconductor Equipment Group during the March 2004 quarter.

      Research and development expenses were $5.1 million, or 19.8% of revenues, in the six-month period ended March 31, 2004 compared to $5.5 million, or 27.9% of revenues, in the six-month period ended March 31, 2003. The lower level of expenses for the first six months of fiscal 2004 reflects lower fixed costs as a result of cost reductions taken in fiscal years 2002 and 2003, partially offset by increased spending on new product development in the current period. We intend to continue to invest in new wafer scanning systems and enhanced capabilities for our lead scanning systems in our Semiconductor Equipment Group and to enhance our machine vision and two-dimensional bar code reading products in our Acuity CiMatrix division.

      In the six-month period ended March 31, 2004, we have capitalized approximately $0.4 million of software development costs under SFAS No. 86, “Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed,” as compared with $0.7 million in the six-month period ended March 31, 2003. The related amortization expense was $1.0 million during the six-month period ended March 31, 2004 compared to $1.4 million during the six-month period ended March 31, 2003. The amortization expense is included in cost of sales. We did not capitalize software development expenditures incurred at the Semiconductor Equipment Group during the six months ended March 31, 2004 as the work performed during this period did not qualify for capitalization under SFAS No. 86.

      Selling, general and administrative expenses were $13.3 million, or 51.5% of revenues, in the six-month period ended March 31, 2004, compared to $16.9 million, or 85.3% of revenues, in the six-month period ended March 31, 2003. The lower level of expenses in the latest period reflects lower fixed costs as a result of cost reductions undertaken during fiscal 2003, partially offset by higher commission expense on increased revenues.

      During the six-month period ended March 31, 2003, we recorded restructuring charges of $4.2 million. During the first quarter of fiscal 2003, certain SEG senior management and technical employees were granted retention agreements. These agreements allow for employees to receive cash and stock benefits for remaining with the Company and continuing through the sale of SEG. The current cash value of the award is approximately $0.7 million. The Company has accrued for these agreements over the expected service period which was based upon the estimated timing of the sale of SEG. The Company accrued $0.6 million for the six-month period ended March 31, 2003. No such accruals have been recorded during the first six months of fiscal 2004.

      In the second quarter of fiscal 2003, we closed our New Berlin, WI and Tucson, AZ facilities and consolidated these SEG operations into our Hauppauge, NY facility. This facility consolidation resulted in accruing lease costs relating to these facilities, writing off tangible and intangible assets, and a reduction of approximately 50 employees. The charge for this facility consolidation totaling $6.9 million was comprised of inventory charges of $3.4 million, facility exit costs of $2.5 million, property plant and equipment write-offs of $0.4 million, severance charges of $0.2 million, and other asset write-offs of $0.4 million.

      A summary of the remaining restructuring costs as of March 31, 2004 is as follows (in thousands):

	Liability at	Cash	Non-Cash	Liability at
	September 30,	Amounts	Amounts	March 31,
	2003	Incurred	Incurred	2004

Severance payments to employees	$46	$22	$—	$24
Exit costs from facilities	1,316	10	1,000	306
Retention agreements	600	—	—	600

Total	$1,962	$32	$1,000	$930

      On October 20, 2003 we entered into an agreement to sell certain assets of our Systemation Business consisting primarily of inventory and intellectual property. Under the terms of the sale agreement, we received $40,000 in cash and a promissory note for the nominal amount of approximately $3.6 million. The note was repayable in increasing periodic payments through November 15, 2008. We reflected the note at its estimated fair value of approximately $2.3 million at an estimated effective interest rate of 15%. We made certain assumptions in valuing the promissory note, including existing market conditions, marketability of the note, and other market variables affecting the realization of the note during the long period involved. We concluded that collection of the note could not be reasonably assured on the basis that the buyer is a new entity with limited financial history upon which to make a determination. Therefore, we deferred the gain on this sale of approximately $1.9 million, which will be recognized as payments are received on the note. During the six months ended March 31, 2004, we received principal payments of $122,000 and recognized $66,000 of the deferred gain. We also recorded during the period interest income of $45,000 and accretion income on the note of $135,000. In June 2004, we accepted $1.75 million in cash in complete satisfaction of the note and recognized a net gain of $1.2 million.

      The other gain of $0.2 million in fiscal 2003 related to an insurance settlement.

      Net interest expense was $1.8 million and $0.6 million in the six-month periods ended March 31, 2004 and 2003, respectively. The greater interest expense in fiscal 2004 primarily results from the non-cash amortization of deferred financing costs relating to the new facility entered into on November 26, 2003.

      There were no tax provisions in the six-month periods ended March 31, 2004 and 2003, due to the losses incurred and the full valuation allowance provided against net operating loss carryforwards.

     Fiscal Years Ended September 30, 2003 and 2002

      Bookings and revenues in the fiscal year ended September 30, 2003 were $39.6 million and $43.4 million, respectively, as compared to $58.1 million and $59.2 million in the fiscal year ended September 30, 2002. The bookings and revenues in the fiscal year ended September 30, 2002, included $1.7 million and $2.8 million, respectively, associated with our material handling business. Excluding the material handling business, bookings and revenues were each $56.4 million in the fiscal year ended September 30, 2002. The decline in our bookings and revenues in the current fiscal year is a reflection of a general industry slowdown, as a result of which our customers have decreased demand for our products, the uncertainty surrounding the potential sale of SEG as well as our financial constraints impacting our ability to procure inventory necessary to satisfy customer orders.

      Revenues for our Semiconductor Equipment Group were $25.4 million for the fiscal year ended September 30, 2003, which represented 58.6% of our total revenues, compared to $34.2 million or 57.8% of revenues in fiscal 2002. This decline in revenues of 25.6% versus fiscal 2002 is a result of decreased demand for our products, the uncertainty surrounding the potential sale of SEG as well as our financial constraints impacting our ability to procure inventory necessary to satisfy customer orders.

      Revenues for our Acuity CiMatrix division were $18.0 million for the fiscal year ended September 30, 2003, which represented 41.4% of our total revenues, compared to $25.1 million or 42.2% of total revenues in fiscal 2002. This decline in revenues of 28.4% versus fiscal 2002 is a result of decreased demand for our products as well as our financial constraints impacting our ability to procure inventory necessary to satisfy customer orders. Excluding the material handling business revenues of $2.8 million in fiscal 2002, the decline in revenues during fiscal 2003 was 19.3%.

      Our gross profits in fiscal 2003 declined by approximately $1.2 million from fiscal 2002. The decrease is due to the lower level of revenues in fiscal 2003. Offsetting the lower level of revenues is an increase in our gross margins, as a percentage of revenues, in fiscal 2003 in comparison to fiscal 2002. Our gross margins in fiscal 2003 were 30.2% compared to 24.1% in fiscal 2002. The increase is largely attributable to a lower level of manufacturing overhead expenses in fiscal 2003 as a result of cost reduction measures initiated during fiscal 2003. The improvement in gross margins also reflects greater charges of $4.7 million recorded in fiscal 2002 in comparison with $3.7 million in fiscal 2003 for excess and obsolete inventory reserves.

      Research and development expenses were $10.2 million, or 23.5% of revenues, in the fiscal year ended September 30, 2003, compared to $18.6 million, or 31.4% of revenues, in the fiscal year ended September 30, 2002. Excluding the effects of the material handling business, research and development expenses were $18.2 million or 30.7% of revenues in the fiscal year ended September 30, 2002. The lower level of expenses reflects a lower level of fixed costs as a result of cost reductions taken in fiscal years 2002 and 2003. We intend to continue to invest in new wafer scanning systems and enhanced capabilities for our lead scanning systems in our Semiconductor Equipment Group and to enhance our machine vision and two-dimensional barcode reading products in our Acuity CiMatrix division.

      In the fiscal year ended September 30, 2003, we capitalized approximately $1.2 million in software development costs under SFAS 86, “Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed”, as compared with $1.4 million in the fiscal year ended September 30, 2002. The related amortization expense was $2.8 million during fiscal 2003 compared to $3.4 million during fiscal 2002. The amortization costs are included in cost of sales.

      Selling, general and administrative expenses were $30.9 million, or 71.1% of revenues, in the fiscal year ended September 30, 2003, compared to $36.9 million, or 62.3% of revenues, in the fiscal year ended September 30, 2002. Excluding the effects of the material handling business, selling, general and administrative expenses in fiscal 2002 were $36.2 million, or 61.0% of revenues. The lower level of expenses in fiscal 2003 reflects a combination of lower levels of variable selling expenses associated with the decrease in revenues and the lower level of fixed costs, as a result of the many cost reductions taken. Also, as a result of the slowdown experienced by SEG, we identified certain purchase commitments for products that have been discontinued. We have recorded a $1.1 million charge to selling, general and administrative expenses related to these commitments during fiscal 2003.

      Restructuring — In February 2003, we closed our New Berlin, Wisconsin and Tucson, Arizona facilities, and consolidated these SEG operations into our Hauppauge, New York facility. This restructuring included costs related to the closing of these facilities, writing off tangible and intangible assets and a reduction of approximately 50 employees. The charge for this restructuring totaling $3.5 million was comprised of facility exit costs of $2.5 million, property plant and equipment write-offs of $0.4 million, severance charges of $0.2 million, and other asset write-offs of $0.4 million. As of September 30, 2003, we had substantially reached an agreement pertaining to our lease for the New Berlin, Wisconsin facility and on October 31, 2003, we reached a settlement. In exchange for the release of all past and future obligations, we issued the landlord a $1.0 million note payable in 36 equal payments of approximately $31,000 each. The note reflects an effective interest rate of approximately 8.7% and is payable in full upon the occurrence of certain events, including the sale of SEG. In addition to the note, we issued a three-year warrant to purchase 20,000 shares of common stock at an exercise price of $0.05 per share. The effect of this settlement was to reduce the facility exit costs recorded in February 2003 of $2.5 million by $1.1 million, resulting in a facility exit cost charge of $1.4 million for the fiscal year ended September 30, 2003.

      Also during the fiscal year period ended September 30, 2003, we took additional steps in order to reduce our costs, including a reduction of approximately 25 employees at our Hauppauge, New York and Canton, Massachusetts facilities, resulting in severance costs of approximately $0.2 million.

      In November 2002, certain SEG senior management and technical employees were granted retention agreements. These agreements allow for employees to receive cash and stock benefits for remaining with us and continuing through the anticipated sale of SEG. The current cash value of the award is approximately $0.7 million. We are accruing these agreements over the expected service period, which has been based upon the estimated timing of the sale of SEG. We accrued approximately $0.6 million as of September 30, 2003.

      During the quarter ended September 30, 2003, we incurred costs related to the closing of a foreign office, totaling approximately $0.1 million. In connection with this closing, employee severance costs relating to two employees were recorded in addition to facility exit costs.

      Impairments — In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, we conduct a periodic assessment, annually or more frequently, if impairment indicators exist, on the carrying value of our goodwill. The assessment is based on estimates of future income from the reporting units and estimates of the market value of the units. These estimates of future income are based upon historical results, adjusted to reflect our best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Actual results may differ materially from these estimates. In addition, the estimated future market value for our reporting units is based on management’s judgment.

      In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review the carrying value of long-lived assets when circumstances indicate that they should be reevaluated, based upon the expected future operating cash flows of our business. These future cash flow estimates are based on historical results, adjusted to reflect our best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Actual results may differ materially from these estimates, and accordingly could result in additional impairment of our long-lived assets.

      During the year ended September 30, 2003, we recorded charges related to the impairment of certain long-lived assets and intangible assets, which totaled $0.6 million.

      A summary of the 2003 remaining restructuring and impairment costs is as follows (in thousands):

	Liability at	Charges	Cash	Non-Cash	Liability at
	September 30,	in Fiscal	Amounts	Amounts	September 30,
	2002	2003	Incurred	Incurred	2003

Restructuring
Severance payments to employees	$98	$467	$519	$—	$46
Exit costs from facilities	77	1,443	204	—	1,316
Write-off of other tangible and intangible assets	—	815	—	815	—
Retention agreements	—	600	—	—	600

Subtotal restructuring	175	3,325	723	815	1,962

Impairments
Goodwill	—	564	—	564	—

Total Restructuring and Impairments	$175	$3,889	$723	$1,379	$1,962

      During the fiscal year ended September 30, 2003, we issued 439,785 shares of our common stock to certain suppliers in exchange for the cancellation of approximately $2.8 million of indebtedness owed to such suppliers. This debt restructuring also included the cancellation of certain of our purchase order commitments totaling approximately $2.8 million. We have reported a gain from debt restructuring of $1.5 million in other gains for the fiscal year ended September 30, 2003.

      Other gains for the fiscal year ended September 30, 2003, also included a gain relating to a settlement with a major customer in the amount of $1.0 million. On April 11, 2003, we entered into a Settlement and Release Agreement with this customer, which provided for the release of certain claims among the parties and the $1.0 million payment to us.

      Net interest expense was $1.3 million in the fiscal year ended September 30, 2003, as compared to $1.2 million in the fiscal year ended September 30, 2002. The applicable interest rate under the revolving credit facility is prime plus 2% as of September 30, 2003.

      There were no tax provisions in the fiscal years ended September 30, 2003 and 2002, due to the losses incurred and full valuation allowance provided against net operating loss carryforwards.

      In fiscal 2003, we had a net loss of $30.1 million or a loss of $2.44 per share. For fiscal 2002, we had a net loss of $41.8 million, or a loss of $4.19 per share.

Fiscal Years Ended September 30, 2002 and 2001

      The following discussion of results of operations includes the operations of the material handling business in the prior periods as the basis of the analysis, unless otherwise noted.

      Our bookings and revenues are inevitably tied to the growth or contraction of the overall semiconductor industry and the changes in capital spending by semiconductor companies. We define bookings during a fiscal period as incoming orders deliverable to customers in the next eighteen months less known cancellations.

      In fiscal 2002, bookings were $58.1 million compared to $71.4 million for fiscal 2001, a decrease of 18.6%. Bookings associated with the material handling business during fiscal 2002 and fiscal 2001 were $1.7 million and $15.7 million, respectively. Excluding the material handling business, bookings during fiscal 2002 were $56.4 million compared to $55.7 million during fiscal 2001, an increase of 1.3%. For the three month period ended September 30, 2002, bookings were $14.2 million compared to $15.7 million for the three month period ended June 30, 2002, to $18.4 million for the three month period ended March 31, 2002, $9.8 million for the three month period ended December 31, 2001 and $15.0 million for the three month period ended September 30, 2001. For the three month periods ended September 30, 2002, June 30, 2002, March 31, 2002, December 31, 2001 and September 30, 2001, bookings associated with the material handling business were none, none, none, $1.7 million and $2.7 million, respectively. The slight increase in our bookings in the last year, excluding the material handling business, was a result of increased demand for our two-dimensional bar code reading systems and related products, offset by a continued decrease in demand for our semiconductor inspection and handling equipment products.

      Our revenues were $59.2 million for the fiscal year ended September 30, 2002, compared to $107.8 million for the fiscal year ended September 30, 2001, a decrease of 45.1%. Revenues associated with the material handling business during the fiscal years ended September 30, 2002 and September 30, 2001 were $2.8 million and $16.1 million, respectively. Our revenues excluding the material handling business for the fiscal year ended September 30, 2002 were $56.4 million compared to $91.7 million for the fiscal year ended September 30, 2001, a decrease of 38.5%. For the three month period ended September 30, 2002, revenues were $14.9 million compared to $15.3 million for the three month period ended June 30, 2002, to $14.0 million for the three month period ended March 31, 2002, $15.0 million for the three month period ended December 31, 2001 and $16.5 million for the three month period ended September 30, 2001. For the three month periods ended September 30, 2002, June 30, 2002, March 31, 2002, December 31, 2001 and September 30, 2001, revenues associated with the material handling business were none, none, none, $2.8 million and $3.6 million, respectively. The reason for the decline in our revenues in the last year excluding the material handling business, is due to the continued slowdown in demand for our Semiconductor Equipment Group products, offset in part by the increased demand for our two-dimensional bar code reading systems and related products.

      In fiscal 2002, revenues for our Semiconductor Equipment Group were $34.2 million, which represented 57.8% of total revenues, compared to $71.8 million or 66.6% of revenues in fiscal 2001.

Overall, revenues declined 52.4% in our Semiconductor Equipment Group during fiscal 2002. For the three month period ended September 30, 2002, revenues were $10.0 million in comparison to revenues of $10.5 million for the three months ended June 30, 2002 to $7.3 million for the three months ended March 31, 2002 and $6.4 million for the three months ended December 31, 2001. The decrease in our revenues in fiscal 2002 reflects a continued dramatic slowdown in demand from the semiconductor capital equipment industry.

      In fiscal 2002, revenues for our Acuity CiMatrix division were $25.1 million, representing 42.2% of total revenue, compared to $36.0 million or 33.4% of revenues in fiscal 2001. The decline in fiscal 2002 revenues compared to fiscal 2001 revenues of 30.4%, is attributable to the loss of revenues resulting from the sale of the material handling business. Revenues associated with the material handling business during the fiscal years ended September 30, 2002 and September 30, 2001 were $2.8 million and $16.1 million, respectively. Excluding the material handling business, revenues during fiscal 2002 were $22.3 million compared to $19.8 million during fiscal 2001, an increase of 12.6%. This increase was a result of increased sales of two-dimensional bar code reading systems and related products. The Acuity CiMatrix division revenues were $4.9 million for the three months ended September 30, 2002, which compares to revenues of $4.9 million in the three months ended June 30, 2002, $6.8 million in the three months ended March 31, 2002 and $5.7 million in the three months ended December 31, 2001, excluding revenues associated with the material handling business.

      We review and evaluate the excess, obsolescence and net realizable value of inventories on a quarterly basis. The carrying value of the inventory is compared to the future realizable value of such products given sales prices and revenue projections. Substantially all inventory provisions recorded during fiscal 2002 and 2001 related to excess inventories. We believe that these provisions have reduced the inventories to their appropriate net realizable value. However, there can be no assurance that we will not have to take additional inventory provisions in the future, based upon a number of factors including: changing business conditions; shortened product life cycles; the introduction of new products and the effect of new technology. Our gross profit margins, as a percentage of revenues, increased to 24.1% for fiscal 2002 compared to 16.5% for fiscal 2001. As a result of the quarterly analyses mentioned above, we recorded inventory provisions, which reduced our gross profit during fiscal 2002, of $4.7 million or 7.9% of revenue and $17.3 million or 16.0% of revenue during fiscal 2001, primarily relating to excess inventories. The reduction in inventory provisions in fiscal 2002 versus fiscal 2001 led to the margin improvement in fiscal 2002. Exclusive of inventory provisions, gross profit was 32.1% of revenues during fiscal 2002 compared to 32.6% during fiscal 2001. The gross profit margin percentage, exclusive of inventory provisions, for the Semiconductor Equipment Group decreased to 20.8% for fiscal 2002 as compared to 29.4% of revenues for fiscal 2001, primarily due to the lower level of sales compared to the prior year and fixed costs spread over fewer units, partially offset by the cost reductions. Gross profit margin, as a percentage of revenues, increased for the Acuity CiMatrix division to 47.1% in fiscal 2002, as compared to 38.9% for fiscal 2001, attributable to cost reductions and the impact of the sale of the lower margin material handling business that was included in fiscal year 2001.

      Our research and development expenses were $18.6 million, or 31.4% of revenues, in fiscal 2002, compared to $28.4 million, or 26.3% of revenues, in fiscal 2001. The decline in spending relates primarily to our cost cutting efforts during fiscal 2002 in addition to less cost incurred due to the sale of the material handling business. Research and development expenses associated with the material handling business during fiscal 2002 and fiscal 2001 were $0.4 million and $2.0 million, respectively.

      The current level of research and development expense reflects spending associated with our continued efforts to maintain our market position and ensure we have the appropriate products for our customers when demand returns. In our Semiconductor Equipment Group, the research and development projects included work on the new wafer scanning inspection systems and enhanced capabilities for our lead scanning systems. At Acuity CiMatrix, we continued to invest in enhancing our two-dimensional barcode reading products and expanding our machine vision platform, Visionscape. During fiscal 2002, we capitalized $1.4 million of software development costs, in accordance with SFAS No. 86, compared to $3.4 million in fiscal 2001.

      Our selling, general and administrative expenses were $36.9 million, or 62.3% of revenues, in fiscal 2002, compared to $54.3 million, or 50.4% of revenues, in fiscal 2001. The decrease in spending is a combination of a lower level of variable selling expenses associated with the decrease in revenues and cost reductions taken in the restructurings discussed below. In addition, we incurred less cost in fiscal 2002 due to the sale of the material handling business. Selling, general and administrative expenses associated with the material handling business during fiscal 2002 were $762 thousand as compared to $2.9 million during fiscal 2001.

      In response to the lower level of revenues in fiscal 2002, we took steps to reduce our operating costs. In addition, we reviewed our long-lived assets for impairment. A summary of these restructuring costs and impairment charges is as follows (in thousands):

	Liability at	Charges		Cash	Non-Cash	Liability at
	September 30,	in Fiscal	Amounts	Amounts	Amounts	September 30,
	2001	2002	Reversed	Incurred	Incurred	2002

Restructuring
Severance payments to employees	$917	$1,730	$346	$2,148	$55	$98
Exit costs from facilities	360	45	79	249	—	77
Write-off of other tangible and intangible assets	—	338	—	—	338	—

Subtotal restructuring	1,277	2,113	425	2,397	393	175

Impairments
Capitalized Software	—	260	—	—	260	—
Other intangible assets	—	2,000	—	—	2,000	—
Goodwill	—	2,296	—	—	2,296	—

Subtotal impairments	—	4,556		—	4,556	—

Total	$1,277	$6,669	$425	$2,397	$4,949	$175

      Restructuring — We experienced a decline in orders and revenues during fiscal 2002. Our response was to develop and implement headcount reduction plans designed to reduce costs and expenses. As the downturn in the economy worsened, management reviewed its operational plan and made further headcount reductions. During the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, management made decisions to terminate employees in response to lower revenues. In addition to headcount reductions, we incurred costs related to the closing of a foreign office. Certain tangible and intangible assets were also abandoned in connection with the restructuring efforts. Restructuring charges, totaling approximately $1.7 million after reversals, were recorded during fiscal 2002. The charges can be summarized as follows:

•	During the quarter ended December 31, 2001, approximately $0.2 million of employee severance was recorded. Headcount reductions were made in the Semiconductor Equipment Group and the Acuity CiMatrix division. Approximately 30 employees were terminated throughout all functions of these operations.

•	In the quarter ended March 31, 2002, approximately $0.5 million of severance was recorded. Approximately 30 employees were terminated throughout all functions of the Semiconductor Equipment Group. Also, approximately $0.3 million of severance and facility cost restructuring charges was reversed during the quarter. The reversal of charges was due to a change in operating plans by management, which abandoned plans to close a facility. Severance for employees at that facility and facility exit costs previously accrued were reversed.

•	In the quarter ended June 30, 2002, approximately $1.3 million of severance and other charges was recorded. Approximately 100 employees were terminated throughout all functions of the

Semiconductor Equipment Group, the Acuity CiMatrix division as well as within the Corporate staff. The restructuring also included costs related to closing a foreign office, which included the write-off of tangible assets of $0.3 million.

•	In the quarter ended September 30, 2002, approximately $0.1 million of severance and other charges in the Semiconductor Equipment Group were recorded, relating primarily to the finalization of a foreign office closing, which included the write-off of certain tangible property totaling $85 thousand. Also, approximately $0.1 million of severance was reversed during the quarter, relating to the Acuity CiMatrix division, an adjustment to an estimated amount accrued in the prior quarter.

      All charges were paid within our fiscal year ended September 30, 2003.

      Impairments — Because of the continued decline in revenues in 2002, we reviewed our long-lived assets, including capitalized software, purchased technologies and goodwill for impairment. To evaluate and measure the impairment of capitalized software we considered the estimated future gross revenues reduced by estimated future costs, including costs of performing maintenance and customer support. To evaluate the impairment of purchased technologies and goodwill, we compared the carrying amount to estimated undiscounted net future cash flows. If an impairment was indicated, the amount was measured as the excess of the carrying amount over the fair market value of the asset, which we generally estimated using a discounted cash flow model. This model assumed future revenue growth commensurate with industry projections, a level of costs consistent with past experience, a discount rate based on our incremental borrowing rate and cash flows over the remaining useful life of the intangible asset being tested. As a result of this review, we recorded in fiscal 2002 impairment charges relating to capitalized software, goodwill and other non-current assets totaling $0.3 million, $2.3 million and $2.0 million, respectively.

      Net interest expense was $1.2 million for fiscal 2002 and fiscal 2001. The interest expense relates to borrowings on our line of credit and acquisition debt. We had $7.1 million of borrowings on our line of credit at the end of fiscal 2002.

      There was no tax provision in fiscal 2002, due to the operating losses incurred and the valuation allowances provided on those deferred tax assets. During fiscal 2001, based on the losses and the inability to project a return to profitability until there is a sustained upturn in the semiconductor capital equipment sector, we recorded $9.2 million of additional valuation allowance and a corresponding tax expense in fiscal 2001.

      In fiscal 2002, we had a net loss of $41.8 million, or a loss of $4.19 per share. For fiscal 2001, we had a net loss of $104.4 million, or $14.72 per diluted share.

Liquidity and Capital Resources

      Our cash balance increased $0.4 million to $0.8 million in the six months ended March 31, 2004, primarily as a result of $11.0 million of net cash provided by financing activities, largely offset by $10.4 million of net cash used in operating activities and $0.3 million of net cash used in investing activities.

      The $10.4 million of net cash used in operating activities was largely a result of the $8.6 million loss in the six-month period ended March 31, 2004, partially offset by $2.9 million in non-cash net expenses, and $4.7 million used as a result of changes in operating assets and liabilities.

      Additions to plant and equipment were $0.1 million in the six months ended March 31, 2004, as compared to $0.2 million in the six months ended March 31, 2003. Capitalized software development costs in the six months ended March 31, 2004, were $0.4 million as compared with $0.7 million in the six months ended March 31, 2003. We did not capitalize software development expenditures incurred at the Semiconductor Equipment Group during the six months ended March 31, 2004 as the work performed during this period did not qualify for capitalization under SFAS No. 86.

      Funds from financing activities were $11.0 million in the six months ended March 31, 2004, as compared to $1.6 million in the six months ended March 31, 2003. During the six months ended March 31, 2004, we received net proceeds from various financing activities of $4.6 million, our revolving line of credit borrowings increased by $7.1 million and repayment of long-term borrowings totaled approximately $0.7 million.

      Our consolidated financial statements have been prepared assuming that we will continue as a going concern. However, because of continuing negative cash flow from operations, limited credit facilities, and the uncertainty of the sale of SEG, there is no certainty that we will have the financial resources to continue in business. We have incurred operating losses in the six months ended March 31, 2004 and the years ended September 30, 2003, 2002, and 2001 amounting to $6.8 million, $31.5 million, $40.5 million, and $83.2 million, respectively. Net cash used in operating activities amounted to $10.4 million, $2.9 million, $25.9 million and $12.6 million in the six months ended March 31, 2004 and the years ended September 30, 2003, 2002 and 2001, respectively.

      In November 2002, we adopted a formal plan to sell the SEG business. In the period since the formal plan was adopted, the semiconductor equipment industry has entered the early stages of a growth cycle driven by rising semiconductor industry sales. Also, during this period the SEG business has a) lowered its fixed costs and breakeven level of revenues, b) reduced its liabilities through a series of debt-for-equity exchanges, and c) recruited an experienced high technology executive to run the operations and oversee its eventual sale. While there can be no assurance of a successful outcome, we believe that given these changes in the business and the concurrent improvement in the semiconductor capital spending environment, the SEG business has the potential to generate positive cash flow from operations and return to profitability.

      We have not changed our belief that the sale of the SEG business is in the best interests of shareholders, nor have we changed our desire to consummate a sale of the SEG business at the earliest practical time. On June 18, 2004, we announced that we have selected William Blair & Company LLC to explore the level of interest, timing and valuation of a sale of the SEG business.

      On December 4, 2002, Pat V. Costa, our Chief Executive Officer, loaned us $0.5 million and we issued a 9% Convertible Senior Note in the amount of $0.5 million. Under the terms of this note, we are required to make semiannual interest payments in cash on May 15 and November 15 of each year commencing May 2003 and pay the principal amount on December 4, 2005. This note allows Mr. Costa to require earlier redemption by us in certain circumstances including the sale of a division at a purchase price at least equal to the amounts then due under this note. Thus, Mr. Costa may require redemption at the time of the sale of SEG. This note also allows for conversion into shares of common stock. The note is convertible at the option of Mr. Costa into approximately 238,000 shares of our common stock at a conversion price of $2.10 per share. As an inducement to make this loan, Mr. Costa received a warrant to purchase approximately 60,000 shares of our common stock at an exercise price of $3.15 per share. We did not make the semiannual interest payments due on May 15, 2003, November 15, 2003 and May 15, 2004. Mr. Costa has agreed to forbear from exercising his rights with respect to these interest payments until January 14, 2005.

      On April 11, 2003, we entered into a settlement and release agreement with a major customer which provided for the release of certain claims among the parties and the payment of $1.0 million to us. On the same date, we entered into a loan agreement with this customer and we delivered a secured promissory note in the amount of $2.0 million with a maturity date of April 11, 2004, bearing an interest rate of 10%. We did not pay the amount due on April 11, 2004 and are in default on the loan. The customer has not formally declared the loan to be in default and we are in discussions with them regarding the indebtedness.

      On September 26, 2003, we closed a private placement of our securities raising $5.0 million in gross proceeds, $4.6 million of which was received by September 30, 2003 and the balance in early October 2003. In December 2003, the lead investor exercised an option to invest an additional $1.0 million on the same terms and conditions as the original funding, including warrants to purchase up to 0.2 million shares, increasing the total gross proceeds to $6.0 million. The net proceeds of the financing will be used for general corporate purposes, including working capital to support growth. A total of 2.4 million shares of common stock were sold in the private placement at $2.50 per share. The private placement also included warrants to purchase up to 1.2 million shares at $3.05 per share on or before September 26, 2008. Warrants were also issued to the placement agent to purchase up to 40,000 shares of common stock at $2.50 per share on or before September 26, 2007. All of such warrants may be exercised six months after September 26, 2003. Additionally, we were required to file a registration statement by November 26, 2003, and to cause such registration statement to become effective by January 25, 2004, or, in each case, to pay each investor 1% of the purchase price paid by such investor, as liquidated damages for each of the next two months and 2% per month thereafter. The completed registration statement became effective on April 6, 2004. As of March 31, 2004, we incurred and accrued liquidated damages of approximately $356,000 in connection with this obligation. In complete satisfaction of this obligation, we entered into a settlement agreement effective March 31, 2004, whereby we will issue 102,581 shares of RVSI common stock and pay $42,000 in cash to the investors.

      In February 2004, we completed private placements of our common stock and warrants which raised $4.4 million in gross proceeds ($4.1 million, net of offering expenses). A total of approximately 1.5 million shares of common stock were sold to accredited investors at $3.00 per share. We also issued to these accredited investors warrants to purchase up to approximately 1.4 million shares at $3.10 per share.

      We had a $10.0 million revolving credit facility which was due to expire on April 28, 2003. The termination date had been extended several times by the lender. This credit facility allowed for borrowings of up to 90% of eligible foreign receivables up to $10.0 million of availability provided under the Export-Import Bank of the United States guarantee of certain foreign receivables and inventories, less the aggregate amount of drawings under letters of credit and any bank reserves.

      On November 26, 2003, we replaced the $10.0 million revolving credit line with a $13.0 million facility. The new facility has two revolving credit lines. The first of which accords us a maximum of $10.0 million and is collateralized by certain foreign receivables and inventory with availability subject to a borrowing base formula. This line, which is guaranteed by the Export-Import Bank of the United States, expires on November 30, 2005 and has a 7% interest rate. The second line is for a maximum of $3.0 million and is collateralized by certain domestic receivables. Availability under this line is subject to a borrowing base formula, which, as defined in the credit agreement, includes a $1.5 million overadvance feature. It expires on November 25, 2006 and has a 17% interest rate of which 5% can be capitalized at our option (as defined in the agreement). The facility contains covenants pertaining to our net worth and to fixed charge coverage (as defined). We can prepay the facility at our discretion. In the event of the sale of SEG, we are required to repay in full the $10.0 million credit line. The $3.0 million credit line continues subject to our meeting certain financial conditions. The facility also includes an annual commitment fee of 0.5% based on the unused portion of the facility. At March 31, 2004, the aggregate amount available under the lines was approximately $1.3 million, against which we had $11.7 million of borrowings. We did not meet the fixed charge covenant as of March 31, 2004, and we received a waiver from the lender for the covenant violation.

      In connection with the facility, we issued a warrant to purchase 2.2 million shares of our common stock at an exercise price of $0.01 per share to the lender and a warrant to purchase 60,000 shares of our common stock at an exercise price of $0.01 per share to the placement agent. We recorded a deferred financing cost asset for the fair value of the warrants (determined using the Black-Scholes pricing model), of approximately $7.4 million, which is being amortized and charged to interest expense over the life of the facility. The lender exercised its warrant on December 18, 2003.

      On June 25, 2004, we entered into an amendment to our credit facility. The amendment increased allowed borrowings under the portion of the credit facility not guaranteed by the Export-Import Bank of the United States from $3 million to $4 million. It also provided for an additional $2 million of borrowing availability under that credit line upon satisfaction of certain conditions. The maximum available borrowings under the guaranteed portion of the credit facility remains unchanged at $10 million. The credit facility will now expire on November 30, 2005.

      In connection with this amendment, we granted the lender a warrant to purchase up to 450,000 shares of our common stock, at an exercise price of $.01 per share through November 30, 2008. As of June 25, 2004, the warrant was exercisable for 200,000 shares of common stock. Additional shares will become available for exercise if the maximum amount of borrowings outstanding under our credit facility reaches thresholds specified in the warrant. We recorded a deferred financing cost asset for the fair value of the warrants (determined using the Black-Scholes pricing model of approximately $.5 million, which is being amortized and charged to interest expense over the remaining life of the facility.

      In July 2004 we completed a private placement of our common stock and warrants, which raised $2.4 million in gross proceeds ($2.2 million, net of offering expenses). A total of 1,175,605 shares of common stock were sold to accredited investors at $2.05 per share. We also issued to these accredited investors warrants to purchase up to 529,023 shares at an exercise price of $2.50 per share until January 31, 2005 and an exercise price of $3.05 per share from February 1, 2005 until July 31, 2007. The net proceeds from the private placement will be used for general corporate purposes, including working capital to support growth.

      During the six months ended March 31, 2004, we issued 60,000 shares of our common stock to suppliers in exchange for the cancellation of approximately $50,000 of trade indebtedness owed to such suppliers and forgiveness of $703,000 of purchase order commitments.

      As of March 31, 2004, we were in default on an aggregate of $2.6 million of our borrowings.

      On November 21, 2001, the $1.5 million note payable issued to the former principals of Abante Automation Inc. (“Abante”) came due, together with 8% interest thereon from November 29, 2000. In connection with the acquisition of Abante, we agreed to make post-closing installment payments to the selling shareholders of Abante. These non-interest bearing payments were payable in annual installments of not less than $0.5 million through November 2005. On November 21, 2001, the first of five annual installments on the Abante payable also became due, in the amount of $0.5 million. Pursuant to an oral agreement with the former principals of Abante, we paid on November 21, 2001 the interest, $250 thousand of note principal and approximately $112 thousand of the first annual installment. The balance of the sums originally due on November 21, 2001 were rescheduled for payment in installments through the first quarter of fiscal 2003. We continued to make certain payments in accordance with the terms of that agreement, paying the interest, $250 thousand of note principal and approximately $150 thousand of the first annual installment on February 21, 2002, and paying approximately $238 thousand of the first annual installment on May 21, 2002. We did not make either the November 2002 note principal payment of $1.0 million or a significant portion of the November 2002 annual installment payment of $0.5 million. In addition, we did not make a significant portion of the November 2003 annual installment payment of $0.5 million. On December 19, 2003, we entered into a settlement agreement with the former principals of Abante, who agreed to forbear from taking action against us for fifteen months. Pursuant to this agreement, we paid $0.3 million in January 2004, agreed to make additional monthly payments of at least $35,000, and agreed to pay the remaining balance due upon the sale of SEG, subject to certain conditions. As of March 31, 2004, the remaining outstanding balances on the note payable and post-closing installment payments were $0.3 million and $1.8 million, respectively.

      On January 3, 2002, a payment of $1.85 million under notes issued to the former shareholders of Auto Image ID, Inc. (“AIID”) came due together with interest at the prime rate. On the due date, we paid the interest and approximately $240,000 of note principal to certain of these shareholders. We reached an agreement with the other former shareholders to pay the sums originally due on January 3, 2002 in three approximately equal principal installments in April 2002, August 2002 and December 2002. In exchange for the deferral, we issued warrants to purchase 183,188 shares of our common stock at an exercise price of $5.70 per share. The fair value of these warrants (determined using the Black-Scholes pricing model), totaling approximately $0.1 million, was charged to operations through January 2003. In accordance with the agreement with the other former stockholders, we made note principal and interest payments on April 1, 2002 of approximately $0.5 million and $31,000, respectively, and note principal and interest payments on August 1, 2002 of $0.5 million and $29,000, respectively. We did not make the

December 2002 and January 2003 installment payments due of $0.5 million and $1.9 million, respectively, and were therefore in default. Seven of the former shareholders filed lawsuits against us seeking payment of all amounts currently past due. In July 2003, we reached a settlement with certain of these noteholders. These noteholders agreed to forbear from taking action to enforce their notes until May 1, 2004 or the earlier occurrence of certain events. On October 29, 2003, additional noteholders agreed to forbear from taking action until May 1, 2004. We agreed to issue these noteholders warrants to purchase 59,031 shares of our common stock at exercise prices ranging from $2.50 per share to $3.60 per share and paid these noteholders the outstanding interest that had accrued through June 1, 2003. The balance of the notes of $1.9 million became due on January 3, 2004 and was not paid by us. In April and July 2004, the largest noteholders representing $4.1 million of the total principal owed agreed to forbear on taking action to enforce their notes until the earlier of December 1, 2005, or the occurrence of certain events. We agreed to issue to these noteholders warrants to purchase approximately 217,000 shares at an exercise price of $0.01 per share, pay interest on the outstanding balance at a 7% annual rate, make periodic principal and interest payments and increase the principal amount on the notes by $0.5 million. Noteholders representing approximately $98,000 of the total principal did not respond to the forbearance offer and therefore retain their rights under the note.

      We have operating lease agreements for equipment, and manufacturing and office facilities. The minimum noncancelable lease payments under these agreements are as follows (in thousands):

Twelve Month Period Ending March 31:	Facilities	Equipment	Total

2005	$1,437	$15	$1,452
2006	1,020	1	1,021
2007	913	1	914
2008	932	1	933
2009	950	—	950
Thereafter	1,964	—	1,964

Total	$7,216	$18	$7,234

      Purchase Commitments — As of March 31, 2004, we had approximately $17.1 million of purchase commitments with vendors. Approximately $15.6 million were for the Semiconductor Equipment Group, and included computers and manufactured components for the division’s lead and wafer scanning product lines. Approximately $1.5 million were for the Acuity CiMatrix division and included computers, PC boards, cameras, and manufactured components for the division’s machine vision and two-dimensional inspection product lines. We are required to take delivery of this inventory over the next three years. Substantially all deliveries are expected to be taken in the next eighteen months.

Effect of Inflation

      Management believes that during the six months ended March 31, 2004 and the years ended September 30, 2003, 2002 and 2001 the effect of inflation was not material.

Recent Accounting Pronouncements

      In December 2003, the FASB issued SFAS No. 132 (Revised 2003): “Employers’ Disclosures about Pensions and Other Postretirement Benefits — An Amendment of FASB Statements No. 87, 88, and 106.” This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, “Employers’ Accounting for Pensions,” No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This Statement retains the disclosure requirements contained in FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which it replaces. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. We adopted this statement on January 1, 2004, as required. However, the adoption of this pronouncement did not have a material effect on our financial position, results of operations, or cash flows.

      In December 2003, the SEC issued SAB No. 104, “Revenue Recognition,” which codifies, revises and rescinds certain sections of SAB No. 101, “Revenue Recognition in Financial Statements”, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on our financial position, results of operations, or cash flows.

BUSINESS

General

      Robotic Vision Systems, Inc. designs, manufactures and markets machine vision, automatic identification and related products for the semiconductor capital equipment, electronics, automotive, aerospace, pharmaceutical and other industries. Founded in 1976, we use advanced technology including vision-enabled process equipment, high-performance optics, lighting and advanced hardware and software to offer a full range of automation solutions. In 1991, we introduced the first generation of our current principal product, the lead scanner, a three-dimensional machine vision system, which inspects the physical characteristics of packaged semiconductors. We believe we have installed more than 1800 of the 2300 lead scanners used by the semiconductor industry since we entered that market. More recently, we have become a leader in designing and manufacturing products that utilize machine vision technology to read two-dimensional bar codes.

      We operate through two divisions: the Semiconductor Equipment Group, based in Hauppauge, New York, and the Acuity CiMatrix division, located in Nashua, New Hampshire.

•	The Semiconductor Equipment Group’s primary business is the design, manufacture and marketing of systems that employ lasers to provide three-dimensional measurement and inspection of solder connection bumps on semiconductor wafers and leads and ball-grid-arrays on assembled chip packages. This group serves the semiconductor capital equipment market.

•	The Acuity CiMatrix division designs, manufactures and markets two primary product lines:

•	board-level vision systems used in the general purpose machine vision market for a variety of industrial applications; and

•	two-dimensional bar code reading systems and related products used in the automatic identification and data collection market to provide unit-level traceability of products and components for the semiconductor, aerospace, automotive, printed circuit board, pharmaceutical, and consumer products businesses.

      We were pioneers in the development of machine vision and have utilized our technology to enter the emerging market for two-dimensional bar code readers. We developed the technology and own the patents to Data Matrix, a two-dimensional bar code symbology that can be marked directly onto parts and components. We placed the Data Matrix symbology into the public domain to the extent necessary to enable compliance with standards promulgated for various industries. We retain patent rights for the use of Data Matrix in certain applications, including biometrics.

Industry Overview

      Machine vision refers to the technology using optical sensors and digital image processing hardware and software to identify, guide, inspect and measure objects. Machine vision is important for applications in which human vision is inadequate due to fatigue, visual acuity or speed. In addition, machine vision is increasingly used to achieve substantial cost savings and improve product quality. Many types of manufacturing equipment require machine vision because of the increasing demands for speed and accuracy in manufacturing processes, as well as the decreasing size and increasing complexity of items being manufactured.

      The semiconductor capital equipment market represents the largest application for machine vision products. Machine vision is also extensively used in general industrial applications such as the manufacture of electronics, automotive, aerospace, pharmaceutical and consumer products. Increasingly, machine vision is being utilized in the automatic identification and data collection market as a complementary or alternative technology to traditional laser scanning devices for reading bar codes.

Semiconductor Capital Equipment Market

      Semiconductor capital equipment is sold primarily to companies engaged in the manufacture of semiconductor devices in order to expand the capacity of existing facilities as well as to enable the production of more complex, higher density and smaller designs. Semiconductors, which are also known as chips, ICs, or integrated circuits, are critical components used to create an increasing variety of electronic products and systems. The semiconductor manufacturing process is divided into the front-end fabrication of semiconductor wafers and the back-end packaging process that involves the assembly, test, packaging and inspection of the integrated circuits. Our semiconductor capital equipment is used primarily in the back-end of the semiconductor manufacturing process.

      According to the Semiconductor Industry Association (“SIA”), the semiconductor market expanded from approximately $50.5 billion in 1990 to $204.4 billion in 2000, representing a compound annual growth rate of approximately 15% during this period. We believe that this growth resulted primarily from two factors. The first factor is the proliferation of semiconductor applications due to the rapidly expanding end-user demand for faster, smaller and more efficient electronic devices with greater functionality and reliability coupled with an increasingly broad range of applications. The second factor is the increasing importance of semiconductors in electronic systems. We believe that these trends will continue to drive the long-term growth of semiconductors.

      However, the semiconductor market can be cyclical as a result of periodic oversupply of integrated circuits, resulting in reduction in demand for the capital equipment used to fabricate, assemble, and inspect chips. This was evident in 2001 as a combination of lower-than-expected end-user demand and over-production in 2000 resulted in a decrease in semiconductor industry sales of 32%, to $138.4 billion in 2001. The industry grew by a very modest 1.8% in 2002, but growth accelerated by 18.3%, to $166.4 billion in 2003, according to the SIA. In February 2004, the SIA predicted growth in excess of 19% for the industry in the current year. Growth at these rates, which we cannot assure, would result in semiconductor industry revenues of $194.6 billion in 2004, still slightly lower than the industry’s 2000 peak.

      In December 2000, the Semiconductor Equipment and Materials Institute (“SEMI”), the trade association for suppliers of capital equipment to the semiconductor industry, predicted growth of 22% in 2001 on top of the record 83% growth reported in 2000. In reality, equipment shipments declined 41%. In December 2001, the SEMI predicted flat revenues in 2002 for equipment manufacturers. By December 2002, that same group had revised its expectations for 2002 to show an expectation of a further 31% decline in shipments. Thus, from 2000 revenues of $47.7 billion, industry shipments declined 60% to $19.8 billion in 2002. SEMI’s most recent prediction, issued in December 2003, is for industry growth of 8% in 2003 (to $21.4 billion), 39% in 2004, and 18% in 2005. If these predictions prove accurate, which we cannot assure, industry revenues in 2005 will be approximately $35 billion, still 31% below the 2000 peak.

      Two forces generally drive the demand for semiconductor capital equipment. The first is the need for additional capacity. As more chips are produced, there is a commensurate need for more equipment to fabricate, test, package, and inspect those devices. The second force influencing demand for semiconductor capital equipment is technology change. As new generations of chips are designed, they call for production of ever smaller, lighter, and lower-profile packages.

      Sale of inspection equipment, of the kind we manufacture, is driven by many factors, including, among others:

•	the general proliferation of advanced package types, such as ball grid array and chip-scale packages, and the trend towards miniaturization of semiconductor devices;

•	the desire of semiconductor manufacturers to replace slower, older inspection technology with newer, faster generations of equipment;

•	the desire to maximize capacity and improve efficiencies by minimizing floor space requirements and reducing the total number of systems employed;

•	the emerging need to inspect previously uninspected classes of semiconductor devices, such as memory chips, due to their increasing package complexity; and

•	the requirement to inspect semiconductors at additional steps within the manufacturing process, most notably wafer-scale inspection during the application of solder balls for flip-chip packages and package visual inspection during the transfer of assembled chips from trays to tubes or tape prior to shipment.

      Semiconductor manufacturers are increasingly outsourcing their packaging requirements to subcontractors. Subcontractors account for an increasing percentage of semiconductor capital equipment orders as they establish new and expand existing packaging facilities.

General Purpose Machine Vision Market

      A general-purpose machine vision system usually consists of a personal computer equipped with special vision processing software and a vision board connected to a solid-state video camera. The camera is used to acquire a digital image of the subject in computer memory. The vision processing hardware and software is used to extract features from the image, verify the identity of the subject, detect its location or orientation, inspect for surface defects and perform non-contact measurements. The semiconductor industry is the largest market for machine vision systems, followed by the electronics industry, including board-level manufacturing. General-purpose machine vision is also actively employed in the automotive, aerospace, pharmaceutical and consumer products markets.

      Growth in the general-purpose machine vision market is driven by the need to guide high-speed automated assembly equipment and inspect manufactured products. For example, in pharmaceutical manufacturing, machine vision is employed to inspect and verify packaging, labeling and quantities. In the automotive industry, machine vision is used in parts identification, component inspection, assembly verification and robot guidance. We believe that the utilization of general-purpose machine vision products will continue to increase as products become smaller and more complex, requiring more accurate measurements.

      According to a November 2003 report by the ARC Advisory Group, the worldwide market for general-purpose machine vision in 2002 (including machine vision as applied to the semiconductor industry) was approximately $1.0 billion, and is forecast to grow at a compound annual rate of 10% through 2006, reaching $1.3 billion in that year.

Automatic Identification and Data Collection Market

      There is also a broader market known as the automatic identification and data collection (“AIDC”) market. This market encompasses products that read bar codes, print bar codes, and collect data from bar code readers; and the labels on which bar codes are printed. According to a 2002 study by Venture Development Corporation (“VDC”), the total market for AIDC in 2001 was $7.6 billion, representing a 14.5% decrease in revenues from 2000. However, the same VDC report forecasts 2005 revenues for the industry of $12.0 billion.

      For our company, the automatic identification and data collection market encompasses products that mark, read and interpret two-dimensional bar codes, through either a stationary or hand-held machine-vision-based imager. The 2002 VDC study reported the total market for stationary and hand-held scanners in 2000 was $1.66 billion, with a projected growth to $2.22 billion in 2005. The vast majority of this market is for linear, or one-dimensional, bar code scanners. The two-dimensional bar-code imaging segment of this market is not the subject of any current studies. We believe that the scanning portion of the automated identification and data collection market will be increasingly penetrated by machine vision manufacturers, especially in high-density applications such as printed circuit board manufacturing and parts marking and tracking.

      A traditional linear bar code consists of lines of varying width and spacing. A laser interprets that width and spacing with the result that a typical bar code an inch on a side can contain eight to twelve digits. Two dimensional bar codes represent an important technology improvement in that they store substantially more information in the same or a smaller space. Two dimensional bar codes, in turn, can be divided into analog codes and digital codes. Analog codes, such as Symbol Technologies Inc.’s PDF 417, stack bar codes on top of one another. Digital bar codes such as our Data Matrix encode information in binary form. The latter approach stores a significantly greater volume of information in the same space, but the code must be read using machine vision imagers.

      The use of machine vision to read binary codes frees the user of the code from the constraints of high-contrast paper labels or precise offset printing. Codes can be marked directly onto products via ink-jet printing, pin stamping, or laser etching. Because each code is made uniquely, each code can contain unique information; the serial number of an individual component, for example. This creates a solution to a problem that has become increasingly important in commerce: how to individually identify manufactured items that appear identical, but which have vastly different manufacturing histories. The industry’s name for this concept is unit level traceability.

      The requirement for unit level traceability has evolved over time. For example, microprocessors are extremely valuable and highly portable objects. They are manufactured by the tens of millions each year, yet most appear identical to the unaided eye. Several major microprocessor manufacturers inscribe each processor with a machine readable, two dimensional bar code containing the serial number of the microprocessor. This program has helped prevent theft of microprocessors, as well as trace processors that are illegally re-sold by distributors.

      The use of two-dimensional bar codes is not limited to high-value-added electronics items. The turbine blades of a jet engine, for example, appear identical but, because they are individually machined, each has a slightly different weight and center of gravity. These tolerances can be captured in a two-dimensional bar code and marked on the completed blade. When a jet engine is being assembled, blades of the proper specification can be identified and placed in the engine to ensure a perfectly balanced turbine. Another two dimensional bar code can capture the date of manufacture and installation, so that blades can be retired upon expiration of their mandated service life.

      We invented and patented Data Matrix, but have placed it into the public domain to the extent necessary to allow its adoption as an internationally recognized standard. By 2002, Data Matrix was accepted and recognized for use by nine standards-setting organizations.

      While basic camera-based scanners are capable of reading high contrast and high quality Data Matrix images, we believe that the broad application of Data Matrix symbology on parts and components requires the imaging and processing technology typically associated with machine vision. We believe our long history with Data Matrix gives us a competitive advantage in reading the code under adverse conditions, as well as in understanding the needs of organizations implementing unit level traceability programs.

Strategy

      Our goal is to grow by continuing to work with leaders in each of our served markets, anticipating their needs and offering them the most advanced products and technology. To accomplish this objective, we intend to:

•	Offer the industry’s broadest spectrum of machine-vision-based imagers. While most competitors have a single two dimensional bar code reader as part of their product offering, we have a complete family. We cover a wide range of price points with fixed-mount and hand-held readers.

•	Treat two dimensional bar code imagers as one part of a broader system solution that begins with identification of a customer’s unit-level traceability requirement and continues through working with the customer to implement programs to mark product, read marks, verify that marks will remain readable, and communicate data collected from imagers over networks.

•	Continually work with customers on pilot programs that can grow into major sales opportunities. Each of our customers with an installed base of more than a million dollars in machine vision imagers began as a small pilot program.

•	Concentrate on a handful of high growth markets. We have focused our sales and marketing efforts on industries such as pharmaceutical, medical devices, electronics manufacturing services, and automotive. This has allowed us to become specialists in critical industry segments rather than generalists, and also allowed us to leverage off of success with one customer in the industry to develop others.

Semiconductor Equipment Group

      Our Semiconductor Equipment Group supplies inspection equipment to the semiconductor industry. Our lead scanning systems, which can be found in most back-end semiconductor manufacturing lines, generally perform the final inspection of semiconductor packages prior to their preparation for shipment to the end-user. Our lead scanning systems offer automated, high-speed, three-dimensional semiconductor package lead inspection with the added feature of non-contact scanning of the packages in their shipping trays, which is known as in-tray scanning. The systems use a laser-based, non-contact, three-dimensional measurement technique to inspect and sort a wide variety of semiconductor package types, such as quad flat packs, thin quad flat packs, chip scale packages, wafer scaled products, ball grid arrays and thin small outline packs in their carrying trays. The system measurements captured by our systems include coplanarity, total package height, true position spread and span, as well as lead angle, width, pitch and gap.

      The development of a new kind of integrated circuit, used primarily in high performance and small form factor applications, has created a new requirement for high-speed wafer inspection equipment. These ICs, called flip chips, necessitate ball grid arrays to be applied and inspected at the end of the front-end fabrication process, and then re-inspected during the back-end packaging process. Recognizing this need, in 2000 we introduced the WS-series, a two and three-dimensional machine vision-based inspection system. We believe that for metrology applications, our WS-2510, WS-2500 and WS-3000 are the most widely employed bumped wafer inspection equipment in use today, and provide the semiconductor industry with the broadest range of products for bumped wafer inspection.

Acuity CiMatrix Division

      The Acuity CiMatrix division designs, manufactures and markets two-dimensional machine vision systems and lighting products as well as two-dimensional data collection products and bar code reading systems. These products are used by a broad range of businesses, including customers in the semiconductor, electronics, automotive, pharmaceutical and consumer products industries. The Acuity CiMatrix division also supplies certain machine vision products to our Semiconductor Equipment Group.

      Our Acuity CiMatrix machine vision systems use processor chips optimized for vision, software and solid-state video cameras to perform functions such as measurement, flaw detection and inspection of manufactured products. These products examine an image of a manufactured product in order to ascertain physical characteristics, identify deviations and check for identification. For the general-purpose machine vision market, our Acuity CiMatrix division offers single-board machine vision systems, which can be tailored to the needs of specific industries via software modules. The vertical industries currently served include semiconductor, electronics, automotive and packaging/pharmaceutical. Acuity CiMatrix’s principal board-level machine vision product, Visionscape, was first introduced in 1998 and today encompasses a family of board-level machine vision systems. Visionscape is designed to meet the needs of original equipment manufacturers, which incorporate vision products into their systems, as well as for direct use by manufacturers on their factory floor. Acuity CiMatrix has also developed the HawkEye family of integrated products incorporating cameras and machine vision circuit boards. The HawkEye family is used both as a fixed-station Data Matrix imaging system and as a smart-camera solution for industrial machine vision applications.

      Our Acuity CiMatrix data collection and bar code reading systems use machine vision to read and collect data from two-dimensional bar codes for purposes such as process control, traceability and security. Our product offerings also include both fixed and hand-held two-dimensional camera-based readers.

      In two-dimensional applications, we have concentrated our efforts on scanning systems compatible with Data Matrix, a symbology that we believe has a number of advantages over other two-dimensional bar codes in the public domain. The smaller size of the Data Matrix symbology enables it to be used in miniaturized applications. Data Matrix is read using machine vision as compared to traditional laser scanning systems. The machine vision scanning process enables Data Matrix to exhibit a wider span of character integrity and, hence, enables Data Matrix to be applied to a variety of surfaces. We believe that these characteristics make Data Matrix the preferred symbology for applications in which components need to be marked directly, such as in parts identification. For example, as part of a move to a paperless manufacturing process, one of our customers, an aircraft engine manufacturer, is now applying two-dimensional bar codes to critical engine components. We believe that on part marking will become increasingly common due to the trend toward reducing electronic component sizes and the desire to improve the traceability of each component.

      By incorporating our expertise in machine vision with our innovations in bar code technologies, we are uniquely positioned to offer integrated solutions to manufacturers in our served markets.

Manufacturing

      Our manufacturing strategy is to produce internally only those components that possess a critical technology and to subcontract all other components. Our production facilities are capable of fabricating and assembling total electronic and electromechanical systems and subsystems. Facilities include assembly and wiring operations that have the ability to produce intricate electronic subassemblies, as well as complex wiring harnesses.

      We manufacture products for the Semiconductor Equipment Group in Hauppauge, New York. We manufacture products for the Acuity CiMatrix division in Nashua and Weare, New Hampshire. We maintain comprehensive test and inspection programs to ensure that all systems meet exacting customer requirements for performance and quality workmanship prior to delivery.

Marketing and Sales

      Our Semiconductor Equipment Group’s marketing strategy focuses on cultivating long-term relationships with the leading manufacturers of electronic and semiconductor inspection and quality control equipment. Its marketing efforts rely heavily on direct sales. The selling cycle for products, generally, is between six to nine months from initial customer contact to closure. A lengthier process is often the case in the purchase of an initial unit. Subsequent purchases require less time and often result in multiple orders. Direct sales personnel handle group sales activities in the domestic market. The Semiconductor Equipment Group also maintains sales capabilities in both Europe and the Far East through independent sales representatives and distributors, providing access to all major markets for electronic and semiconductor test equipment. Sales and technical support offices are maintained in Singapore.

      The Acuity CiMatrix division markets its products through a combination of direct sales personnel, value-added distributors, original equipment manufacturers and system integrators. For sales made through distributors, the Acuity CiMatrix division supports these activities with direct sales management and technical support personnel. The Acuity CiMatrix division maintains sales and technical support offices in various locations in the United States, Asia, as well as in the United Kingdom.

Engineering, Product Development and Research

      We believe that our engineering, product development and research functions are critical to our ability to maintain our leadership position in our current markets and to develop new products. As of March 31,

2004 we employed over 90 people who are dedicated to engineering, product development and research functions.

      Our research and development efforts over recent years have been largely devoted to continued development of advanced two-dimensional and three-dimensional vision technology and applications software for use in various inspection and process control automation. Research and development expenditures, net of capitalized software development costs, were $5.1 million, $10.2 million, $18.6 million and $28.4 million for the six months ended March 31, 2004 and the years ended September 30, 2003, 2002 and 2001, respectively. In the six months ended March 31, 2004 and the fiscal years ended September 30, 2003, 2002, and 2001, we capitalized $0.4 million, $1.2 million, $1.4 million and $3.4 million, respectively, of our software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86.

Sources of Supply

      To support our internal operations and to extend our overall capacity, we purchase a wide variety of components, assemblies and services from proven outside manufacturers, distributors and service organizations. We have experienced some difficulty in obtaining adequate supplies to perform under our contracts as a result of our limited cash availability.

      A number of our components and sub-systems are purchased from single sources. We believe that alternative sources of supply could be obtained, if necessary, without major interruption in production. In addition, certain products or sub-systems developed and marketed by the Acuity CiMatrix division are incorporated into the Semiconductor Equipment Group’s product offerings.

Proprietary Protection

      At June 30, 2004, we owned over 110 issued U.S. patents, with expiration dates ranging from September 2004 to July 2020 and we owned more than 50 foreign patents. We also have various U.S. and foreign registered trademarks.

      We do not believe that our present operations are materially dependent upon the proprietary protection that may be available to us by reason of any one or more of such patents. Moreover, as our patent position is largely untested, we can give no assurance as to the effectiveness of the protection afforded by our patent rights.

Customers

      No customer accounted for more than 10% of sales during the fiscal year ended September 30, 2003 and the six months ended March 31, 2004. Intel Corporation accounted for 10% of our revenues during the fiscal years ended September 30, 2002 and 2001.

Bookings and Backlog

      We define our bookings during a fiscal period as incoming orders deliverable to customers in the next eighteen months less cancellations. For the twelve months ended September 30, 2003, bookings were $39.6 million. This compares to bookings of $58.1 million for the twelve months ended September 30, 2002. The decline in our bookings in fiscal 2003 was a reflection of reduced demand by semiconductor industry customers, coupled with a generally uncertain climate for capital equipment expenditures for all industries. For the six months ended March 31, 2004, bookings were $31.3 million. This compares to bookings of $17.1 million for the six months ended March 31,2003. This increase in bookings reflects growth in our markets and increasing demand for our products. As a general rule, we ship most products in the quarter in which orders are received.

      At September 30, 2003, our backlog was $9.0 million, as compared to $12.9 million at September 30, 2002. At March 31, 2004 backlog was $13.6 million, as compared to $9.1 million at March 31, 2003. We believe that most of our backlog at March 31, 2004 will be delivered in the next 12 months. The change in our backlog in these periods is a reflection of short-term business levels and customer lead times. Because orders in backlog are subject to cancellation or indefinite delay, we do not believe that our backlog at any particular time is necessarily indicative of our long-term future business.

Competition

      We believe that machine vision has evolved over the past several years into a new industry, in which a number of machine vision-based firms have developed successful industrial applications for the technology. We are aware that a large number of companies, estimated to be upward of 100 firms, entered the industry in the 1980’s and that most of these were small private concerns. Over the last several years the number of competitors has narrowed to fewer than 25. We believe this is attributable, to a large extent, to consolidation within the industry. Our principal competitors are ICOS Vision Systems NV in semiconductor inspection, August Technology, Inc. in bumped wafer inspection and Cognex in machine vision. We believe that we are a significant competitor in the machine vision industry based upon the breadth of our product lines and our customer base. The pricing of our semiconductor inspection systems is somewhat higher, generally, than that of our competitors, but we do not regard this factor as a significant competitive disadvantage as customers have historically demonstrated their willingness to pay our asking prices to obtain features that are unavailable in our competitors’ product offerings or result in lower cost of ownership over the life of the product.

Employees

      At March 31, 2004 we employed 218 persons, of whom 92 were engineering and other technical personnel. None of our employees is a member of a labor union.

Properties

      Our executive offices, as well as our Acuity CiMatrix division, are located in a 34,000 square foot facility in Nashua, New Hampshire and its Northeast Robotics operations are located in an 18,000 square foot facility in Weare, New Hampshire. The Symbology Research Center of our Acuity CiMatrix division is located in a 5,415 square foot facility in Huntsville, Alabama. Our Semiconductor Equipment Group is located in a 65,000 square foot facility in Hauppauge, New York. We maintain a 13,820 square foot satellite office in Canton, Massachusetts that provides offices for certain corporate functions as well as for other company employees. We also maintain sales and service offices across the United States to support our various operations. The Acuity CiMatrix division has sales and service offices in the United Kingdom and Shanghai. We maintain a sales and service office in Singapore to support our Semiconductor Equipment Group’s operations.

      All of our facilities are leased, with annual rental payments of approximately $1.8 million and lease expiration dates ranging from 2004 to 2011.

Legal Proceedings

      In March 2002, we learned that the staff of the Securities and Exchange Commission had commenced a formal investigation into the statements that preceded, and the accounting practices that led to, our May 2001 restatement of our financial results for fiscal year 2000 and for the first quarter of fiscal 2001. We are cooperating in the investigation.

      We are presently involved in other litigation matters in the normal course of business. Based upon discussion with our legal counsel, management does not expect that these matters will have a material adverse impact on our consolidated financial statements.

MANAGEMENT

Executive Officers and Directors

      The following table sets forth information concerning each of our executive officers and directors:

Name	Age	Positions and Office Presently Held

Pat V. Costa	60	Chairman, President and Chief Executive Officer
James L. Havener	61	President of the Semiconductor Equipment Group
Curtis W. Howes	54	Vice President
Jeffrey P. Lucas	44	Senior Vice President and Chief Financial Officer
John S. O’Brien	50	Vice President
Earl H. Rideout	58	Senior Vice President
Neal H. Sanders	54	Vice President
Howard Stern	66	Senior Vice President and Director
Frank A. DiPietro	77	Director
Jonathan Howe	66	Director
Robert H. Walker	68	Director

      Pat V. Costa has served as president, chief executive officer and chairman of our board of directors since 1984. Earlier he had been publisher of Telecommunication Magazine and technical director for H.L. Livermore Company and executive vice president of GCA Corporation, a manufacturer of electronic equipment and semiconductor capital equipment. Mr. Costa is a graduate of Northeastern University, received an MS from M.I.T. and an MBA from Harvard Business School. From 1986 to 1988, Mr. Costa was Chairman of the Board of the Automated Vision Association (AVA), now called Automated Imaging Association.

      James L. Havener has been President of the Semiconductor Equipment Group since October 2003. Before joining our company and from January 2002, he was president and chief executive officer of Cirqon Technologies, Inc. From 1998 to 2001 he was Vice President and President, respectively, of Zecal Technology, LLC, and Sheldahl Inc. Mr. Havener’s experience includes over thirty years in management positions with 3M Company.

      Curtis W. Howes has been our corporate vice president of automatic identification since May 1997. He was acting president of the Acuity CiMatrix division from March 1999 through December 2000 and acting chief operating officer of the Acuity CiMatrix division from June 1998 through March 1999. Before joining our company and since November 1991, he was employed by Intermec Corporation, most recently as general manager of Intermec’s imaging systems division, which designed, manufactured and sold vision-based products for symbology reading.

      Jeffrey P. Lucas has served as our Chief Financial Officer since September 29, 2003. Mr. Lucas served in a financial advisory capacity to our company from May 2003 until his appointment to his current position. From 1998 to 2002, Mr. Lucas was Chief Financial Officer and Senior Vice President at Micro Networks Corporation. Prior to that and from 1992, he was an audit manager with PricewaterhouseCoopers LLC. Mr. Lucas is a Certified Public Accountant and a Chartered Financial Analyst and holds an MBA from Harvard Business School.

      John S. O’Brien has been has been vice president of human resources since February 1992. He was acting president of the Acuity CiMatrix division from May 2001 to May 2003. From 1990 to February 1992, he was chief financial officer and vice president, human resources of Charles River Data Systems, an imbedded systems developer and manufacturer in Framingham, Massachusetts.

      Earl H. Rideout has been senior vice president since January 1997. He was president of the Semiconductor Equipment Group from June 2000 to May 2003, and from 1989, he was vice president/ general manager of our Electronics Subdivision.

      Neal H. Sanders has been our vice president of corporate development since February 2000. Previously and since December 1998 he was our vice president of corporate communications and investor relations. From 1980 through 1998, he held comparable positions at Analog Devices, Inc., Bolt Beranek and Newman, Inc., and Microdyne Corporation.

      Howard Stern has been our senior vice president and technical director since December 1984 and a director since 1981. Mr. Stern has an extensive background in 2-D and 3-D imaging and electro-optical and electro-mechanical systems engineering. During his employment with us and our predecessor companies, Mr. Stern has been a listed inventor on more than seventy patents.

      Frank A. Dipietro began his career with General Motors (“GM”) in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries, most recently for the University of Michigan in evaluating laser applications in the global auto industry. At the time of his retirement, Mr. DiPietro held the position of director of manufacturing engineering, Chevrolet Pontiac-Canada car group, for GM.

      Jonathan Howe is an attorney and strategic consultant in the aerospace industry. Mr. Howe has more than 40 years of experience in virtually all aspects of aviation. He is currently a senior policy advisor to the Washington, D.C. law firm of Zuckert, Scoutt & Rasenberger, LLP, and is executive vice president of Farragut International, an aviation consulting group affiliated with Zuckert, Scoutt & Rasenberger. From 1997 until 2002, Mr. Howe served as Director General of the Airports Council International (ACI), the international association of the world’s airports. He has previously served as President of the National Business Aviation Association, where he represented the aviation interests of major U.S. corporations, including manufacturers and suppliers to those companies, before the Congress, the FAA and other government organizations. Prior to becoming President of NBAA, Mr. Howe spent 23 years with the Federal Aviation Administration in various positions, including Deputy Chief Counsel and Regional Administrator of FAA’s largest region.

      Robert H. Walker was, before his retirement in March 1998, our executive vice president, chief financial officer, secretary and treasurer, positions he held since December 1986. From 1984 to 1986 he was our senior vice president. From 1983 to 1985 he also served as our treasurer. Mr. Walker is a director of Tel Instrument Electronics Corporation.

      All directors hold office until the next annual meeting of stockholders and election and qualification of their successors. Executive officers are elected annually by the board to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Executive Compensation

      Set forth below is the aggregate compensation for services rendered to us in all capacities during our fiscal years ended September 30, 2003, 2002 and 2001 by our chief executive officer and by each of our four other most highly compensated executive officers whose compensation exceeded $100,000 during our fiscal year ended September 30, 2003.

							Long Term Compensation

		Annual Compensation					Awards		Payouts

								Number of
					Other		Restricted	Shares	Long Term
Name and					Annual		Stock	Underlying	Incentive	All Other
Principal Position	Year	Salary	Bonus		Compensation		Awards	Options	Payouts	Compensation(1)

Pat V. Costa	2003	$255,042	—		—		—	316,000	—	$11,422
Chief Executive Officer	2002	$290,784	—		—		—	22,670	—	$11,422
	2001	$315,016	—		—		—	14,341	—	$10,927
Earl H. Rideout	2003	$178,814	—		—		—	45,880		$5,845
Senior Vice President	2002	$214,933	—		—		—	1,025	—	$6,185
	2001	$227,000	—		—		—	20,000	—	$5,700
Curtis W. Howes	2003	$139,292	—		—		—	52,891	—	$14,459
Vice President	2002	$162,383	$30,000	(2		) —	—	3,479	—	$17,475
	2001	$175,000	$5,000	(3)	—		—	4,000	—	$18,729
John S. O’Brien	2003	$130,082	$17,308	(3		) —	—	34,955	—	$1,265
Vice President	2002	$170,288	$22,500	(3		) —	—	3,344	—	$1,500
	2001	$138,214	—		—		—	8,000	—	$1,500
Neal H. Sanders	2003	$138,822	$16,000	(3		) —	—	49,440	—	$18,416
Vice President	2002	$170,288	$16,000	(3		) —	—	2,920	—	$18,662
	2001	$175,000	$16,000	(3		) —	—	10,800	—	$18,167

(1)	Represents payments under our retirement investment plan, vehicle allowances for each of Messrs. Costa and Rideout and relocation allowance for Messrs. Howes and Sanders and their families.

(2)	Represents payment to Mr. Howes for his special contribution in the successful sale of our material handling business in December 2001.

(3)	Represents payments to Messrs. Howes, O’Brien, and Sanders for contractual bonuses.

Options

      The table below sets forth information concerning individual grants of stock options made during fiscal 2003 to the executive officers named in the Summary Compensation Table.

	Number of
	Shares of	Percent of
	Common Stock	Total Options
	Underlying	Granted to	Exercise Price		Grant Date
Name	Options Granted	Employees	per Share	Expiration Date	Present Value(1)

Pat V. Costa	156,650	11.6%	$1.80	7/1/2009	$271,005
	400	0.03%	$1.80	11/13/2008	$692
	158,950	11.8%	$1.80	11/13/2008	$274,984
Earl H. Rideout	29,430	2.18%	$1.80	11/13/2008	$50,914
	400	0.03%	$1.80	11/13/2008	$692
	16,050	1.19%	$1.80	7/1/2009	$27,767
Curtis W. Howes	15,000	1.11%	$1.80	7/1/2009	$25,950
	400	0.03%	$1.80	11/13/2008	$692
	18,012	1.33%	$1.80	7/1/2009	$31,161
	19,479	1.44%	$1.80	11/13/2008	$33,699

	Number of
	Shares of	Percent of
	Common Stock	Total Options
	Underlying	Granted to	Exercise Price		Grant Date
Name	Options Granted	Employees	per Share	Expiration Date	Present Value(1)

John S. O’Brien	14,211	1.05%	$1.80	7/1/2009	$24,585
	400	0.03%	$1.80	11/13/2008	$692
	15,344	1.14%	$1.80	11/13/2008	$26,545
	5,000	0.37%	$1.80	7/1/2009	$8,650
Neal H. Sanders	17,120	1.27%	$1.80	7/1/2009	$29,618
	16,920	1.25%	$1.80	11/13/2008	$29,272
	400	0.03%	$1.80	11/13/2008	$692
	15,000	1.11%	$1.80	7/1/2009	$25,950

(1)	Computed in accordance with the Black-Scholes option pricing model utilizing the following assumptions: volatility of 182%, risk-free interest rate of 2.38% and an expected life of about 5 years.

      Set forth below is information with respect to unexercised stock options held by executive officers named in the Summary Compensation Table as of September 30, 2003.

			Number of
	Number of		Shares Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-The-Money Options at
	Acquired on		September 30, 2003		September 30, 2003
	Exercise of	Value
Name	Options	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Pat V. Costa	—	—	126,469	328,482	17,000	537,200
Earl H. Rideout	—	—	23,766	22,885	—	27,965
Curtis W. Howes	—	—	9,371	56,332	—	89,915
John S. O’Brien	—	—	7,848	39,784	—	59,424
Neal H. Sanders	—	—	10,602	55,758	—	84,048

Pension Benefits

      The following table sets forth the estimated annual plan benefits payable upon retirement in 2004 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service.

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$18,843	$25,124	$31,405	$31,405	$31,405
125,000	$24,543	$32,724	$40,905	$40,905	$40,905
150,000	$30,243	$40,324	$50,405	$50,405	$50,405
175,000	$35,943	$47,924	$59,905	$59,905	$59,905
200,000	$41,643	$55,524	$69,405	$69,405	$69,405
225,000	$41,643	$55,524	$69,405	$69,405	$69,405
250,000	$41,643	$55,524	$69,405	$69,405	$69,405
300,000	$41,643	$55,524	$69,405	$69,405	$69,405
400,000	$41,643	$55,524	$69,405	$69,405	$69,405
500,000	$41,643	$55,524	$69,405	$69,405	$69,405

      The amount of compensation covered by our pension plan is determined in accordance with rules established by the Internal Revenue Service and includes all dollar items shown on the summary compensation table with the exception of 401(k) contributions. For purposes of calculating the pension benefit, earnings are limited to $200,000, as adjusted for any cost of living increases authorized by the Internal Revenue Code.

      At September 30, 2003, Messrs. Costa, Rideout and Stern had, respectively, 19, 15 and 32 years of credited service with us.

      A participant in the pension plan will receive retirement income based on 23% of his final average salary up to his applicable social security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $200,000 limit described above. Final average salary is defined in the pension plan as the average of a participant’s total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date, which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the pension plan.

Employment Agreements

      Mr. Pat Costa is employed as our chief executive officer and president under an indefinite term agreement which currently provides for an annual base salary of $315,016. However, in fiscal 2002 and 2003, Mr. Costa voluntarily took a temporary pay reduction. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or upon the occurrence of a change in our control. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options, which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in our control (as defined in his employment agreement) and, further, in the event that Mr. Costa is not serving in the positions of our chief executive officer, president and chairman, other than for cause, within one year thereafter, then Mr. Costa will be entitled to receive a lump sum payment equal to 2.99 times Mr. Costa’s base amount (as such term is defined in the Internal Revenue Code and applicable regulations thereunder) at the time of termination. Further, Mr. Costa will be entitled to receive continuation by us of life, dental, and disability coverage for a period of 36 months; all benefits due him or contributed by us on his behalf under any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan; and payment of any excise tax due in connection with the change in control payments. He will also have the right to exercise or otherwise receive the benefit of all outstanding stock options.

      We have also granted certain rights in the event of termination of employment to Messrs. Havener, Howes, Lucas, O’Brien, Rideout, Sanders and Stern. In the event of involuntary termination other than for cause, each executive officer, other than Mr. Havener, will be given six months severance pay and continued benefits. For each month employed, Mr. Havener will be given severance pay and continued benefits up to six months. In addition, we have agreed to provide a maximum of one hundred days’ advance written notice to Mr. Stern in the event we should desire to terminate his employment other than for cause. In such event, he shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination. Mr. Rideout has also been granted a severance agreement in the event of his termination of employment without cause which agreement entitles him to continued salary and certain benefits for a period of twelve months.

Directors Compensation

      During the fiscal year ended September 30, 2003, directors who were not otherwise our employees were compensated at the rate of $1,500 for attendance at each one-day and $2,500 for each two-day meeting of our board or any committee thereof, and $200 for participation at a telephonic meeting. All such payments have been made in the form of our common stock. In addition, outside directors are granted stock options periodically, typically on a yearly basis.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the ownership of our common stock as of July 30, 2004

•	each of our directors;

•	each person known by us to own beneficially 5% or more of our common stock;

•	our chief executive officer and certain of our other executive officers; and

•	all of our directors and executive officers as a group.

	Number of Shares of
	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Percent

Pat V. Costa	670,020	(3)	2.9%
Frank A. DiPietro	45,485	(4)	*
Jonathan Howe	7,464	(5)	*
Howard Stern	70,496	(6)	*
Robert H. Walker	53,621	(7)	*
Curtis W. Howes	37,466	(8)	*
John S. O’Brien	28,333	(9)	*
Earl H. Rideout	30,578	(10)	*
Neal H. Sanders	39,494	(11)	*
RVSI Investors, L.L.C.(12)	2,400,000	(13)	11.0%
SF Capital Partners LTD(14)	1,311,828	(15)	5.9%
All current executive officers and directors as a group (11 persons)	1,019,207	(16)	4.6%

*	Denotes less than 1%.

(1)	Except as otherwise indicated, the address of each beneficial owner is 486 Amherst Street, Nashua, New Hampshire 03063.

(2)	Except as otherwise indicated, includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of July 30, 2004. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

(3)	Includes 355,730 shares underlying options, 34,219 shares underlying warrants, 273,750 shares underlying a convertible note, and 322 vested shares held under our retirement investment plan.

(4)	Includes 12,031 shares underlying options; also includes 6,354 shares owned of record by Mr. DiPietro’s spouse.

(5)	Includes 6,000 shares underlying warrants.

(6)	Includes 61,093 shares underlying options and 1,237 vested shares held under our retirement investment plan.

(7)	Includes 19,114 shares underlying options and 4,126 shares held indirectly in a retirement account.

(8)	Includes 37,366 shares underlying options.

(9)	Includes 27,333 shares underlying options.

(10)	Includes 30,515 shares underlying options and 63 vested shares held under our retirement investment plan.

(11)	Includes 38,694 shares underlying options.

(12)	The address of RVSI Investors, L.L.C. is Two North Riverside Plaza, Chicago, Illinois 60606.

(13)	Based on information contained in an amendment to a Schedule 13G filed by RVSI Investors, L.L.C., EGI-Fund (02-04) Investors, L.L.C., EGI-Managing Member (02-04), L.L.C., SZ Investments, L.L.C. and Chai Trust Company, L.L.C. on June 28, 2004, such persons have shared voting and dispositive power of 2,400,000 shares.

(14)	The address of SF Capital Partners LTD is 3600 South Lake Drive, St. Francis, Wisconsin 53235.

(15)	Based on information contained in a Schedule 13G filed by Michael A. Roth and Brian J. Stark on March 1, 2004, such persons have shared voting and dispositive power of 1,311,828 shares.

(16)	Includes an aggregate of 932,095 shares underlying options, warrants and a convertible note, 1,622 vested shares held in our investment retirement plan and 4,126 held indirectly in a retirement account.

CERTAIN TRANSACTIONS

      On December 4, 2002, Pat V. Costa, our Chief Executive Officer, loaned us $500,000 and we issued a 9% Convertible Senior Note in the amount of $500,000. Under the terms of this note, we are required to make semiannual interest payments in cash on May 15 and November 15 of each year commencing May 2003 and pay the principal amount on December 4, 2005. This note allows Mr. Costa to require earlier redemption by us in certain circumstances including the sale of a division at a purchase price at least equal to the amounts then due under this note. Thus, Mr. Costa may require redemption at the time of the sale of SEG. This note also allows for conversion into shares of common stock. The note is convertible at the option of Mr. Costa into approximately 238,000 shares of our common stock at a conversion price of $2.10 per share. As an inducement to make this loan, Mr. Costa received a warrant to purchase approximately 60,000 shares of our common stock at an exercise price of $3.15 per share. We did not make the semiannual interest payments due on May 15, 2003, November 15, 2003 and May 15, 2004. Mr. Costa has agreed to forbear from exercising his rights with respect to these interest payments until January 14, 2005. As a condition to making this loan and in order to secure the prompt and complete payment, we entered into a Security Agreement with Mr. Costa. Under the terms of this Security Agreement, we granted Mr. Costa a security interest in certain of our assets.

      On November 26, 2003, we replaced our $10.0 million revolving credit line with a $13.0 million facility. In connection therewith, we issued a warrant to purchase 2,200,000 shares of our common stock to the lender and a warrant to purchase 60,000 shares of our common stock to the placement agent. The warrants are exercisable at $0.01 per share through November 25, 2006. The lender exercised its warrant on December 18, 2003.

      On June 25, 2004, we amended our credit facility to increase the available borrowings to a maximum of $16.0 million. In connection therewith, we issued to the lender a warrant to purchase up to 450,000 shares of common stock, at an exercise price of $.01 per share through November 30, 2008. As of June 25, 2004, the warrant was exercisable for 200,000 shares of common stock. Additional shares will become available for exercise if the maximum amount of borrowings outstanding under our credit facility reaches certain thresholds specified in the warrant. The lender exercised the warrant with respect to 200,000 shares on June 28, 2004.

      In February 2004, we completed private placements of our common stock and warrants, which raised $4.4 million in gross proceeds ($4.1 million, net of offering expenses). A total of approximately 1,500,000 shares of common stock were sold to accredited investors at $3.00 per share. We also issued to these accredited investors warrants to purchase up to approximately 1,400,000 shares at $3.10 per share.

      In July 2004 we completed a private placement of our common stock and warrants, which raised $2.4 million in gross proceeds ($2.2 million, net of offering expenses). A total of 1,175,605 shares of common stock were sold to accredited investors at $2.05 per share. We also issued to these accredited investors warrants to purchase up to 529,023 shares at an exercise price of $2.50 per share until January 31, 2005 and an exercise price of $3.05 per share from February 1, 2005 until July 31, 2007. The net proceeds from the private placement will be used for general corporate purposes, including working capital to support growth.

      During the fiscal years ended September 30, 2002 and 2001, Jay M. Haft, a then director of our company, received $15,000 and $20,000, respectively, for consulting services provided to us.

      During the fiscal years ended September 30, 2002 and 2001, Robert H. Walker, a director of our company, received $5,375 and $13,000, respectively, for consulting services provided to us.

      Mark J. Lerner, a then director of our company, is president of Morgen, Evan & Company. Mr. Lerner, through Morgen, Evan, provided consultation services relative to our international marketing and sales efforts, for which we compensated Mr. Lerner, through Morgen, Evan in the amount of $20,000 for services received during the fiscal year ended September 30, 2001.

      We believe that the compensation or fees paid to such parties was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

SELLING STOCKHOLDERS

      This prospectus relates to our registration, for the account of the selling stockholders, of an aggregate of 6,017,590 shares of our common stock, including 1,968,578 shares issuable upon exercise of outstanding warrants and 352,681 shares issuable pursuant to anti-dilutive rights. These shares are being registered, pursuant to registration rights granted by us to the selling stockholders.

      The shares listed in Selling Stockholders Table A have been registered for resale pursuant to the registration statement of which this prospectus forms a part.

      The shares listed in Selling Stockholders Table B for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-97359). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

      The shares listed in Selling Stockholders Table C for resale were previously registered pursuant to our Registration Statement on Form S-3 (Registration No. 333-88046). Pursuant to Rule 429 promulgated under the Securities Act of 1933, this prospectus and the registration statement of which it forms a part updates such Registration Statement.

      We believe, based on information supplied by the following persons, that except as noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column in this table assumes the sale of all of the shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares.

Selling Stockholders Table A

			Common Stock
			Offered By
	Shares Beneficially		Selling		Shares Beneficially
	Owned Prior To Offering		Stockholder		Owned After Offering

Names Of Selling Stockholders	Number	Percent	Number		Number	Percent

Alpha Capital AG	426,829	2.1%	426,829	(1)	—	—
Atlas Equity, I Ltd.	577,300	2.8%	85,365	(1)	491,935	2.8%
Bald Eagle Fund, Ltd.	4,183	*	4,183	(1)	—	—
Basso Multi-Strategy Holding Fund LTD.	332,920	1.6%	332,920	(1)	—	—
Basso Equal Opportunity Holding Fund LTD	93,905	*	93,905	(1)	—	—
Iroquois Capital, LP	426,829	2.1%	426,829	(1)	—	—

			Common Stock
			Offered By
	Shares Beneficially		Selling		Shares Beneficially
	Owned Prior To Offering		Stockholder		Owned After Offering

Names Of Selling Stockholders	Number	Percent	Number		Number	Percent

Kensington Partners L.P.	81,183	*	81,183	(1)	—	—
Theodore S. LaBella	284,521	1.4%	94,145	(2)	190,376	*
Spirit Capital, LLC	170,731	*	170,731	(1)	—	—
TRUK International Fund LP	24,500	*	24,500	(1)	—	—
TRUK Opportunity Fund LLC	325,500	1.6%	325,500	(1)	—	—
Christopher M. Lehman(3)	11,053	*	11,053		—	—
Barrington Research Associates, Inc.(4)	100,000	*	40,000	(5)	60,000	*
Benson P. Shapiro	60,000	*	60,000		—	—
RVSI Investors LLC	2,678,490	12.9%	478,490	(6)	2,200,000	11.0%
Atlas Fund	176,790	*	21,951		154,839	*
Clough Investment Partners I, LP	314,911	1.5%	24,849		290,062	1.4%
Clough Investment Partners II, LP	37,540	*	3,073		34,467	*
Clough Offshore Fund	94,390	*	7,200		87,190	*
Crestview Capital Master	1,732,599	8.3%	175,610		1,556,989	7.5%
Gruber & McBaine International	141,011	*	5,707		135,304	*
Jon D. Gruber & Linda M. Gruber	103,035	*	4,390		98,645	*
Lagunitas Partners LP	469,449	2.3%	16,244		453,205	2.2%
Hideko A. K. LaBella	43,080	*	8,780		34,300	*
L & Co., LLC	564,392	2.7%	4,390		560,002	*
Irrevocable Trust of James Elineberger u/a 12/17/98	324,637	1.5%	17,561		307,076	1.5%
Laddcapp Value Partners LP	174,036	*	17,561		156,475	*
Osiris Investment Partners LP	282,864	1.4%	35,122		247,742	1.2%
Peter and Carolyn Lynch Unitrust	24,264	*	8,780		15,484	*
Peter S. Lynch Charitable Lead Annuity Trust	64,130	*	2,195		61,935	*
Peter S. Lynch Charitable Unitrust	17,679	*	2,195		15,484	*
Raj Maheshwari	106,074	*	13,171		92,903	*
Richard Kiphart	353,579	1.7%	43,902		309,677	1.5%
Straus GEPT Partners LP	266,958	1.3%	16,859		250,099	1.2%
Straus Partners LP	414,580	2.1%	27,044		387,536	1.9%
The Lynch Foundation	119,245	*	13,171		106,074	*
The Vintox Fund	137,561	*	17,561		120,000	*
Topaz Partners	225,984	1.1%	21,951		204,033	1.0%
Shulevitz Family Equities, LLC	103,511	*	8,780		94,731	*

*	Less than 1.0%.

(1)	Of these shares, approximately 26% are issuable upon exercise of warrants and approximately 17% issuable pursuant to anti-dilution rights.

(2)	Of these shares, approximately 24% are issuable upon exercise of warrants and approximately 21% issuable pursuant to anti-dilution rights.

(3)	Such selling stockholder provides us with consulting services.

(4)	Such selling stockholder provided us with investment banking services in 2003 and 2004.

(5)	All of these shares are issuable upon exercise of warrants.

(6)	Such selling stockholder includes 250,000 shares issuable upon exercise of warrants.

Selling Stockholders Table B

			Common Stock
			Offered By
	Shares Beneficially		Selling	Shares Beneficially
	Owned Prior To Offering		Stockholder	Owned After Offering

Names Of Selling Stockholders	Number	Percent	Number	Number	Percent

Thomas Alexander	93,609	*	28,868	64,741	*
Paul and Paula Ambrose	3,701	*	621	3,080	*
Randy Angerman	4,712	*	621	4,091	*
Anthony Barbaro	6,682	*	546	6,136	*
David Bubnoski(1)	37,749	*	6,899	30,850	*
Thomas Cherenack	19,505	*	1,594	17,911	*
Thomas Cretella	5,702	*	466	5,236	*
James Hahn(1)	95,232	*	24,353	70,879	*
Morris Hahn	4,712	*	621	4,091	*
Jonathan Howe(2)	7,464	*	6,000	1,464	*
Japan Direx Corporation	182,741	*	57,067	125,674	*
Martin Judge	2,280	*	785	1,495	*
Richard Mahmarian	10,657	*	3,999	6,658	*
Paul Matzko	6,351	*	502	5,849	*
Andrew Peros	5,482	*	1,430	4,052	*
William Peterson	469	*	123	346	*
Michael Savage	3,701	*	621	3,080	*
Robert Sharp	4,712	*	621	4,091	*
Joseph Snyder	824	*	225	599	*
Raymond Verchio	5,002	*	409	4,593	*
Robert Valvo	469	*	123	346	*
Stephen Todd Walker	3,701	*	621	3,080	*
Jeannine Guilleven Wood	9,425	*	1,243	8,182	*
Joseph Zako	9,425	*	1,243	8,182	*

*	Less than 1.0%.

(1)	Such selling stockholder is an employee of our company.

(2)	Such selling stockholder serves as a member of our board of directors.

Selling Stockholders Table C

			Common Stock
			Offered By
	Shares Beneficially		Selling	Shares Beneficially
	Owned Prior To Offering		Stockholder	Owned After Offering

Names Of Selling Stockholders	Number	Percent	Number(1)	Number	Percent

Robert Birch	55,137	*	55,137	—	—
Charles T. Foley	27,568	*	27,568	—	—
Charles T. Foley II	6,892	*	6,892	—	—
David P. Foley	6,892	*	6,892	—	—

			Common Stock
			Offered By
	Shares Beneficially		Selling	Shares Beneficially
	Owned Prior To Offering		Stockholder	Owned After Offering

Names Of Selling Stockholders	Number	Percent	Number(1)	Number	Percent

GRT Topaz Partners LP	17,092	*	17,092	—	—
GRT Topaz Partners (QP), LP	37,217	*	37,217	—	—
GRT Topaz Offshore Partners, Ltd.	55,964	*	55,964	—	—
Lagunitas Partners LP	469,449	2.3%	56,250	413,199	2.0%
Gruber & McBaine International	141,011	*	28,750	112,261	—
Jon D. Gruber & Linda W. Gruber	103,035	*	15,000	88,035	*
L & Co., LLC	564,392	2.7%	55,760	508,632	2.5%
Irrevocable Trust of James E. Lineberger u/a 12/17/98	324,637	1.5%	103,177	221,460	*
Maple Row (Bermuda) LTD	85,616	*	85,616	—	—
Needham Contrarian Fund, LP	68,493	*	68,493	—	—
Needham Emerging Growth Partners (Caymans) LP	68,493	*	68,493	—	—
Needham Emerging Growth Partners, LP	205,685	1.00%	205,685	—	—
Needham Growth Fund	275,685	1.33	275,685	—	—
Needham Aggressive Growth Fund	20,676	*	20,676	—	—
Peter & Carolyn Lynch JWROS	47,088	*	47,088	—	—
The Lynch Foundation	119,245	*	48,801	70,444	*
Peter S. Lynch Charitable Remainder Trust	25,684	*	25,684	—	—
Lynch Childrens Trust FBO Elizabeth Lynch	5,408	*	5,408	—	—
Lynch Childrens Trust FBO Anne Lynch	5,374	*	5,374	—	—
Lynch Childrens Trust FBO Mary Lynch	5,392	*	5,392	—	—
Proximity Fund L.P.	20,000	*	20,000	—	—
Proximity International Ltd.	5,000	*	5,000	—	—
Putnam Variable Trust — Putnam VT Small Cap Value Fund	289,025	1.4%	289,025	—	—
Putnam Investments Funds — Putnam Small Cap Value Fund	738,372	3.6%	738,372	—	—
Radyr Investments Limited	42,808	*	42,808	—	—
Douglas Campbell, Jr.	85,462	*	85,462	—	—
The Diamond Family Foundation	27,568	*	27,568	—	—
Terry Diamond IRA	27,568	*	27,568	—	—
Thomas Tullo, IRA	27,568	*	27,568	—	—
Needham & Company, Inc.(2)	113,050	*	113,050 (3)	—	—

*	Less than 1.0%.

(1)	Except for shares held by Needham and Company, Inc., approximately 17% are issuable upon exercise of warrants expiring on May 1, 2005.

(2)	Needham & Company is a broker-dealer, and, therefore, may be deemed to be an underwriter in connection with the resale of our securities for purposes of the Securities Act.

(3)	All of such shares are issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

      We are offering to sell 293,901 shares of common stock and warrants to purchase 132,256 shares of common stock to participants in our July 2004 equity offering pursuant to contractual commitments made in connection with such offering.

      We are registering the remaining shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

      Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

      The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

      In addition, if we are notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

      We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock.

DESCRIPTION OF OUR SECURITIES

Common Stock

      We are currently authorized to issue up to 100,000,000 shares of our common stock, $.01 par value. As of, July 30, 2004, 20,406,780 shares of our common stock were issued and outstanding, and held of record by approximately 3,050 persons. We estimate that there are in excess of 20,000 beneficial owners of our common stock.

      Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Limitation of Liability

      As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

•	for any breach of the director’s duty of loyalty to us or our stockholders

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

•	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock

•	for any transaction from which the director derives an improper personal benefit.

      As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

      Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law. We currently maintain liability insurance for the benefit of our directors and officers.

Delaware Anti-Takeover Law

      We are subject to the provisions of section 203 of the Delaware law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Shareholder Rights Plan

      We have a shareholder rights plan. The plan is intended to deter coercive or partial offers which will not provide fair value to all stockholders and enhance our ability to represent all stockholders and thereby maximize stockholder values.

      Pursuant to a rights agreement with American Stock Transfer & Trust Company, as rights agent, one right was issued for each outstanding share of our common stock on May 26, 1998. Each right entitles the registered holder to purchase one-third of a share of common stock, at a price of $90.00 per one-third of a share. The rights generally will not become exercisable unless and until, among other things, any person acquires 15% or more of our outstanding common stock. The rights are redeemable under certain circumstances at $0.025 per right and will expire, unless earlier redeemed or extended, on May 26, 2008.

Transfer Agent

      The transfer agent for our common stock is American Stock Transfer & Trust Company.

LEGAL MATTERS

      The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

      The consolidated financial statements of Robotic Vision Systems, Inc. and subsidiaries as of and for the year ended September 30, 2003, and the related financial statement schedule included in this prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the entity’s ability to continue as a going concern described in Note 1 to the financial statements and the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, as described in Note 18), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Robotic Vision Systems, Inc. as of September 30, 2002, and for each of the two years in the period ended September 30, 2002, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the entity’s ability to continue as a going concern described in Note 1 and the Company’s change in its method of revenue recognition to conform with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” described in Note 2), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

      We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

      The registration statement can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC’s site on the Internet, located at: http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Robotic Vision Systems, Inc.
Nashua, New Hampshire

      We have audited the accompanying consolidated balance sheet of Robotic Vision Systems, Inc. and subsidiaries (the “Company”) as of September 30, 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive loss, and cash flows for the year ended September 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Robotic Vision Systems, Inc. and subsidiaries at September 30, 2003, and the results of their consolidated operations and their consolidated cash flows for the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

      Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. The financial data in this schedule as of and for the year ended September 30, 2003 has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth herein in relation to the basic financial statements taken as a whole.

      As discussed in Note 18 to the consolidated financial statements, effective October 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

      The accompanying consolidated financial statements for the year ended September 30, 2003 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses and non-compliance with certain loan covenants raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GRANT THORNTON LLP

Boston, Massachusetts

December 22, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Robotic Vision Systems, Inc.
Nashua, New Hampshire

      We have audited the accompanying balance sheets of Robotic Vision Systems, Inc. and subsidiaries (the “Company”) as of September 30, 2002, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for the two years in the period ended September 30, 2002. Our audits also included the financial statement schedule included on Page F-40 for each of the two years in the period ended September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of Robotic Vision Systems, Inc. and subsidiaries at September 30, 2002, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective October 1, 2000, the Company changed its method of revenue recognition to conform to Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.”

      The accompanying financial statements for the year ended September 30, 2002 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses and non-compliance with certain loan covenants raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

January 14, 2003

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2003 and 2002

	2003	2002

	(In thousands, except
	per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$367	$220
Accounts receivable, net of allowances of $1,140 and $1,672	9,501	13,574
Inventories, net	10,995	22,767
Prepaid expenses and other current assets	1,561	1,294

Total current assets	22,424	37,855
Plant and equipment, net	2,218	5,733
Goodwill, net of accumulated amortization of $3,215	1,333	1,554
Software development costs, net	5,227	6,864
Intangibles and other long-term assets	2,791	4,883

	$33,993	$56,889

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Revolving credit facility	$4,635	$7,132
Notes payable and current portion of long-term debt	8,835	4,781
Accounts payable current	3,019	7,641
Accounts payable past-due	6,546	3,403
Accrued expenses and other current liabilities	18,430	15,780
Deferred gross profit	1,693	1,839

Total current liabilities	43,158	40,576
Long-term debt	1,285	3,076

Total liabilities	44,443	43,652
Stockholders’ (Deficit) Equity:
Common stock, $0.01 par value; shares authorized, 100,000 shares; issued and outstanding, 2003 — 14,724 and 2002 — 12,131	147	121
Additional paid-in capital	299,768	293,476
Accumulated deficit	(308,920)	(278,798)
Accumulated other comprehensive loss	(1,445)	(1,562)

Total stockholders’ (deficit) equity	(10,450)	13,237

	$33,993	$56,889

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended September 30, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands, except per share amounts)
Revenues	$43,400	$59,243	$107,845
Cost of revenues	30,291	44,968	90,013

Gross profit	13,109	14,275	17,832

Operating costs and expenses:
Research and development expenses	10,183	18,590	28,352
Selling, general and administrative expenses	30,875	36,915	54,320
Severance and other charges	3,889	6,244	17,336
Gain on sale of assets	(350)	(6,935)	—
In-process research and development	—	—	1,050

Loss from operations	(31,488)	(40,539)	(83,226)
Other gains	2,688	—	—
Interest income	5	96	442
Interest expense	(1,309)	(1,331)	(1,622)

Loss before income taxes	(30,104)	(41,774)	(84,406)
Provision for income taxes	—	—	9,220

Loss before cumulative effect of accounting change	(30,104)	(41,774)	(93,626)
Cumulative effect of accounting change	—	—	(10,747)

Net loss	$(30,104)	$(41,774)	$(104,373)

Net loss per share:
Loss before cumulative effect of accounting change:
Basic and diluted	$(2.44)	$(4.19)	$(13.22)

Cumulative effect of accounting change:
Basic and diluted	—	—	$(1.50)

Net loss
Basic and diluted	$(2.44)	$(4.19)	$(14.72)

Weighted average shares:
Basic and diluted	12,337	10,019	7,137

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended September 30, 2003, 2002 and 2001

					Accumulated
	Common Stock*				Other
			Additional		Comprehensive	Total
	Number		Paid-In	Accumulated	Income	Stockholders’
	of Shares	Amount	Capital	Deficit	(Loss)	Equity

	(In thousands)
Balance, October 1, 2000	7,055	$71	$269,249	$(131,733)	$(671)	$136,916
Shares issued in connection with the exercise of stock options and warrants	137	1	1,603	—	—	1,604
Amortization of warrant premium	—	—	—	(704)	—	(704)
Translation adjustment	—	—	—	—	(11)	(11)
Net loss	—	—	—	(104,373)	—	(104,373)

Balance, September 30, 2001	7,192	72	270,852	(236,810)	(682)	33,432

Shares issued in connection with the exercise of warrants	2,871	29	9,038	—	—	9,067
Shares and warrants issued in connection with the private placement of common stock	2,055	20	13,539	—	—	13,559
Shares and warrants issued for professional services	13	—	47	—	—	47
Minimum pension obligation	—	—	—	—	(657)	(657)
Amortization of warrant premium	—	—	—	(214)	—	(214)
Translation adjustment	—	—	—	—	(223)	(223)
Net loss	—	—	—	(41,774)	—	(41,774)

Balance, September 30, 2002	12,131	121	293,476	(278,798)	(1,562)	13,237

Warrants issued in connection with debt deferral	—	—	282	—	—	282
Shares and warrants issued in connection with the private placement of common stock	2,000	20	4,582	—	—	4,602
Shares issued in exchange for debt	440	4	1,310	—	—	1,314
Shares and warrants issued for professional services	64	1	97	—	—	98
Shares issued for employee retention	89	1	3	—	—	4
Minimum pension obligation	—	—	—	—	136	136
Beneficial conversion feature	—	—	18	(18)	—	—
Translation adjustment		—	—	—	(19)	(19)
Net loss	—	—	—	(30,104)	—	(30,104)

Balance, September 30, 2003	14,724	$147	$299,768	$(308,920)	$(1,445)	$(10,450)

*	As adjusted for 5-for-1 reverse stock split. See Note 2

      See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended September 30, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Net loss	$(30,104)	$(41,774)	$(104,373)
Foreign currency translation adjustment	(19)	(223)	(11)
Minimum pension liability	136	(657)	—

Comprehensive loss	$(29,987)	$(42,654)	$(104,384)

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended September 30, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Operating activities:
Net loss	$(30,104)	$(41,774)	$(104,373)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	—	—	9,220
Depreciation and amortization	6,341	10,289	14,883
Non cash interest	18	—	—
Issuance of warrants and shares in lieu of cash	384	47	—
Gain on shares exchanged for debt	(1,492)	—	—
Cumulative effect of accounting change	—	—	10,747
Write-off of tangible and intangible assets	564	4,825	12,885
Bad debt provision	984	40	1,122
Inventory provision	3,703	4,913	17,300
Warranty provision	158	777	1,990
In-process research and development	—	—	1,050
Gain on sale of assets	(350)	(6,935)	—
Loss on disposition of assets	1,387	70	—
Changes in operating assets and liabilities:
Accounts receivable	3,089	1,252	48,650
Inventories	8,069	4,131	1,147
Prepaid expense and other current assets	(267)	874	1,528
Other assets	762	(474)	(692)
Accounts payable current	(4,622)	(2,850)	(22,369)
Accounts payable past-due	5,949	180	5,052
Deferred gross profit	(146)	(630)	(8,278)
Accrued expenses and other current liabilities	2,701	(660)	(2,446)

Net cash used in operating activities	(2,872)	(25,905)	(12,584)

Investing activities:
Additions to plant and equipment, net	(392)	(792)	(2,285)
Cash paid for acquisitions, net of cash acquired	—	—	(3,125)
Additions to software development costs	(1,197)	(1,409)	(3,409)
Proceeds from sale of assets	350	10,189	—

Net cash (used in) provided by investing activities	(1,239)	7,988	(8,819)

Financing activities:
Issuance of convertible note	500	—	—
Issuance of promissory note	2,000	—	—
Proceeds from private placement of common stock, net of offering costs	4,602	13,559	—
Proceeds from exercise of stock options and warrants	—	—	26
Net proceeds from (payments of) revolving credit facility	(2,497)	4,747	2,385
Repayment of long-term borrowings	(328)	(3,642)	(420)

Net cash provided by financing activities	4,277	14,664	1,991

Effect of exchange rate changes on cash and cash equivalents	(19)	(81)	19
Net increase (decrease) in cash and cash equivalents	147	(3,334)	(19,393)
Cash and cash equivalents:
Beginning of year	220	3,554	22,947

End of year	$367	$220	$3,554

Supplemental cash flow information:
Interest paid	$913	$801	$446

Income taxes paid	$42	$160	$—

Noncash investing and financing activities:
Issuance of notes payable and future payments for acquisition	$—	$—	$9,185

Cashless exercise of prepaid warrants for 2,384 shares of common stock in 2002 and 137 in 2001	$—	$7,067	$1,576

Issuance of 487 shares of common stock in payment of accrued warrant premium	$—	$2,000	$—

Trade payables exchanged with shares of common stock	$2,806	$—	$—

Discount on convertible note	$65	$—	$—

Amortization of warrant premium	$—	$214	$704

Minimum pension liability	$(136)	$657	$—

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2003, 2002 and 2001
(In thousands, except per share amounts)

1.     Business Overview and Going Concern Considerations

      Description of Business — Robotic Vision Systems, Inc. (“RVSI”), including its subsidiaries (collectively the “Company”), designs, manufactures, markets and sells automated two dimensional (“2-D”) and three dimensional (“3-D”) machine vision based products and systems for inspection, measurement and identification.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses for fiscal 2003, 2002 and 2001 amounting to $31,488, $40,539 and $83,226, respectively, and negative cash flows from operations for fiscal 2003, 2002 and 2001 amounting to $2,872, $25,905 and $12,584, respectively. Further, the Company has debt payments due which relate to acquisitions the Company has made and, as of September 30, 2003, is not in compliance with the debt covenants on its line of credit. These conditions raise doubt about the Company’s ability to continue as a going concern.

      The Company has prepared and is executing a plan to meet its financial needs. The Company has undertaken several measures during fiscal 2003 and subsequently to reduce its losses, strengthen its working capital position and provide additional liquidity. During fiscal 2003 it reduced its fixed costs significantly, reduced its operating losses and lowered its breakeven level of revenues. In November 2002, it began the process of selling the Semiconductor Equipment Group (“SEG”) business. On December 4, 2002, the Company received $500 from the issuance of a convertible note. On April 11, 2003, the Company received a $1,000 settlement payment and the first one-half of a $4,000 loan from a major customer. On September 26, 2003, the Company completed a private placement of its common stock, which, along with the exercise on December 1, 2003, of an option to purchase additional shares by its lead investor, raised gross proceeds of $6,000. The proceeds as of September 30, 2003, net of offering expenses, totaled $4,602. On November 26, 2003, the Company refinanced its existing revolving credit facility with a new facility, which increased its maximum borrowing availability to $13,000. In December 2003, the Company informed the Lender of its desire to draw down the second tranche of the loan. In response, the Lender stated that it will advance the second tranche loan only if the Company agrees to substantial modifications to the settlement and release agreement. The Company has not as yet determined whether it is prepared to accept such modifications.

      In November 2002, the Company adopted a formal plan to sell the SEG business. In the period since the formal plan was adopted, the semiconductor equipment industry has entered the early stages of a growth cycle driven by rising semiconductor industry sales. Also, during this period the SEG business has (a) lowered its fixed costs and breakeven level of revenues, (b) reduced its liabilities through a series of debt-for-equity exchanges, and (c) recruited an experienced high technology executive to run the operations and oversee its eventual sale. While there can be no assurance of a successful outcome, the Company believes that given these changes in the business and the concurrent improvement in the semiconductor capital spending environment, the SEG business has the potential to generate positive cash flow from operations and return to profitability. Accordingly, the Company believes the timing of the SEG business’ sale should be lengthened to allow for the realization of a sale price that more closely reflects what it believes is the business’ inherent value.

      The sale of SEG, if completed, is expected to result in sufficient proceeds to pay down a significant portion of the Company’s debt, reduce accounts payable, and provide working capital for the Company’s remaining business. However, no assurance can be given that SEG will be sold at a price, or on sufficient terms, to allow for such a result. Because the timing and proceeds of a prospective sale of SEG is uncertain, the Company took steps during fiscal 2003 to increase its working capital.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If the Company does not succeed in selling the Semiconductor Equipment Group, it may not have sufficient working capital to continue in business. While management believes that it will complete such a sale, there can be no assurance that the proceeds of a sale will be sufficient to finance the Company’s remaining businesses. In that event, the Company may be forced either to seek additional financing or to sell some or all of the remaining product lines.

2.	Significant Accounting Policies

      Principles of Consolidation — The consolidated financial statements include the financial statements of RVSI and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated in consolidation.

      Revenues, Cost of Revenues and Cumulative Effect of Accounting Change — In fiscal year 2001, the Company changed its method of accounting for revenue on certain semiconductor equipment sales to comply with SEC Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements.” Previously, the Company generally recognized revenue upon shipment to the customer, and accrued the cost of providing any undelivered services associated with the equipment at the time of revenue recognition. Under the new accounting method, adopted retroactive as of October 1, 2000, the Company recognizes revenue based on the type of equipment that is sold and the terms and conditions of the underlying sales contracts including acceptance provisions.

      Revenue for established products that have previously satisfied customer acceptance requirements and that provide for full payment tied to shipment is generally recognized upon shipment and passage of title. In those cases, installation is not deemed to be essential to the functionality of the equipment since installation does not involve significant changes to the features or capabilities of the equipment or building complex interfaces and connections. In addition, the equipment could be installed by the customer or other vendors and generally the cost of installation approximates only 1% to 2% of the sales value of the related equipment. When customer payment terms provide that a minor portion of the equipment purchase price be paid only upon customer acceptance (20% or less), the portion of the purchase price related to customer acceptance is generally recognized upon customer acceptance with the majority portion of revenue and the entire product cost recognized upon shipment and passage of title. When customer payment terms require that a significant portion of the equipment price be paid upon customer acceptance (greater than 20%), the entire purchase price and cost are deferred until customer acceptance is received. Revenue for new products that have not previously satisfied customer acceptance requirements, generally semiconductor capital equipment, is recognized upon customer acceptance. The gross profit on sales that are not yet recognized is recorded as deferred gross profit in the consolidated balance sheet. The Company provides for warranty costs at the time the related revenue is recognized. Equipment installation is typically provided by the Company and is generally not billed separately to the customer. Service revenue, related to maintenance and training programs, is recognized ratably over the period that services are provided. The Company does not grant any rights of return or price protection privileges to distributors.

      The cumulative effect of the change as of October 1, 2000 resulted in a charge to operations of $10,747, which is included in the Consolidated Statement of Operations for the year ended September 30, 2001. The effect of the change on the year ended September 30, 2001, was to increase revenues by $15,197 and to reduce the loss before the cumulative effect of the accounting change by $8,107.

      Cash and Cash Equivalents — Cash and cash equivalents include money market accounts and certain debt securities issued by the United States government purchased with an original or remaining maturity of three months or less.

      Allowance for Doubtful Accounts — The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allowances are periodically reviewed, on a case by case basis, analyzing the customers’ payment history and information regarding customers’ creditworthiness known to the Company. In addition, the Company records a reserve based on the size and age of all receivable balances against which it does not have specific reserves.

      Inventories — Inventories are stated at the lower of cost (using the first-in, first-out cost flow assumption) or market. The Company reduces the carrying value of its inventory for estimated obsolescence by the difference between the cost of inventory and its estimated net realizable value based upon assumptions about future demand and market conditions. There can be no assurance that the Company will not have to take additional inventory provisions in the future based upon a number of factors including: changing business conditions; shortened product life cycles; the introduction of new products and the effect of new technology.

      Foreign Currency — Foreign currencies are translated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translations”. Under this standard, assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at current exchange values. Income and expense items are translated at average rates of exchange prevailing during the year.

      Gains and losses arising from the translation of the Company’s foreign subsidiaries’ financial statements are reflected as a component of equity. Realized and unrealized gains and losses are included in income in the period in which they occur.

      Plant and Equipment — Plant and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over estimated lives ranging from two to eight years. Leasehold improvements are amortized over the lesser of their respective estimated useful lives or lease terms.

      Intangible Assets — In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company conducts a periodic assessment, annually or more frequently, if impairment indicators exist, on the carrying value of our goodwill. The assessment is based on estimates of future income from the reporting units and estimates of the market value of the units. These estimates of future income are based upon historical results, adjusted to reflect our best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Actual results may differ materially from these estimates. In addition, the estimated future market value for our reporting units is based on management’s judgement.

      In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews the carrying value of long-lived assets when circumstances dictate that they should be reevaluated, based upon the expected future operating cash flows of its business. These future cash flow estimates are based on historical results, adjusted to reflect the Company’s best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Actual results may differ materially from these estimates, and accordingly, could result in additional impairment of long-lived assets. See Note 15 for the discussion of impairments recorded in fiscal 2003 and 2002. Also, as discussed later in this Note, the Company adopted the provisions of SFAS No. 144 in fiscal 2003.

      Software Development Costs — Software development costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Such costs are capitalized only to the extent of costs of producing product masters subsequent to the establishment of their technological feasibility and capitalization ends when the product is available for general release to customers. Capitalized software development costs are amortized over the estimated useful lives (generally five years) on a straight-line basis or the ratio of current revenues to total expected revenues in a product’s expected life, if greater. Amortization begins in the period in which the related

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

product is available for general release to customers. The Company reviews the unamortized capitalized costs of its underlying products compared to the net realizable value of these products. An impairment loss is recorded in an amount by which the unamortized capitalized costs of a computer software product exceeds the net realizable value of that asset. Certain software development costs totaling $1,197, $1,409 and $3,409 have been capitalized during the fiscal years ended September 30, 2003, 2002 and 2001, respectively. Amortization expense relating to software development costs for the fiscal years ended September 30, 2003, 2002, and 2001 was $2,834, $3,418 and $4,409, respectively. See Note 15 for the discussion of impairments recorded in fiscal 2002.

      Research and Development Costs — The Company charges research and development costs for Company-funded projects to operations as incurred.

      Income Taxes — The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Valuation allowances are provided against assets that are not likely to be recognized. U.S. federal income taxes are not required on the unremitted accumulated earnings of foreign subsidiaries, since such earnings are considered to be permanently reinvested abroad.

      Net Loss Per Share — Basic loss per share is computed using the weighted average number of common shares outstanding during each year. Diluted net income per common share reflects the effect of the Company’s outstanding options and warrants (using the treasury stock method), except where such options would be anti-dilutive.

      Fair Value of Financial Instruments — The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

a) Receivables — The carrying amount approximates fair value because of the short maturity of these instruments.

b) Debt — The carrying amounts approximate fair value based on borrowing rates currently available to the Company for loans with similar terms.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company believes that the most significant estimates include the reserve for doubtful accounts receivable, reserve for inventory excess and obsolescence, warranty reserves and the assessment of impairment of long-lived assets.

      Concentrations of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. Cash equivalents are placed with high-quality financial institutions, which limits the amount of credit exposure to any one institution, and the Company has established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity. Trade receivables result primarily from sales to semiconductor manufacturers located in North America, Japan, the Pacific Rim and Europe. Receivables are mostly from major corporations or distributors or are supported by letters of credit.

      Equity-based Compensation — SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages but does not require companies to record compensation cost for stock-based employee

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation plans at fair value. As permitted by SFAS No. 123, the Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion No. 25,” and has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, for financial reporting purposes, compensation cost for stock options granted to employees is measured as the excess, if any, of the estimated fair market value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Equity instruments issued to nonemployees are accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) Abstract No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.”

      The Company accounts for equity-based compensation arrangements in accordance with the provisions of APB No. 25 and complies with the disclosure provisions of SFAS No. 123, as amended by SFAS 148. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and EITF Abstract No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in conjunction with Selling Goods or Services. Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price.

      Had compensation cost for the Company’s stock based compensation plans and employee stock purchase plan been determined on the fair value at the grant dates for awards under those plans, consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been reported at the pro-forma amounts indicated below.

	2003	2002	2001

Net loss available to common stockholders (see Note 14)	$(30,104)	$(41,988)	$(105,077)
Deduct: Total stock-based compensation expense determined under the fair value based method for all stock option awards (net of related tax effects)	(1,814)	(1,783)	(4,000)

Net loss — pro forma	$(31,918)	$(43,771)	$(109,077)

Loss per share:
Basic and diluted — as reported	$(2.44)	$(4.19)	$(14.72)

Basic and diluted — pro forma	$(2.59)	$(4.37)	$(15.28)

      Litigation Contingencies — The Company assesses its exposure to pending litigation and possible unasserted claims against it in order to establish appropriate litigation reserves. In establishing such reserves, the Company works with its counsel to consider the availability of insurance coverage, the likelihood of prevailing on a claim, the probable costs of defending the claim, and the prospects for, and costs of, resolution of the matter. It is possible that the litigation reserves established by the Company will not be sufficient to cover the Company’s actual liability and future results of operations for any particular quarterly or annual period could be materially adversely affected by the outcome of certain litigation or claims.

      Reverse Stock Split — Effective November 26, 2003, the Company effected a one-for-five reverse stock split of its common stock. All information in the consolidated financial statements related to common shares, share prices, per share amounts, stock option plans and stock warrants have been restated retroactively for the reverse stock split, unless otherwise noted.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reclassifications — Certain amounts in the prior years’ financial statements have been reclassified to conform with the current year’s presentation.

Recent Accounting Pronouncements

      In August 2001, FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” This Statement also supersedes APB No. 30 provisions related to accounting and reporting for the disposal of a segment of a business. This Statement establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The Statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. The Company adopted this Statement in fiscal 2003. The adoption of SFAS No. 144 did not have a material effect on the Company’s financial statements.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which nullifies EITF Issue No. 94-35. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company adopted the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The effect of adopting SFAS No. 146 is recognized in the consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting And Disclosure Requirements For Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 addresses the disclosure requirements of a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 were effective for the Company in its quarter ended December 31, 2002. The liability recognition requirements will be applicable prospectively to all guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company’s financial statements.

      In November 2002, the EITF issued EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables”, which provides guidance on the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service. EITF 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

      On April 30, 2003, the FASB issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. In addition, SFAS No. 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company’s financial statements.

      On May 15, 2003, the FASB issued SFAS No. 150, Accounting for “Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and certain equity derivatives that frequently are used in connection with share repurchase programs. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial statements.

3.	Accounts Receivable

      Accounts receivable at September 30, 2003 and 2002, consisted of the following:

	2003	2002

Total accounts receivable	$10,641	$15,246
Less allowance for doubtful accounts receivable	(1,140)	(1,672)

Accounts receivables, net	$9,501	$13,574

4.	Inventories

      Inventories at September 30, 2003 and 2002, consisted of the following:

	2003	2002

Raw materials	$4,875	$11,645
Work in process	1,588	6,651
Finished goods	4,532	4,471

Total	$10,995	$22,767

      Finished goods inventory includes $386 and $1,671 that have been placed on consignment with distributors at September 30, 2003 and 2002, respectively.

5.	Income Taxes

      The components of loss before income tax provision (benefit), for the fiscal years ended September 30, 2003, 2002 and 2001 are as follows:

	2003	2002	2001

Domestic	$(28,122)	$(39,798)	$(74,930)
Foreign	(1,982)	(1,976)	(9,476)

Total	$(30,104)	$(41,774)	$(84,406)

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The income tax provision (benefit) for the fiscal years ended September 30, 2003, 2002 and 2001 consisted of the following:

	2003	2002	2001

Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

	$—	$—	$—

Deferred:
Federal	(8,856)	(13,351)	(31,107)
State	(1,288)	(1,212)	(2,367)
Change in valuation allowance	10,144	14,563	42,694

	—	—	9,220

Total	$—	$—	$9,220

      The income tax benefits related to the exercise of stock options reduce taxes currently payable or increase net deferred tax assets, and are credited to additional paid-in capital.

      A reconciliation between the statutory U.S. Federal income tax rate and the Company’s effective tax rate for the fiscal years ended September 30, 2003, 2002 and 2001 is as follows:

	2003	2002	2001

U.S. Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
Increases (reductions) due to:
State taxes — net of Federal tax benefit	(4.0)	(4.0)	(4.0)
Change in valuation allowance	34.0	38.0	47.8
Other — net	4.0	—	1.1

Total	0.0%	0.0%	10.9%

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net deferred tax asset at September 30, 2003 and 2002 is comprised of the following:

	2003	2002

Deferred tax assets (liabilities):
Net operating loss carryforwards	$78,572	$67,231
Tax credit carryforwards	1,158	1,173
Accrued liabilities	3,634	2,730
Deferred revenue	1,223	39
Inventories	7,278	10,443
Receivables	503	693
Property and equipment	2,058	1,678
Software development costs	(2,425)	(2,413)
Intangible assets	2,325	2,042
Other	(182)	384

	94,144	84,000
Less valuation allowance	(94,144)	(84,000)

Total	$—	$—

      As of September 30, 2003, the Company had net operating loss carryforwards of approximately $209,000 subject to any annual limitations because of changes in ownership, as defined in the Internal Revenue Code. Such loss carryforwards expire in the fiscal years 2004 through 2023 as follows:

      The Company’s net operating loss carryforwards expire as follows:

2004	$380
2005	2,585
2006	2,937
2007	1,129
2008	814
2009	2,623
2010	2,097
2011	8,520
2012	1,187
2018	32,340
2019	18,542
2021	57,640
2022	27,958
2023	49,932

$208,684

      The utilization of the carryforwards to offset future tax liabilities is dependent upon the Company’s ability to generate sufficient taxable income during the carryforward periods. The Company has recorded a valuation allowance to reduce the net deferred tax asset to an amount that management believes is more likely than not to be realized. The change in the valuation allowance in fiscal 2003 and 2002 is attributable to the significant operating loss incurred in 2003 and 2002.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Plant and Equipment

      Plant and equipment at September 30, 2003 and 2002 consisted of the following:

	2003	2002

Machinery and equipment	$5,032	$8,461
Furniture, fixtures and other equipment	5,176	10,254
Demonstration equipment	398	6,319
Leasehold improvements	2,636	3,795

Total	13,242	28,829
Less accumulated depreciation and amortization	(11,024)	(23,096)

Plant and equipment — net	$2,218	$5,733

7.	Accrued Expenses and Other Current Liabilities

      Accrued expenses and other current liabilities at September 30, 2003 and 2002 consisted of the following:

	2003	2002

Accrued wages and related employee benefits	$3,502	$4,505
Accrued sales commissions	2,842	2,586
Advance contract payments received	1,524	2,036
Accrued warranty and other product related costs	1,980	2,346
Accrued interest	751	592
Accrued severance and other restructuring charges	1,962	175
Accrued sales, franchise and income taxes payable	1,002	930
Accrued purchase order commitment reserve	1,100	—
Accrued professional fees	904	509
Accrued other	2,863	2,101

Total	$18,430	$15,780

8.	Revolving Credit Facility, Notes Payable and Long-Term Debt

Revolving Credit Facility

      The Company had a $10,000 revolving credit facility, which was due to expire on April 28, 2003. The termination date had been extended eight times by the lender. The fifth extension contained modifications to certain conditions of the loan agreement. This credit facility allowed for borrowings of up to 90% of eligible foreign receivables up to $10,000 of availability provided under the Export-Import Bank of the United States guarantee of certain foreign receivables and inventories, less the aggregate amount of drawings under letters of credit and any bank reserves. At September 30, 2003, the amount available under the line was $9,561 against which the Company had $4,635 of borrowings, resulting in availability at September 30, 2003 of $4,926, subject to the terms of the credit facility. Outstanding balances bear interest at a variable rate as determined periodically by the bank (6% at September 30, 2003). At September 30, 2003, the Company was not in compliance with certain covenants of the credit agreement, and therefore in technical default, although the bank continued to make funds available for borrowings.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On November 26, 2003, the Company replaced its $10,000 revolving credit line with a $13,000 facility. The new facility has two revolving credit lines. The first of which accords the Company a maximum of $10,000 and is collateralized by certain foreign receivables and inventory with availability subject to a borrowing base formula. This line, which is guaranteed by the Export-Import Bank of the United States expires on November 30, 2005 and has a 7% interest rate. The second line is for a maximum of $3,000 and is collateralized by certain domestic receivables. Availability under this line is subject to a borrowing base formula, which, as defined in the credit agreement, includes a $1,500 overadvance feature. At November 26, 2003, the amount available under the line was approximately $12,533, against which the Company had $8,941 of borrowings, resulting in availability at November 26, 2003 of $3,612. It expires on November 25, 2006 and has a 17% interest rate of which 5% can be capitalized at the Company’s option. The facility contains covenants pertaining to the Company’s net worth and to fixed charge coverage (as defined). The Company can prepay the facility at its discretion. In the event of the sale of SEG, the Company is required to repay in full the $10,000 credit line. The $3,000 credit line continues subject to the Company meeting certain financial conditions. The facility also includes an annual commitment fee of 0.5% based on the unused portion of the facility.

      In connection with the facility, the Company issued a warrant to purchase 2,200 shares of the Company’s common stock at an exercise price of $0.01 per share to the lender and a warrant to purchase 60 shares of the Company’s common stock at an exercise price of $0.01 per share to the placement agent. Subsequent to year end, the Company recorded a deferred financing asset for the fair value of the warrant, of approximately $7,200 using the Black-Scholes valuation model with the following assumptions: volatility of 185% and risk-free interest rate of 2.48%. The deferred financing cost is being amortized and charged to interest expense over the life of the facility. In December 2003, the lender notified the Company that it intends to exercise the warrant.

      In addition, the Company incurred costs in connection with the financing of approximately $680 which are being amortized and charged to interest expense over the life of the facility. Upon the maturity or payoff of the facility the Company will also be obligated to pay $400 reflecting deferred interest and closing costs and which are being amortized and charged to interest expense over the life of the facility.

Notes Payable and Long–term Debt:

      Notes payable and long-term debt at September 30, 2003 and 2002 consisted of the following:

	2003	2002

Subordinated note payable — 8.25%, payable in equal quarterly installments of $281, currently due	$565	$850
Abante note payable — 8%, currently due	1,000	1,000
Abante payable — non-interest bearing, discounted at 8%, payable in annual installments of $500 through November 2006	1,786	1,695
AIID notes payable — prime rate (4.00% at September 30, 2003 and 4.75% at September 30, 2002)	4,245	4,219
Promissory note payable — 10%, due April 11, 2004	2,000	—
9% Convertible Senior Note — due December 4, 2005	454	—
Other borrowings	70	93

Total notes payable and long-term debt	10,120	7,857
Less notes payable and current portion of long-term debt	(8,835)	(4,781)

Long-term debt	$1,285	$3,076

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The subordinated note payable to General Scanning matured in June 2003, bearing interest at prime (4% at September 30, 2003) and called for quarterly payments of $281 commencing September 12, 2001. The Company did not make either the March 12, 2003 or June 12, 2003 note principal payments. The Company is currently a defendant in an action entitled GSI Lumonics Inc. v. Robotic Vision Systems, Inc., C.A. No. CV-03-4474 (E.D.N.Y.) in which the plaintiff, GSI Lumonics Inc. (“GSLI”) as successor to General Scanning, alleges breach of contract and conversion, and seeks injunctive relief and unspecified damages. GSLI alleges that RVSI breached a 1998 Settlement Agreement by failing to terminate a license relating to certain lead scanning technology in March 2003. The Magistrate Judge recommended that a preliminary injunction be granted, enjoining RVSI from, among other things, disclosing, licensing, selling or assigning the disputed technology. RVSI has objected to the Magistrate’s recommendation, and the District Court judge will rule on the objections and decide whether to grant the preliminary injunction. Meanwhile, RVSI has terminated the disputed license. Plaintiff has moved for summary judgment on its breach of contract claim, and RVSI has moved to dismiss the case as moot and for failure to state a claim.

      On November 21, 2001, the $1,500 note payable issued to the former principals of Abante Automation Inc. (“Abante”) came due, together with 8% interest thereon from November 29, 2000. In connection with the acquisition of Abante, the Company agreed to make post-closing installment payments to the selling shareholders of Abante. These non-interest bearing payments were payable in annual installments of not less than $500 through November 2005. On November 21, 2001, the first of five annual installments on the Abante payable also became due, in the amount of $500. Pursuant to an oral agreement with the former principals of Abante, the Company paid on November 21, 2001 the interest, $250 of note principal and approximately $112 of the first annual installment. The balance of the sums originally due on November 21, 2001, were rescheduled for payment in installments through the first quarter of fiscal 2003. The Company continued to make certain payments in accordance with the terms of that agreement, paying the interest, $250 of note principal and approximately $150 of the first annual installment on February 21, 2002, and paying approximately $238 of the first annual installment on May 21, 2002. The Company did not make either the November 2002 note principal payment of $1,000 or a significant portion of the November 2002 annual installment payment of $500. In addition, the Company did not make a significant portion of the November 2003 annual installment payment of $500. On December 19, 2003, the Company entered into a settlement agreement with the former principals of Abante who agreed to forbear from taking action against the Company for fifteen months. The Company agreed to pay $300 on January 5, 2004, to make additional monthly payments of at least $35, and to pay the remaining balance due upon the sale of SEG, subject to certain conditions.

      On January 3, 2002, a payment of $1,855 under notes issued to the former shareholders of Auto Image ID, Inc. (“AIID”) came due together with interest at prime rate. On the due date, the Company paid the interest and approximately $240 of note principal to certain of these shareholders. The Company reached an agreement with the other former shareholders to pay the sums originally due on January 3, 2002, in three approximately equal principal installments in April 2002, August 2002 and December 2002. In exchange for the deferral, the Company issued warrants to purchase 183 shares of its common stock with an exercise price of $5.70 per share. The fair value of these warrants (determined using Black-Scholes pricing model), totaling approximately $137, was charged to operations through January 2003. In accordance with the agreement with the other former stockholders, the Company made note principal and interest payments on April 1, 2002 of approximately $516 and $31, respectively, and note principal and interest payments on August 1, 2002 of $536 and $29, respectively. The Company did not make the December 2002 and January 2003 installment payments due of $535 and $1,855, respectively, and is therefore in default. Seven of the former shareholders filed lawsuits against the Company seeking payment of all amounts currently past due. These noteholders agreed to forbear from taking action to enforce their notes until May 1, 2004 or the earlier occurrence of certain events. On October 29, 2003,

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

additional noteholders agreed to forbear from taking action until May 1, 2004. The Company agreed to issue these noteholders warrants to purchase 59 shares of its common stock at exercise prices ranging from $2.50 per share to $3.60 per share and paid these noteholders the outstanding interest that had accrued through June 1, 2003.

      On December 4, 2002, Pat V. Costa, the Company’s Chief Executive Officer, loaned the Company $500 and the Company issued a 9% Convertible Senior Note in the amount of $500. Under the terms of this note, the Company is required to make semiannual interest payments in cash on May 15 and November 15 of each year commencing May 2003, and pay the principal amount on December 4, 2005. This note allows Mr. Costa to require earlier redemption by the Company in certain circumstances including the sale of a division at a purchase price at least equal to the amounts then due under this note. Thus, Mr. Costa may require redemption at the time of the sale of SEG. This note also allows for conversion into shares of common stock. The note may be converted at any time by Mr. Costa until the note is paid in full or by the Company if at any time following the closing date the closing price of the Company’s Common Stock is greater, for 30 consecutive trading days, than 200% of the conversion price. Mr. Costa’s conversion price is equal to 125% of the average closing price of the Company’s common stock for the thirty consecutive trading days ending December 3, 2002, or $2.10 per share. This convertible debt contained a beneficial conversion feature, and as the debt is immediately convertible, the Company recorded a dividend in the amount of approximately $18 on December 4, 2002. The Company did not make the semiannual interest payment due on May 15, 2003. On October 28, 2003, Mr. Costa agreed to forbear from exercising his rights with respect to this interest payment until January 14, 2005.

      In connection with the 9% Convertible Senior Note, on December 4, 2002, the Company issued warrants to Mr. Costa. Under the terms of the warrants, Mr. Costa is entitled to purchase from the Company shares equal to 25% of the total number of shares of Common Stock into which the Convertible Senior Note may be converted or approximately 60 shares. The warrants have an exercise price of $3.15. The Company recorded the fair value of these warrants of approximately $65 as a discount to the debt using the Black-Scholes valuation model with the following assumptions: volatility of 107% and risk-free interest rate of 2.49%. This discount is being amortized over the period from December 4, 2002 to December 4, 2005.

      On December 4, 2002, as a condition to making the loan mentioned above and in order to secure the prompt and complete repayment, the Company entered into a Security Agreement with Mr. Costa. Under the terms of this agreement, the Company granted Mr. Costa a security interest in certain of the Company’s assets.

      On April 11, 2003, the Company entered into a settlement and release agreement with a major customer, which provided for the release of certain claims among the parties and the payment of $1,000 to the Company. On the same date, the Company entered into a loan agreement with this customer which afforded the Company the right to borrow an aggregate of $4,000, in two equal tranches, subject to the conditions of each closing. The first closing occurred on April 11, 2003, at which time the Company delivered to the lender a secured promissory note in the amount of $2,000 with a maturity date of April 11, 2004, bearing an interest rate of 10%. The second closing for the delivery of a separate promissory note is subject to terms and conditions. In December 2003, the Company informed the Lender of its desire to draw down the second tranche of the loan. In response, the Lender stated that it will advance the second tranche loan only if the Company agrees to substantial modifications to the settlement and release agreement. The Company has not as yet determined whether it is prepared to accept such modifications. During the three month period ended June 30, 2003, the Company recorded a $1,000 other gain relating to the settlement.

      As of December 15, 2003, the Company was in default on an aggregate of approximately $4,351 of its borrowings.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Principal maturities of notes payable and long-term debt as of September 30, 2003 are as follows:

2004	$8,835
2005	1,285

Total	$10,120

9.	Employee Benefit Plans

      Defined Benefit Plan — The Company has a noncontributory pension plan for certain employees hired prior to September 1996 that meet certain minimum eligibility requirements. The level of retirement benefit is based on a formula, which considers both employee compensation and length of credited service.

      Plan assets are invested in pooled bank investment accounts and mutual funds, and the fair value of such assets is based on the quoted market prices of underlying securities in such accounts. The Company funds pension plan costs based on minimum and maximum funding criteria as determined by independent actuarial consultants.

      The components of net pension cost for the fiscal years ended September 30, 2003, 2002 and 2001 are summarized as follows:

	2003	2002	2001

Service cost — benefits earned during the period	$227	$324	$253
Interest on projected benefit obligations	205	233	200
Estimated return on plan assets	(117)	(131)	(173)
Other — amortization of actuarial gains, net transition asset, curtailment and settlement gains	108	104	187

Net pension cost	$423	$530	$467

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The funded status of the plan compared with the accrued expense included in the Company’s consolidated balance sheet at September 30, 2003 and 2002 is as follows:

	2003	2002

Reconciliation of benefit obligation
Obligation at beginning of fiscal year	$3,523	$2,568
Service cost	227	324
Interest cost	205	233
Plan amendment	—	58
Actuarial (gain) loss	(247)	898
Benefit payments and settlements	(128)	(558)

Obligation at end of fiscal year	$3,580	$3,523
Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of fiscal year	$1,308	$1,578
Actual return on plan assets	219	(68)
Employer contributions	328	356
Benefit payments and settlements	(128)	(558)

Fair value of plan assets at end of fiscal year	$1,727	$1,308
Funded status
Funded status at end of fiscal year	(1,853)	(2,215)
Unrecognized prior service cost	76	85
Unrecognized loss	1,206	1,654

Net accrued pension costs, before additional minimum liability	$(571)	$(476)
Minimum pension liability	(521)	(657)

Net accrued pension costs	$(1,092)	$(1,133)

      The curtailment and settlements were a result of the partial termination of the plan as well as a result of the employee terminations resulting from the Company’s restructuring efforts.

      Significant assumptions used in determining net periodic pension cost and related pension obligations are as follows:

	2003	2002

Discount rate	6.25%	6.50%
Rate of compensation increase	4.00%	4.00%
Expected long-term rate of return on assets	8.00%	8.00%

      Defined Contribution Plans — The Company merged three defined contribution plans in early 2002 into the Robotic Vision Systems, Inc. 401(k) Retirement Savings Plan (the “Plan”) formerly the CiMatrix Retirement Savings Plan. The Plan is available to all eligible employees as defined by the Plan and matching contributions are made in accordance with plan documents. The Company incurred $234, $416 and $546 for matching employer contributions to the Plans in 2003, 2002 and 2001, respectively. The Plan experienced partial plan terminations due to the number of participants separated from employment.

      During fiscal year 2001, the RVSI Vanguard Savings Plan and the RVSI Retirement Investment Plan experienced partial plan terminations due to the number of participants separated from employment.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consequently, all participants who were involuntarily separated from the company due to a reduction in workforce received 100% of the company matching funds in their accounts.

10.	Commitments and Contingencies

      Operating Leases — The Company has entered into operating lease agreements for equipment, and manufacturing and office facilities. The minimum noncancelable scheduled rentals, net of the sub-lessee payments described below, under these agreements are as follows:

Fiscal Year Ending September 30:	Facilities	Equipment	Total

2004	$1,633	$39	$1,672
2005	1,339	18	1,357
2006	953	4	957
2007	922	—	922
2008	941	—	941
Thereafter	2,439	—	2,439

Total	$8,227	$61	$8,288

      Rent expense for the fiscal years ended September 30, 2003, 2002 and 2001 was $1,831, $2,910 and $3,563, respectively.

      In connection with the sale of the material handling business (see Note 13) as of December 15, 2001, to affiliates of SICK AG of Germany (“SICK”), the Company sublet a portion its Canton, Massachusetts facility, totaling approximately 34,100 square feet to SICK. Under the terms of the sale transaction, SICK agreed to occupy the space through July 2003 and pay a monthly sublet amount to the Company of approximately $38. This sublet arrangement terminated as of July 2003, at which time the Company engaged in a new one-year facility lease for the space occupied at the Canton, Massachusetts location, which did not include a sublet provision to SICK.

      Purchase Commitments — As of September 30, 2003, the Company had approximately $14,200 of purchase commitments with vendors. Approximately $12,900 were for the Semiconductor Equipment Group, and included computers, handling equipment, and manufactured components for the division’s lead scanning, wafer scanning, handling and ball attach product lines. Approximately $1,300 were for the Acuity CiMatrix Division, and included computers, PC boards, cameras, and manufactured components for the division’s machine vision and two-dimensional inspection product lines. The Company is required to take delivery of this inventory over the next three years. Substantially all deliveries are expected to be taken in the next eighteen months.

      A schedule of the commitments is as follows:

Fiscal Year Ending September 30:

2004	$9,690
2005	1,400
2006	3,110

Total	$14,200

      As a result of the slowdown experienced during fiscal 2003 and 2002, the Company identified certain purchase commitments for products that have been discontinued. The Company has recorded losses during the years ended September 30, 2003 and September 30, 2002 totaling $1,100 and $150, respectively, related to these commitments.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Litigation

      In March 2002, the Company learned that the staff of the Securities and Exchange Commission had commenced a formal investigation into the statements that preceded, and the accounting practices that led to, the Company’s May 2001 restatement of its financial results for fiscal year 2000 and for the first quarter of fiscal 2001. The Company is cooperating in the investigation.

      A number of purported securities class actions were filed beginning on or about June 11, 2001, against the Company, Pat V. Costa, its Chief Executive Officer, and Frank Edwards, its former Chief Financial Officer, in the Federal District Court for the District of Massachusetts. The action was consolidated as In Re Robotic Vision Systems, Inc. Securities Litigation, Master File No. 01-CV-10876 (RGS). This matter was settled on July 21, 2003. The settlement amount was paid by the Company’s directors and officers liability insurance policy.

      In February 2003, four of the former shareholders of Auto Image ID, Inc. filed an action in the United States District Court for the Eastern District of Pennsylvania, C. A. No. 03-841, seeking payments of approximately $2,000 of amounts allegedly owed under promissory notes issued to them by the Company in connection with the Company’s purchase of Auto Image ID, Inc. in January 2001. The parties to this action have agreed to settle the matter. The plaintiffs agreed to forbear in acting to collect on the promissory notes until May 1, 2004 or the earlier occurrence of certain events and the Company agreed to issue to the plaintiffs warrants to purchase 64 shares of our common stock. The parties filed a stipulation of dismissal on July 7, 2003.

      In addition, the Company is presently involved in other litigation matters in the normal course of business. Based upon discussion with the Company’s legal counsel, management does not expect that these matters will have a material adverse impact on its consolidated financial statements.

11.	Stockholders’ Equity

      Reverse Stock Split — Effective November 26, 2003, the Company effected a one-for-five reverse stock split of its common stock. All information in the consolidated financial statements related to common shares, share prices, per share amounts, stock option plans and stock warrants have been restated retroactively for the reverse stock split, unless otherwise noted.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Warrants Outstanding — As of September 30, 2003, there were outstanding warrants to purchase the Company’s common stock as described below:

			Approximate
	Number		Proceeds on
Date Issued	of Shares	Exercise Price	Exercise

February 1999(a)	29	$19.80	$574
April 1999(b)	65	$19.80	1,287
July 1999(c)	182	$20.10	3,658
July 1999(d)	14	$25.00	350
January 2001(e)	6	$242.85	1,457
January 2002(f)	32	$5.70	182
February 2002(g)	6	$6.70	40
May 2002(h)	627	$7.30-7.50	4,702
December 2002(i)	60	$3.15	189
July 2003(j)	30	$0.05	2
September 2003(k)	64	$3.60	230
September 2003(l)	1,040	$3.05	3,172

	2,155		$15,843

      In addition to the above warrants outstanding on September 30, 2003, as more fully disclosed in Note 8, the Company issued warrants to purchase 2,200 shares of its common stock in connection with its debt refinancing.

(a)	In connection with a private placement of its equity, the Company issued 5-year incentive common stock purchase warrants at an exercise price of $19.80 per share.

(b)	In conjunction with the sale of common stock, the Company issued 5-year incentive warrants at an exercise price of $19.80 per share, subject to anti-dilution adjustments. The incentive warrants are exercisable, beginning in October 2000.

(c)	The Company sold warrants to purchase 618 shares of the Company’s common stock at an exercise price of $20.10 per share for proceeds of $4,250, in a private placement.

(d)	Warrants issued to placement agent in connection with the sale of warrants and common stock with an exercise price of $25.00 per share.

(e)	Warrants assumed from the acquisition of Auto Image ID.

(f)	In connection with the deferral of note payments, the Company issued 5 year common stock warrants at an exercise price of $5.70 per share.

(g)	The Company issued 5 year common stock warrants to a consultant for services rendered at an exercise price of $6.70 per share.

(h)	In connection with a private placement of its equity, the Company issued warrants to purchase up to 400 shares on or before June 30, 2002, which was then extended to August 31, 2002 at $7.30 per share. The Company also issued warrants to purchase up to 514 shares at $7.50 per share on or before May 1, 2005. The private placement also included warrants issued to the placement agent to purchase up to 113 shares of common stock at $7.50 per share on or before May 1, 2005.

(i)	The Company issued warrants in connection with the issuance of a convertible note.

(j)	Warrants issued to consultant in settlement of fees.

(k)	Warrants issued in exchange for forbearance on promissory notes.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(l)	The Company issued warrants to purchase up to 1,000 shares of common stock at $3.05 per share in connection with a private placement of equity. The private placement also included warrants issued to the placement agent to purchase up to 40 shares of common stock at $2.50 per share.

      Private Placement — On September 26, 2003, the Company closed a private placement, raising $5,000 in gross proceeds, approximately $4,800 of which was received by September 30, 2003 and the balance in early October 2003. In December 2003, the lead investor exercised an option to invest an additional $1,000 on the same terms and conditions as the original funding, including warrants to purchase up to 200 shares of common stock, increasing the total gross proceeds to $6,000. A total of 2,400 shares of common stock were sold in the private placement at $2.50 per share. The private placement also included warrants to purchase up to 1,200 shares at $3.05 per share on or before September 26, 2008. Warrants were also issued to the placement agent, to purchase up to 40 shares of common stock at $2.50 per share on or before September 26, 2007. All of such warrants may be exercised six months after September 26, 2003. Additionally, the Company is required to file a registration statement within 60 days of the closing date, and to cause such registration statement to become effective within 120 days after the closing date or pay to each investor 1% of the purchase price paid by such investor, as liquidated damages for each of the next two months and 2% per month thereafter. The Company intends to register the shares sold in this offering and the shares underlying the warrant as promptly as practicable. The fair value of the warrants (determined using Black-Scholes pricing model: volatility of 185% and risk-free interest rate of 2.95%), totaling approximately $2,941 was credited to additional paid-in capital.

      Private Placement — On May 2, 2002, the Company completed a private placement, which raised approximately $13,591, net of offering expenses. A total of 2,100 shares of common stock were sold at $7.30 per share. The placement also included warrants to purchase up to 400 shares at $7.30 per share on or before June 30, 2002 (the “60-day Warrants”), and warrants to purchase up to 500 shares at $7.50 per share on or before May 1, 2005 (the “3-year Warrants”). On June 27, 2002, the 60-day Warrants were modified to expire on August 30, 2002 and all such warrants expired without exercise on that date. The private placement also included warrants issued to the placement agent (the “Placement Warrants”), to purchase up to approximately 120 shares of common stock at $7.50 per share on or before May 1, 2005. The Company may call the $7.50 warrants, effectively forcing conversion, if the price of the Company’s common stock trades above $11.75 per share for twenty consecutive trading days at any time prior to the warrants’ expiration. The fair value of the 60-day Warrants (determined using Black-Scholes pricing model: volatility of 107% and risk-free interest rate of 2.49%), totaling approximately $525, the 3-year Warrants, totaling approximately $1,400, and the Placement Warrants, totaling approximately $305, was credited to additional paid-in capital.

      Warrants for Payment Deferral — On January 3, 2002, a payment of $1,855 under a note issued to the former shareholders of Auto Image ID, Inc. (“AIID”) came due together with interest at prime rate. On the due date, the Company paid the interest and approximately $240 of note principal to certain of these shareholders. The Company has reached an agreement with other former stockholders to pay the sums originally due on January 3, 2002 in three equal principal installments in April 2002, August 2002 and December 2002. In exchange for the deferral, the Company issued warrants with an exercise price of $5.70 per share. The fair value of these warrants (determined using Black-Scholes pricing model: volatility of 107% and risk-free interest rate of 2.49%), totaling approximately $137, was credited to additional paid in capital.

      Prepaid and Incentive Warrants — On February 23, 1999, the Company completed a private placement of its equity securities consisting of 5-year prepaid common stock purchase warrants (“prepaid warrants”) with a stated value of $11,000 and 5-year incentive common stock purchase warrants (“incentive warrants”) to purchase 119 shares of the Company’s common stock upon payment of an exercise price of $19.80 per share. These securities were sold to four institutional investors. At the closing,

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company received gross proceeds of $11,000 from the issuance of the prepaid warrants and incentive warrants, and net proceeds of $9,763 after placement agent fees and other expenses of the transaction. The Company also issued to the placement agent 5-year incentive warrants to purchase 126 shares of common stock at an exercise price of $19.80 per share. The market price of the Company’s common stock on the placement closing date was $15.15 per share.

      Each prepaid warrant was exercisable at the lower of $19.80 per share or 95% of the average of the three lowest closing bid prices of the Company’s common stock during the 20-day trading period ending on the date of notice of exercise. The prepaid warrants included an annual premium of 7% per annum, payable in cash or, at the Company’s option, in shares of the Company’s common stock. During the years ended September 30, 2003, 2002 and 2001, the warrant premium accrued was $0, $0 and $1,712, respectively, of which the Company paid $0, $2,442, and $217, respectively, in cash and the remainder in shares of common stock. During the years ended September 30, 2003, 2002 and 2001, 0, 2,871 and 136 shares were issued upon exercise of prepaid warrants at average exercise prices of $0.00, $4.10, $8.55, respectively. At September 30, 2003 and 2002, there were no prepaid warrants outstanding.

      Stock Option Plans — The Company has several stock option plans which provide for the granting of options to employees or directors at prices and terms as determined by the Board of Directors’ Stock Option Committee. Such options generally vest over a period of one to five years. Generally, options issued by the Company to date have exercise prices equal to or greater than the fair market value of the Company’s common stock at the date of grant.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth summarized information concerning the Company’s stock options:

	Number of	Exercise Price
	Shares	Range

	(In thousands)
Options outstanding for shares of common stock at October 1, 2000	746	$5.00 - 96.90
Granted	341	5.35 - 28.15
Canceled or expired	(171)	9.05 - 91.25
Exercised	(1)	10.00 - 20.65

Options outstanding for shares of common stock at September 30, 2001	915	5.00 - 96.90
Granted	243	2.35 - 20.65
Canceled or expired	(353)	3.60 - 91.25

Options outstanding for shares of common stock at September 30, 2002	805	2.35 - 96.90
Granted	1,357	0.65 - 4.00
Exercised	—
Canceled or expired	(414)	1.80 - 90.00

Options outstanding for shares of common stock at September 30, 2003	1,748	0.65 - 96.90

Options exercisable at:
September 30, 2003	419

September 30, 2002	441

September 30, 2001	424

Shares available for future grant at September 30, 2003	246

      Weighted average option exercise price information for the fiscal years ended September 30, 2003, 2002 and 2001 was as follows:

	2003	2002	2001

Outstanding at beginning of year	$19.10	$23.05	$27.40
Granted during the year	1.80	6.25	15.00
Exercised during the year	1.80	—	14.90
Canceled, terminated and expired	13.10	20.55	27.45
Outstanding at end of year	6.48	19.10	23.05
Exercisable at year end	18.23	23.65	25.30

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of September 30, 2003

	Outstanding Options			Exercisable Options

		Remaining	Weighted		Weighted
Range of Exercise Prices	Shares	Life In Years	Average Price	Shares	Average Price

	(In thousands)			(In thousands)
$ 0.65 - $ 0.65	4	5.49	$0.65	—	—
$ 1.15 - $ 1.80	1,154	5.51	$1.79	—	—
$ 1.90 - $12.50	356	3.36	$7.48	231	$9.20
$13.60 - $90.00	225	2.59	$25.53	179	$25.90
$96.90 - $96.90	9	2.66	$96.90	9	$96.90

$ 0.65 - $96.90	1,748	4.68	$6.48	419	$18.23

      The weighted average fair value of the options granted during fiscal 2003, 2002 and 2001 is estimated at $1.80, $6.25 and $15.00 on the date of grant (using Black-Scholes option pricing model) with the following weighted average assumptions for fiscal 2003, 2002 and 2001, respectively: volatility of 182%, 107% and 107%, risk-free interest rate of 2.38%, 2.49% and 3.90%, and an expected life of five years in fiscal 2003, 2002 and 2001, respectively.

      Debt Exchanged for Common Stock — During the fiscal year ended September 30, 2003, the Company issued approximately 440 shares of its common stock to certain suppliers in exchange for the cancellation of approximately $2,800 of trade indebtedness owed to such suppliers. This debt restructuring also included the cancellation of certain purchase order commitments of the Company’s totaling approximately $2,800. The Company has reported a gain from debt restructure of $1,492 in other gains for the fiscal year ended September 30, 2003.

2002 Option Plan

      On November 13, 2002, the Board of Directors of the Company (the “Board”) approved the Robotic Vision Systems, Inc. 2002 Stock Plan (the “2002 Plan”). The 2002 Plan allows for the grant of Non-Qualified Options at any time from November 13, 2002 to June 30, 2003 to key employees or individuals who render services to the Company. The aggregate number of shares for which options may be granted under this Plan is 400. Each option under the Plan is fully exercisable upon grant or in installments as specified by the Compensation Committee or the Board of Directors.

2003 Option Plan

      On July 1, 2003, the Board of Directors of the Company approved the Robotic Vision Systems, Inc. 2003 Stock Plan (the “Plan”). The Plan allows for the grant of Non-Qualified Options to employees or individuals who render services to the Company. The aggregate number of shares for which options may be granted under this Plan is 700. Options to purchase 698 shares have been granted as of September 30, 2003. Each option under the Plan is fully exercisable upon grant or in installments as specified by the Compensation Committee or the Board of Directors.

12.	Customers, Geographic and Segment Information

Major Customers and Credit Concentrations

      During fiscal 2003 no customer accounted for more than 10% of total revenues. In fiscal 2002 and fiscal 2001, revenues from one customer represented 10% of total revenues at September 30, 2002 and September 30, 2001.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Operations

      Operations by geographic area are summarized as follows:

	United
	States	Europe	Eliminations	Consolidated

Fiscal year ended September 30, 2003
Revenues from unaffiliated customers	$41,755	$1,645	$—	$43,400
Transfers between geographic areas	1,026	—	(1,026)	—

Total revenues	42,781	1,645	(1,026)	43,400

Income (loss) before income tax provision	(29,556)	(548)	—	(30,104)

Identifiable assets	33,919	429	(355)	33,993

Fiscal year ended September 30, 2002
Revenues from unaffiliated customers	$57,363	$1,880	$—	$59,243
Transfers between geographic areas	1,095	—	(1,095)	—

Total revenues	58,458	1,880	(1,095)	59,243

Income (loss) before income tax provision	(41,066)	(708)	—	(41,774)

Identifiable assets	56,427	817	(355)	56,889

Fiscal year ended September 30, 2001
Revenues from unaffiliated customers	$103,322	$4,523	$—	$107,845
Transfers between geographic areas	2,424	—	(2,424)	—

Total revenues	105,746	4,523	(2,424)	107,845

Income (loss) before income tax provision	(80,253)	(4,153)	—	(84,406)

Identifiable assets	86,056	2,246	(355)	87,947

      Total revenues from customers outside the U.S. were $25,838, $32,532 and $65,640 for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

      Export sales from the Company’s U.S. divisions to unaffiliated customers, which are generally denominated in U.S. dollars, for the fiscal years ended September 30, 2003, 2002 and 2001 were as follows:

	2003	2002	2001

Europe	$6,583	$4,009	$3,080
Asia/Pacific Rim	17,549	26,402	55,351
Other	61	241	2,686

Total	$24,193	$30,652	$61,117

Segment Information

      The Company’s chief operating decision-maker is its Chief Executive Officer. The Company operates in two reportable segments serving the machine vision industry. The Company has determined segments primarily based on the nature of the products offered by the Semiconductor Equipment Group and the Acuity CiMatrix division. The Semiconductor Equipment Group is comprised of the Electronics

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subdivision, including Abante Automation, supplies inspection equipment to the semiconductor industry; the Systemation subdivision offers tape and reel component processing systems designed to handle and inspect chip scale packages (“CSP”) and ball grid array (“BGA”) packages; and the Vanguard subdivision is a supplier of BGA and CSP equipment for the semiconductor and connection industries. The Acuity CiMatrix division designs, manufactures and markets 2-D data collection products and barcode reading systems, as well as 2-D machine vision systems and lighting products for use in industrial automation.

      The accounting policies of each segment are the same as those described in Note 2. Sales between segments are determined based on an intercompany price that is consistent with external customers. Intersegment sales by the Acuity CiMatrix division were approximately $71, $200 and $965 for fiscal 2003, 2002 and 2001, respectively. All intercompany profits are eliminated in consolidation. Other income (loss) is comprised of unallocated corporate general and administrative expenses. Other assets are comprised primarily of unallocated corporate accounts. Although certain research activities are conducted by the Acuity CiMatrix division for the Semiconductor Equipment Group, research and development expenses are

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reported in the segment where the costs are incurred. The following table presents information about the Company’s reportable segments. All intercompany transactions have been eliminated.

	2003	2002	2001

Revenues:
Semiconductor Equipment	$25,430	$34,162	$71,840
Acuity CiMatrix	17,970	25,081	36,005

Total revenues	$43,400	$59,243	$107,845

Loss from operations
Semiconductor Equipment	$(15,933)	$(31,242)	$(44,302)
Acuity CiMatrix	(5,512)	(910)	(30,055)
Other	(10,043)	(8,387)	(8,869)

Total income (loss) from operations	$(31,488)	$(40,539)	$(83,226)

Depreciation and amortization
Semiconductor Equipment	$3,856	$7,087	$9,317
Acuity CiMatrix	2,339	3,012	5,008
Other	146	190	558

Total depreciation and amortization	$6,341	$10,289	$14,883

Total assets
Semiconductor Equipment	$20,913	$38,475	$54,947
Acuity CiMatrix	12,015	17,532	29,100
Other	1,065	882	3,900

Total assets	$33,993	$56,889	$87,947

Expenditures For Plant And Equipment, Net
Semiconductor Equipment	$360	$518	$1,431
Acuity CiMatrix	32	226	636
Other	—	48	218

Total expenditures for plant and equipment, net	$392	$792	$2,285

Capitalized amounts of software development costs
Semiconductor Equipment	$648	$913	$2,370
Acuity CiMatrix	549	496	1,039

Total capitalized amounts of software development costs	$1,197	$1,409	$3,409

13.	Acquisitions and Dispositions

      On November 29, 2000, the Company acquired the outstanding shares of Abante Automation, Inc. (“Abante”) for approximately $1,850 in cash, a twelve-month note of $1,500 at 8% interest and the net present value of future minimum payments of $500 per year for 5 years using a discount rate of 8% (see Note 8). Abante designs, manufactures and markets machine vision systems for three-dimensional inspection in the semiconductor and electronics industries.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On January 3, 2001, the Company acquired the outstanding shares of Auto Image ID, Inc. (“AIID”) for approximately $1,200 in cash and three-year notes payable at $1,855 per year at prime rate (see Note 8). AIID designs, manufactures and markets products for reading direct part marks and two-dimensional bar codes.

      The acquisitions have been accounted for as purchases and, accordingly, the results of Abante and AIID are included in the consolidated statements of operations of the Company since the respective dates of acquisition. Under the purchase method of accounting, the acquired assets and assumed liabilities have been recorded at their estimated fair values at the dates of acquisition.

      The allocation of the total cost of the acquisitions in 2001 of approximately $12,550 was as follows: approximately $5,300 was allocated to existing technologies; $1,050 to in-process research and development; approximately $1,800 to other identified intangible assets and $4,400 to goodwill. The intangible lives range from 4 to 5 years and the goodwill was being amortized over 7 years. Future minimum payments under non-cancelable commitments are discounted using applicable rates. The operations of Abante and AIID prior to their acquisitions by the Company are not material to the Company’s statement of operations.

      The valuation of the existing technology and in-process research and development was determined using the income method. Revenue and expense projections as well as technology assumptions were prepared through 2006. The projected cash flows were discounted using a 25% rate. The value assigned to in-process technology relates primarily to one research project, as yet to reach technological feasibility and which had no alternative use at the date of purchase. The in-process research and development related to a single project for the development of 3-D inspection technology. Management is primarily responsible for estimating the fair value of the acquired in-process research and development, and the valuation was determined separately from all other acquired assets using the percentage of completion method. The significant assumptions underlying the valuation of this technology included revenues commencing in 2001, a completion ratio of 64% which was calculated by dividing the total expenditures to date for the project by the total estimated expenditures, and a discount rate of 30%. The efforts required to develop the in-process technologies into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be designed to meet their design specifications, including function, features and technical performance requirements. At September 30, 2001, this project was substantially concluded.

      As of December 15, 2001 the Company sold its one-dimensional material handling product line (“material handling business”), which had been part of the Company’s Acuity CiMatrix division, to affiliates of SICK AG of Germany (“SICK”). The material handling business had designed, manufactured and marketed one-dimensional bar code reading and machine vision systems and related products used in the automatic identification and data collection market to track packages for the parcel delivery services and material handling industries. The sales price was $11,500, which includes the right to receive $500 following the expiration of a 16-month escrow to cover indemnification claims. The costs of the transaction were approximately $800. The Company recorded a net gain of $6,935 in the first quarter of fiscal 2002, related to the sale of the material handling business. For the period from October 1, 2001 through December 15, 2001, the material handling business had revenues of approximately $2,800 and had an operating loss of approximately $250. On June 5, 2003, the Company came to an agreement with SICK on the remaining escrow in the amount of $350 and recorded the amount as a net gain in the quarter ended June 30, 2003, related to the sale of the material handling business.

14.	Earnings Per Share

      Basic net income (loss) per share is computed using the weighted average number of shares outstanding during each period. Diluted net income per share reflects the effect of the Company’s

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outstanding stock options and warrants (using the treasury stock method), except where such options and warrants would be anti-dilutive. The calculations for earnings per share for the three years ended September 30, 2003, 2002 and 2001 are as follows:

	2003	2002	2001

Basic And Diluted EPS
Loss before cumulative effect of accounting change	$(30,104)	$(41,774)	$(93,626)
Premium on warrants	—	(214)	(704)

Loss before cumulative effect — diluted numerator	(30,104)	(41,988)	(94,330)
Cumulative effect of accounting change — basic numerator	—	—	(10,747)

Net loss — numerator	$(30,104)	$(41,988)	$(105,077)

Weighted average number of common shares — denominator	12,337	10,019	7,137

Per Share:
Loss before cumulative effect of accounting change	$(2.44)	$(4.19)	$(13.22)

Cumulative effect of accounting change	$—	$—	$(1.50)

Net loss	$(2.44)	$(4.19)	$(14.72)

      Reverse Stock Split — Effective November 26, 2003, the Company effected a one-for-five reverse stock split of its common stock. All information in the consolidated financial statements related to common shares, share prices, per share amounts, stock option plans and stock warrants have been restated retroactively for the reverse stock split, unless otherwise noted.

      For the years ended September 30, 2003, 2002 and 2001, the Company had potential common shares, representing outstanding stock options and warrants, excluded from the earnings per shares calculation of 2,800, 2,304, and 2,389 respectively, as they were considered anti-dilutive.

15.	Restructuring And Impairments

      In February 2003, the Company closed its New Berlin, Wisconsin and Tucson, Arizona facilities, and consolidated these SEG operations into its Hauppauge, New York facility. This restructuring included costs related to the closing of these facilities, writing off tangible and intangible assets and a reduction of approximately 50 employees. The charge for this restructuring totaling $3,529 was comprised of facility exit costs of $2,486, property plant and equipment write-offs of $427, severance charges of $228, and other asset write-offs of $388. As of September 30, 2003, the Company had substantially reached an agreement pertaining to its lease for the New Berlin, Wisconsin facility and on October 31, 2003, the Company reached a settlement. In exchange for the release of all past and future obligations, the Company issued the landlord a $1,000 note payable in 36 equal payments of approximately $31 each. The note reflects an effective interest rate of approximately 8.7%. The note is payable in full upon the occurrence of certain events, including the sale of SEG. In addition to the note, the Company issued a three-year warrant to purchase 20 shares of common stock at an exercise price of $0.05 per share. The Company determined the fair value of the warrant of approximately $65 using the Black-Scholes valuation model with the following assumptions: volatility of 185% and risk-free interest rate of 2.28%. The effect of this settlement was to reduce the facility exit costs recorded in February 2003 of $2,486 by approximately $1,100, resulting in a facility exit cost charge of approximately $1,400 for the fiscal year ended September 30, 2003.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Also during the nine month period ended June 30, 2003, the Company took additional steps in order to reduce its costs, including a reduction of approximately 25 employees at its Hauppauge, NY and Canton, MA facilities, resulting in severance costs of approximately $180.

      In November 2002, certain SEG senior management and technical employees were granted retention agreements. These agreements allow for employees to receive cash and stock benefits for remaining with the Company and continuing through the sale of SEG. The current cash value of the award is approximately $720. The Company is accruing these agreements over the expected service period, which has been based upon the estimated timing of the sale of SEG. The Company accrued approximately $600 as of September 30, 2003.

      During the quarter ended September 30, 2003, the Company incurred costs related to the closing of a foreign office, totaling approximately $119. In connection with this closing, employee severance costs relating to two employees were recorded in addition to facility exit costs.

      Impairments — In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company conducts a periodic assessment, annually or more frequently, if impairment indicators exist on the carrying value of our goodwill. The assessment is based on estimates of future income from the reporting units and estimates of the market value of the units. These estimates of future income are based upon historical results, adjusted to reflect the Company’s best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Actual results may differ materially from these estimates. In addition, the estimated future market value for the Company’s reporting units is based on management’s judgment.

      In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews the carrying value of long-lived assets when circumstances indicate that they should be reevaluated, based upon the expected future operating cash flows of its business. These future cash flow estimates are based on historical results, adjusted to reflect the Company’s best estimate of future markets and operating conditions, and are continuously reviewed based on actual operating trends. Actual results may differ materially from these estimates, and accordingly, could result in additional impairment of long-lived assets.

      During the year ended September 30, 2003, the Company recorded charges related to the impairment of certain long-lived assets and intangible assets, which totaled $564.

      A summary of the 2003 remaining restructuring costs is as follows:

	Liability at	Charges	Cash	Non-Cash	Liability at
	September 30,	in Fiscal	Amounts	Amounts	September 30,
	2002	2003	Incurred	Incurred	2003

Restructuring
Severance payments to employees	$98	$467	$519	$—	$46
Exit costs from facilities	77	1,443	204	—	1,316
Write-off of other tangible and intangible assets	—	815	—	815	—
Retention agreements	—	600	—	—	600

Subtotal restructuring	175	3,325	723	815	1,962
Impairments
Goodwill	—	564	—	564	—

Total Restructuring and Impairments	$175	$3,889	$723	$1,379	$1,962

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Restructuring Fiscal 2002 — The Company experienced a decline in orders and revenues during fiscal 2002. Management’s response was to develop and implement headcount reduction plans designed to reduce costs and expenses. As the downturn in the economy worsened, management reviewed its operational plan and made further headcount reductions. During the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, management made decisions to terminate employees in response to lower revenues. In addition to headcount reductions, the Company incurred costs related to the closing of a foreign office. Certain tangible and intangible assets were also abandoned in connection with the restructuring efforts. Restructuring charges, totaling approximately $1,688 after reversals, were recorded during fiscal 2002. The charges can be summarized as follows:

•	During the quarter ended December 31, 2001, approximately $169 of employee severance was recorded. Headcount reductions were made in the Semiconductor Equipment Group and the Acuity CiMatrix division. Approximately 30 employees were terminated throughout all functions of these operations.

•	In the quarter ended March 31, 2002, approximately $542 of severance was recorded. Approximately 30 employees were terminated throughout all functions of the Semiconductor Equipment Group. Also, approximately $335 of severance and facility cost restructuring charges was reversed during the quarter. The reversal of charges was due to a change in operating plans by the Company which abandoned plans to close a facility. Severance for employees at that facility and facility exit costs previously accrued were reversed.

•	In the quarter ended June 30, 2002, approximately $1,225 of severance and other charges was recorded. Approximately 100 employees were terminated throughout all functions of the Semiconductor Equipment Group, the Acuity CiMatrix division as well as within the Corporate staff. The restructuring also included costs related to the closing of foreign offices, which included the write-off of tangible assets of $269.

•	In the quarter ended September 30, 2002, approximately $177 of severance and other charges were recorded, relating primarily to the finalization of a foreign office closing in the Semiconductor Equipment Group, which included the write-off of certain tangible property totaling $85. Also, approximately $90 of severance was reversed during the quarter relating to the Acuity CiMatrix division, an adjustment to an estimated amount accrued in the prior quarter.

      All accrued charges remaining at September 30, 2002 were paid within the Company’s fiscal year ending September 30, 2003.

      Impairments Fiscal 2002 — Because of the continued decline in revenues in 2002, the Company reviewed its long-lived assets, including capitalized software, purchased technologies and goodwill for impairment. To evaluate and measure the impairment of capitalized software the Company considered the estimated future gross revenues reduced by estimated future costs, including costs of performing maintenance and customer support. To evaluate the impairment of purchased technologies and goodwill, the Company compared the carrying amount to estimated undiscounted net future cash flows. If an impairment was indicated, the amount was measured as the excess of the carrying amount over the fair market value of the asset, which the Company generally estimated using a discounted cash flow model. As a result of this review, the Company recorded in fiscal 2002 impairment charges relating to capitalized software, goodwill and other intangible assets totaling $260, $2,296, and $2,000, respectively.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of these restructuring costs and impairment charges during fiscal 2002 is as follows:

	Liability at			Cash	Non-cash	Liability at
	September 30,	Charges in	Amounts	Amounts	Amounts	September 30,
	2001	Fiscal 2002	Reversed	Incurred	Incurred	2002

Restructuring
Severance payments to employees	$917	$1,730	$346	$2,148	$55	$98
Exit costs from facilities	360	45	79	249	—	77
Write-off of other tangible and intangible assets	—	338	—	—	338	—

Subtotal restructuring	1,277	2,113	425	2,397	393	175

Impairments
Capitalized Software	—	260	—	—	260	—
Other intangible assets	—	2,000	—	—	2,000	—
Goodwill	—	2,296	—	—	2,296	—

Subtotal impairments	—	4,556	—	—	4,556	—

Total	$1,277	$6,669	$425	$2,397	$4,949	$175

16.	Selected Quarterly Financial Data (Unaudited)

For the Fiscal Years Ended September 30, 2003 and 2002:

	2003

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$10,388	$9,387	$10,125	$13,500
Gross profit	3,109	505	4,089	5,406
Severance and other charges	200	3,971	140	(422)
Net loss	(8,534)	(14,832)	(3,252)	(3,486)
Net loss per share — basic and diluted	(0.70)	(1.21)	(0.26)	(0.27)

	2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$14,965	$14,043	$15,348	$14,887
Gross profit	4,635	5,386	4,913	(659)
Severance and other charges	165	211	1,225	4,643
Net loss	(3,439)	(8,718)	(9,992)	(19,625)
Net loss per share — basic and diluted	(0.47)	(0.97)	(0.89)	(1.62)

17.	Warranty Costs

      We estimate the cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, material usage and

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability may be required. We recorded warranty provisions totaling $158, $777 and $1,990 during the fiscal years ended September 30, 2003, September 30, 2002 and September 30, 2001.

18.	Goodwill

      In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. The Company adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2003. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

      In accordance with SFAS No. 142, The Company initiated a goodwill impairment assessment during the first quarter of fiscal 2003. The results of this analysis concluded that there was no impairment charge. The following table presents the fiscal year results of the Company on a comparable basis assuming goodwill is not amortized:

	2003	2002	2001

Reported net loss available to common stockholders (see note 14)	$(30,104)	$(41,988)	$(105,077)
Goodwill amortization	—	415	900

Adjusted net loss	$(30,104)	$(41,573)	$(104,177)

Basic and diluted earnings per share:
Reported net loss	$(2.44)	$(4.19)	$(14.72)
Goodwill amortization	—	0.04	0.12

Adjusted net loss	$(2.44)	$(4.15)	$(14.60)

19.	Other Subsequent Events

      On October 20, 2003 the Company entered into an agreement with International Product Technology, Inc. (“IPT”), to sell IPT certain assets of its Systemation Business, primarily consisting of inventory and intellectual property. Under the terms of this agreement, the Company sold IPT certain assets and received $40 in cash and a promissory note for the principal amount of approximately $3,629.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

	Column A	Column B	Column C	Column D		Column E

			Addition
			Charged to
	Balance at	Charged to	Other			Balance
	Beginning	Cost and	Accounts	Deduction —		at End of
Description	of Period	Expenses	Described	Described		Period

	(In thousands)
Year Ended September 30, 2003:
Allowance for doubtful accounts	$1,672	$984	$—	$1,516	(1)	$1,140

Reserve for excess and obsolete inventory	$24,310	$3,703	$—	$8,453	(1)	$19,560

Reserve for sales warranties	$1,735	$158	$—	$1,417	(1)	$476

Year Ended September 30, 2002:
Allowance for doubtful accounts	$1,927	$40	$—	$295	(1)	$1,672

Reserve for excess and obsolete inventory	$21,288	$4,913	$—	$1,891	(1)	$24,310

Reserve for sales warranties	$2,156	$777	$—	$1,198	(1)	$1,735

Year Ended September 30, 2001:
Allowance for doubtful accounts	$1,434	$1,122	$—	$629	(1)	$1,927

Reserve for excess and obsolete inventory	$7,670	$17,300	$—	$3,682	(1)	$21,288

Reserve for sales warranties	$1,411	$1,990	$—	$1,245	(1)	$2,156

(1)	Amounts written off.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except per share amounts)

March 31,
2004

(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$760
Accounts receivable, net	12,257
Inventories	10,459
Prepaid expenses and other current assets	2,501

Total current assets	25,977
Plant and equipment, net	1,993
Goodwill	1,333
Software development costs, net	4,588
Other assets	2,464
Note receivable	2,047
Deferred financing costs	7,113

$45,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$11,737
Notes payable and current portion of long-term debt	8,887
Accounts payable current	3,681
Accounts payable past-due	6,018
Accrued expenses and other current liabilities	16,822
Deferred gross profit	1,057

Total current liabilities	48,202
Long-term debt	1,420
Deferred gain	1,869

Total liabilities	51,491
Commitments and contingencies
Stockholders’ Deficit:
Common stock, $.01 par value; shares authorized, 100,000 shares; issued and outstanding, 18,809 shares	188
Additional paid-in capital	312,646
Accumulated deficit	(317,504)
Accumulated other comprehensive loss	(1,306)

Total stockholders’ deficit	(5,976)

$45,515

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	March 31,

	2004	2003

Revenues	$25,916	$19,776
Cost of revenues	14,209	16,162

Gross profit	11,707	3,614

Operating costs and expenses:
Research and development expenses	5,129	5,517
Selling, general and administrative expenses	13,334	16,870
Restructuring and other charges	—	4,171

Loss from operations	(6,756)	(22,944)
Other (losses) gains	(11)	196
Interest expense, net	(1,817)	(618)

Loss before income taxes	(8,584)	(23,366)
Provision for income taxes	—	—

Net loss	$(8,584)	$(23,366)

Loss per share:
Basic and diluted	$(0.52)	$(1.92)

Weighted average shares:
Basic and diluted	16,508	12,183

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Six Months Ended March 31, 2004
(Unaudited)

	Common Stock				Accumulated
			Additional		Other	Total
	Number		Paid-in	Accumulated	Comprehensive	Stockholders’
	of Shares	Amount	Capital	Deficit	Loss	Deficit

	(In thousands)
Balance, October 1, 2003	14,724	$147	$299,768	$(308,920)	$(1,445)	$(10,450)
Shares issued in connection with the exercise of stock options and warrants	2,202	22	7,210	—	—	7,232
Shares and warrants issued for professional services	19	—	143	—	—	143
Shares and warrants issued in connection with the private placement of common stock	1,866	19	5,082	—	—	5,101
Shares issued in exchange for debt	60	—	227	—	—	227
Warrants issued	—	—	216	—	—	216
Cancellation of restricted shares	(62)	—	—	—	—	—
Translation adjustment	—	—	—	—	139	139
Net loss	—	—	—	(8,584)	—	(8,584)

Balance, March 31, 2004	18,809	$188	$312,646	$(317,504)	$(1,306)	$(5,976)

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In thousands)

	Six Months Ended
	March 31,

	2004	2003

Operating activities:
Net loss	$(8,584)	$(23,366)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of operating assets	1,943	3,283
Amortization of deferred financing costs	1,325	—
Non cash interest	94	18
Loss on shares exchanged for debt	177	—
Loss on retirement of fixed assets	90	546
Bad debt provision	100	834
Inventory provision	—	982
Warranty provision	27	87
Deferred gross profit	(636)	599
Deferred gain on sale recognized	(65)	—
Accretion income on note receivable	(135)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,856)	4,342
Inventories	(429)	6,530
Prepaid expenses and other current assets	(657)	23
Other assets	(10)	593
Accounts payable current	662	210
Accounts payable past-due	(478)	805
Accrued expenses and other current liabilities	(972)	4,083

Net cash used in operating activities	(10,404)	(431)

Investing activities:
Additions to plant and equipment, net	(71)	(234)
Additions to software development costs	(391)	(694)
Payments received from sale of assets	40	—
Payments received on note receivable	122	—

Net cash used in investing activities	(300)	(928)

Financing activities:
Issuance of convertible note	—	500
Proceeds from exercise of stock options and warrants	25	—
Proceeds from private placement of common stock, net of offering costs	5,101	—
Loan refinancing costs	(535)	—
Net proceeds from revolving credit facility	7,102	1,477
Repayment of long-term borrowings	(735)	(328)

Net cash provided by financing activities	10,958	1,649

Effect of exchange rate changes on cash and cash equivalents	139	(75)

Net increase in cash and cash equivalents	393	215
Cash and cash equivalents:
Beginning of period	367	220

End of period	$760	$435

Supplemental Cash Flow Information:
Interest paid	$221	$180

Taxes paid	$42	$—

Noncash investing and financing activities:
Discount on convertible debt	$—	$65

Trade payables exchanged with shares of common stock	$50	$—

Estimated fair value of promissory note received on sale of certain assets, including inventory of $423 (deferred gain recorded on sale of $1,919)	$2,317	$—

See notes to consolidated financial statements.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(In thousands, except per share amounts)

1.     Business Overview and Going Concern Considerations

      The unaudited consolidated financial statements of Robotic Vision Systems, Inc. and its subsidiaries (the “Company”) which include the consolidated balance sheet as of March 31, 2004, the consolidated statement of operations for the six months ended March 31, 2004 and 2003, the consolidated statements of cash flows for the six months ended March 31, 2004 and 2003, and the consolidated statement of stockholders’ deficit for the six months ended March 31, 2004 have been prepared by the Company. In the opinion of management, all adjustments (which include mainly recurring adjustments) necessary to present fairly the financial condition, results of operations and cash flows as of March 31, 2004 and for all periods presented have been made.

      Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended September 30, 2003. The operating results for the six months ended March 31, 2004 are not necessarily indicative of the operating results for the full fiscal year.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses for the six months ended March 31, 2004, fiscal 2003, 2002 and 2001 amounting to $6,756, $31,488, $40,539 and $83,226, respectively, and negative cash flows from operations for the six months ended March 31, 2004, fiscal 2003, 2002 and 2001 amounting to $10,404, $2,872, $25,905 and $12,584, respectively. Further, the Company has debt payments due which relate primarily to acquisitions the Company has made. These conditions raise doubt about the Company’s ability to continue as a going concern.

      The Company has prepared and is executing a plan to meet its financial needs. The Company has undertaken several measures during fiscal 2003 and subsequently to reduce its losses, strengthen its working capital position and provide additional liquidity. During fiscal 2003 it pared its fixed costs significantly, reduced its operating losses and lowered its breakeven level of revenues. On December 4, 2002, the Company received $500 from the issuance of a convertible note. On April 11, 2003, the Company received a $1,000 settlement payment and a $2,000 loan from a major customer. On September 26, 2003, the Company completed a private placement of its common stock which, along with the exercise on December 1, 2003 of an option to purchase additional shares by its lead investor, raised gross proceeds of $6,000. The proceeds as of September 30, 2003, net of offering expenses, totaled approximately $4,600. On November 26, 2003, the Company replaced its existing revolving credit facility with a new facility, which increased its maximum borrowing availability to $13,000. In February 2004, we completed private placements of our common stock and warrants, which raised $4,400 in gross proceeds ($4,100, net of offering expenses). A total of approximately 1,467 shares of common stock were sold to accredited investors at $3.00 per share. We also issued to these accredited investors warrants to purchase up to approximately 1,400 shares at $3.10 per share.

      In November 2002, the Company adopted a formal plan to sell the SEG business. In the period since the formal plan was adopted, the semiconductor equipment industry has entered the early stages of a growth cycle driven by rising semiconductor industry sales. Also, during this period the SEG business has (a) lowered its fixed costs and breakeven level of revenues, (b) reduced its liabilities through a series of debt-for-equity exchanges, and (c) recruited an experienced high technology executive to run the operations and oversee its eventual sale. While there can be no assurance of a successful outcome, the Company believes that given these changes in the business and the concurrent improvement in the semiconductor capital spending environment, the SEG business has the potential to generate positive cash

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

flow from operations and return to profitability. Accordingly, the Company believes the timing of the SEG business’ sale should be lengthened to allow for the realization of a sale price that more closely reflects what it believes is the business’ inherent value. Given this change in circumstances, effective in the quarter ended June 30, 2003, the Company began reflecting the SEG business as a continuing operation and, accordingly, the results for all periods have been restated to reflect this reclassification.

      The sale of SEG, if completed, is expected to result in sufficient proceeds to pay down all or a significant portion of the Company’s debt, reduce accounts payable, and provide working capital for the Company’s remaining businesses. However, no assurance can be given that SEG will be sold at a price, or on sufficient terms, to allow for such a result. If the Company does not succeed in selling the Semiconductor Equipment Group, it may not have sufficient working capital to continue in business. In that event, the Company may be forced either to seek additional financing or to sell some or all of the remaining product lines.

2.	Inventories

      Inventories consisted of the following:

March 31, 2004

Raw Materials	$3,854
Work-in-Process	2,779
Finished Goods	3,826

Total	$10,459

      Finished goods inventory includes $466 that has been placed on consignment with distributors at March 31, 2004.

3.	Loss Per Share

      Basic net loss per share is computed using the weighted average number of shares outstanding during each period. Diluted net loss per share reflects the effect of the Company’s outstanding stock options and warrants (using the treasury stock method), except where such options and warrants would be anti-dilutive. The calculations of net loss per share for the following periods are as follows:

	Six Months Ended
	March 31,

	2004	2003

Basic And Diluted EPS
Net loss — numerator	$(8,584)	$(23,366)
Weighted average number of common shares — denominator	16,508	12,183

Net loss per share — basic and diluted	$(0.52)	$(1.92)

      For the six months ended March 31, 2004 and 2003, potential common shares were anti-dilutive due to the loss for the period. For the six months ended March 31, 2004 and 2003, the Company had potential common shares, representing outstanding options and warrants, excluded from the earnings per shares calculation of 1,146 and 2,290, respectively, as they were considered anti-dilutive.

4.	Comprehensive Loss

      In addition to net income or loss, the only item that the Company currently records as other comprehensive income or loss is the change in the cumulative translation adjustment resulting from the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

changes in exchange rates and the effect of those changes upon translation of the financial statements of the Company’s foreign operations. The following table presents information about the Company’s unaudited comprehensive loss for the following periods:

	Six Months Ended
	March 31,

	2004	2003

Net loss	$(8,584)	$(23,366)
Effect of foreign currency translation adjustments	139	(224)

Comprehensive loss	$(8,445)	$(23,590)

5.     Revolving Credit Facility, Notes Payable and Long-term Debt

Revolving Credit Facility

      The Company had a $10,000 revolving credit facility, which was due to expire on April 28, 2003. The termination date had been extended eight times by the lender. This credit facility allowed for borrowings of up to 90% of eligible foreign receivables up to $10,000 of availability provided under the Export-Import Bank of the United States guarantee of certain foreign receivables and inventories, less the aggregate amount of drawings under letters of credit and any bank reserves.

      On November 26, 2003, the Company replaced its $10,000 revolving credit line with a $13,000 facility. The new facility has two revolving credit lines. The first of which accords the Company a maximum of $10,000 and is collateralized by certain foreign receivables and inventory with availability subject to a borrowing base formula. This line, which is guaranteed by the Export-Import Bank of the United States expires on November 30, 2005 and has a 7% interest rate. The second line is for a maximum of $3,000 and is collateralized by certain domestic receivables. Availability under this line is subject to a borrowing base formula, which, as defined in the credit agreement, includes a $1,500 overadvance feature. It expires on November 25, 2006 and has a 17% interest rate of which 5% can be capitalized at the Company’s option (as defined in the agreement). The facility contains covenants pertaining to the Company’s net worth and to fixed charge coverage (as defined). The Company can prepay the facility at its discretion. In the event of the sale of SEG, the Company is required to repay in full the $10,000 credit line. The $3,000 credit line continues subject to the Company meeting certain financial conditions. The facility also includes an annual commitment fee of 0.5% based on the unused portion of the facility. At March 31, 2004, the aggregate amount available under the lines was approximately $13,000, against which the Company had $11,737 of borrowings. The Company did not meet the fixed charge covenant as of March 31, 2004, and received a waiver from the lender for the covenant violation.

      In connection with the facility, the Company issued a warrant to purchase 2,200 shares of the Company’s common stock at an exercise price of $0.01 per share to the lender and a warrant to purchase 60 shares of the Company’s common stock at an exercise price of $0.01 per share to the placement agent. The Company recorded a deferred financing cost for the fair value of the warrants, of approximately $7,400 using the Black-Scholes valuation model with the following assumptions: volatility of 185% and risk-free interest rate of 2.48%. The deferred financing cost is being amortized and charged to interest expense over the life of the facility. The lender exercised its warrant on December 18, 2003.

      In addition, the Company incurred costs in connection with the financing of approximately $465 which are being amortized and charged to interest expense over the life of the facility. Upon the maturity or payoff of the facility the Company will also be obligated to pay $400 reflecting deferred interest and closing costs and which are being amortized and charged to interest expense over the life of the facility.

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes Payable and Long-term Debt:

      Notes payable and long-term debt at March 31, 2004 consisted of the following:

March 31,
2004

Subordinated note payable to General Scanning — 8.25%, payable in equal quarterly installments of $281 commencing September 12, 2001, currently due	$565
Abante note payable — 8%	333
Abante payable — non-interest bearing, discounted at 8%, payable in annual installments of $500, through November 2006	1,823
AIID notes payable — prime rate (4.00% at March 31, 2004 and September 30, 2003)	4,232
Promissory note, 10%, due April 11, 2004	2,000
9% Convertible Senior Note — due December 4, 2005	463
Promissory note, 8.7%, due September 20, 2006	855
Other long-term debt	36

Total notes payable and long-term debt	10,307
Less notes payable and current portion of long-term debt	(8,887)

Long-term debt	$1,420

      As of March 31, 2004, deferred financing costs totaled $7,113 and consisted of the fair value of placement agent and lender warrants of $6,281 and deferred interest, closing costs and financing costs of $832.

      The subordinated note payable to General Scanning matured in June 2003, bearing interest at the prime lending rate (4.0% at December 31, 2003) and called for quarterly payments of $281 commencing September 12, 2001. The Company did not make either the March 12, 2003 or June 12, 2003 note principal payments. The Company is currently a defendant in an action entitled GSI Lumonics Inc. v. Robotic Vision Systems, Inc., C.A. No. CV-03-4474 (E.D.N.Y.) in which the plaintiff, GSI Lumonics Inc. (“GSLI”) as successor to General Scanning, alleges breach of contract and conversion, and seeks injunctive relief and unspecified damages. GSLI alleges that RVSI breached a 1998 Settlement Agreement by failing to terminate a license relating to certain lead scanning technology in March 2003. On or about January 30, 2004, the court entered an injunction against the Company enjoining it from, among other things, disclosing, licensing, selling or assigning the disputed technology. Meanwhile, RVSI has terminated the disputed license. Plaintiff has moved for summary judgment on its breach of contract claim, and RVSI has moved to dismiss the case as moot and for failure to state a claim.

      On November 21, 2001, the $1,500 note payable issued to the former principals of Abante Automation Inc. (“Abante”) came due, together with 8% interest thereon from November 29, 2000. In connection with the acquisition of Abante, the Company agreed to make post-closing installment payments to the selling shareholders of Abante. These non-interest bearing payments were payable in annual installments of not less than $500 through November 2005. On November 21, 2001, the first of five annual installments on the Abante payable also became due, in the amount of $500. Pursuant to an oral agreement with the former principals of Abante, the Company paid on November 21, 2001 the interest, $250 of note principal and approximately $112 of the first annual installment. The balance of the sums originally due on November 21, 2001, were rescheduled for payment in installments through the first quarter of fiscal 2003. The Company continued to make certain payments in accordance with the terms of that agreement, paying the interest, $250 of note principal and approximately $150 of the first annual installment on February 21, 2002, and paying approximately $238 of the first annual installment on

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

May 21, 2002. The Company did not make either the November 2002 note principal payment of $1,000 or a significant portion of the November 2002 annual installment payment of $500. In addition, the Company did not make a significant portion of the November 2003 annual installment payment of $500. On December 19, 2003, the Company entered into a settlement agreement with the former principals of Abante who agreed to forbear from taking action against the Company for fifteen months. Pursuant to this agreement, the Company paid $300 in January 2004, agreed to make additional monthly payments of at least $35, and agreed to pay the remaining balance due upon the sale of SEG, subject to certain conditions. As of March 31, 2004, the remaining outstanding balances on the note payable and post-closing installment payments were $333 and $1,823, respectively.

      On January 3, 2002, a payment of $1,855 under notes issued to the former shareholders of Auto Image ID, Inc. (“AIID”) came due together with interest at prime rate. On the due date, the Company paid the interest and approximately $240 of note principal to certain of these shareholders. The Company reached an agreement with the other former shareholders to pay the sums originally due on January 3, 2002, in three approximately equal principal installments in April 2002, August 2002 and December 2002. In exchange for the deferral, the Company issued warrants to purchase 183 shares of its common stock with an exercise price of $5.70 per share. The fair value of these warrants (determined using Black-Scholes pricing model), totaling approximately $137, was charged to operations through January 2003. In accordance with the agreement with the other former stockholders, the Company made note principal and interest payments on April 1, 2002 of approximately $516 and $31, respectively, and note principal and interest payments on August 1, 2002 of $536 and $29, respectively. The Company did not make the December 2002 and January 2003 installment payments due of $535 and $1,855, respectively, and is therefore in default. Seven of the former shareholders filed lawsuits against the Company seeking payment of all amounts currently past due. These noteholders agreed to forbear from taking action to enforce their notes until May 1, 2004 or the earlier occurrence of certain events. On October 29, 2003, additional noteholders agreed to forbear from taking action until May 1, 2004. The Company agreed to issue these noteholders warrants to purchase 59 shares of its common stock at exercise prices ranging from $2.50 per share to $3.60 per share and paid these noteholders the outstanding interest that had accrued through June 1, 2003. The balance of the notes of $1,855 became due on January 3, 2004 and was not paid by the Company. In April 2004, the largest noteholders representing $3,700 of the total principal owed agreed to forbear on taking action to enforce their notes until the earlier of December 1, 2005, or certain events. The Company agreed to issue to these noteholders warrants to purchase 200 shares at an exercise price of $0.01 per share, pay interest on the outstanding balance at 7%, make periodic principal and interest payments and increase the principal amount on the notes by $500. The agreement also calls for the Company to offer an agreement with similar terms to the other noteholders.

      On December 4, 2002, Pat V. Costa, the Company’s Chief Executive Officer, loaned the Company $500 and the Company issued a 9% Convertible Senior Note in the amount of $500. Under the terms of this note, the Company is required to make semiannual interest payments in cash on May 15 and November 15 of each year commencing May 2003, and pay the principal amount on December 4, 2005. This note allows Mr. Costa to require earlier redemption by the Company in certain circumstances including the sale of a division at a purchase price at least equal to the amounts then due under this note. Thus, Mr. Costa may require redemption at the time of the sale of SEG. This note also allows for conversion into shares of common stock. The note may be converted at any time by Mr. Costa until the note is paid in full or by the Company if at any time following the closing date the closing price of the Company’s Common Stock is greater, for 30 consecutive trading days, than 200% of the conversion price. Mr. Costa’s conversion price is equal to 125% of the average closing price of the Company’s common stock for the thirty consecutive trading days ending December 3, 2002, or $2.10 per share. This convertible debt contained a beneficial conversion feature, and as the debt is immediately convertible, the Company recorded a dividend in the amount of approximately $18 on December 4, 2002. The Company did not

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

make the semiannual interest payments due on May 15, 2003 and November 15, 2003. On October 28, 2003, Mr. Costa agreed to forbear from exercising his rights with respect to these interest payments until January 14, 2005.

      In connection with the 9% Convertible Senior Note, on December 4, 2002, the Company issued warrants to Mr. Costa. Under the terms of the warrants, Mr. Costa is entitled to purchase from the Company shares equal to 25% of the total number of shares of Common Stock into which the Convertible Senior Note may be converted or approximately 60 shares. The warrants have an exercise price of $3.15. The Company recorded the fair value of these warrants of approximately $65 as a discount to the debt using the Black-Scholes valuation model with the following assumptions: volatility of 107% and risk-free interest rate of 2.49%. This discount is being amortized over the period from December 4, 2002 to December 4, 2005.

      On December 4, 2002, as a condition to making the loan mentioned above and in order to secure the prompt and complete repayment, the Company entered into a Security Agreement with Mr. Costa. Under the terms of this agreement, the Company granted Mr. Costa a security interest in certain of the Company’s assets.

      On April 11, 2003, the Company entered into a settlement and release agreement with a major customer, which provided for the release of certain claims among the parties and the payment of $1,000 to the Company. On the same date, the Company entered into a loan agreement with this customer and the Company delivered a secured promissory note in the amount of $2,000 with a maturity date of April 11, 2004, bearing an interest rate of 10%. The Company did not pay the amount due on April 11, 2004 and is in default on the loan. The customer has not formally declared the loan to be in default and is in discussions with the Company regarding the indebtedness.

      On October 31, 2003, the Company reached a settlement with the landlord of its New Berlin, Wisconsin facility at which it had ceased operations in February 2003. In exchange for the release of all past and future obligations, the Company issued the landlord a $1,000 note payable in 36 equal payments of approximately $31 each. The note reflects an effective interest rate of approximately 8.7%. The note is payable in full upon the occurrence of certain events, including the sale of SEG. In addition to the note, the Company issued a three-year warrant to purchase 20 shares of common stock at an exercise price of $0.05 per share. The Company determined the fair value of the warrant of approximately $65 using the Black-Scholes valuation model with the following assumptions: volatility of 185% and risk-free interest rate of 2.28%.

      As of May 10, 2004, the Company was in default on an aggregate of $2,565 of its borrowings.

      Principal maturities of notes payable and long-term debt as of March 31, 2004 are as follows:

2005	$8,887
2006	1,420

Total	$10,307

6.	Restructuring Charges

      During the first quarter of fiscal 2003, certain SEG senior management and technical employees were granted retention agreements. These agreements allow for employees to receive cash and stock benefits for remaining with the Company and continuing through the sale of SEG. The current cash value of the award is approximately $678. The Company is accruing these agreements over the expected service period, which has been based upon the estimated timing of the sale of SEG. During the six-month period ended

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

March 31, 2003, the Company recorded restructuring charges relating to these retention agreements of $600. No such charges have been recorded during the first six months of fiscal 2004.

      A summary of the remaining restructuring costs as of March 31, 2004 is as follows:

	Liability at	Cash	Non-cash	Liability at
	September 30,	Amounts	Amounts	March 31,
	2003	Incurred	Incurred	2004

Severance payments to employees	$46	$22	$—	$24
Exit costs from facilities	1,316	10	1,000	306
Retention agreements	600	—	—	600

Total	$1,962	$32	$1,000	$930

7.	Warranty Costs

      We estimate the cost of product warranties at the time revenue is recognized. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from the Company’s estimates, revisions to the estimated warranty liability may be required. The Company recorded warranty provisions totaling $27 and $87 for the six months ended March 31, 2004 and March 31, 2003, respectively.

8.	Pension Expense

      The Company has a noncontributory pension plan for certain employees hired prior to September 1996 that meet certain minimum eligibility requirements. The level of retirement benefits is based on a formula, which considers both employee compensation and length of credited service.

      The components of pension expense for the six months ended March 31, 2004 and 2003 are summarized as follows:

	Six Months Ended
	March 31,

	2004	2003

Service cost	$120	$114
Interest cost	104	102
Actuarial gain	(31)	(124)
Other	37	—

Pension expense	$230	$92

      The Company has not made any contributions to the pension plan during the first six months of fiscal 2004.

9.	Sale of Certain Assets

      On October 20, 2003 the Company entered into an agreement to sell certain assets of its Systemation Business consisting primarily of inventory and intellectual property. Under the terms of the sale agreement, the Company received $40 in cash and a promissory note for the nominal amount of approximately $3,600. The note is repayable in increasing periodic payments through November 15, 2008. The Company has reflected the note at its estimated fair value of approximately $2,600 at an estimated effective interest rate

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of 18%. The Company made certain assumptions in valuing the promissory note, including existing market conditions, marketability of the note, and other market variables affecting the realization of the note during the long period involved. The Company has concluded that collection of the note cannot be reasonably assured, on the basis that the buyer is a new entity with limited financial history upon which to make a determination. Henceforth, the Company has also deferred the gain on this sale of approximately $2,200, which will be recognized as payments are received on the note.

10.	Segment Information

      The Company operates in two reportable segments serving the machine vision industry. The Company has determined its reporting segments primarily based on the nature of the products offered by the Semiconductor Equipment Group and the Acuity CiMatrix division. The Semiconductor Equipment Group, which is comprised of the Electronics subdivision, including Abante Automation, supplies inspection equipment to the semiconductor industry. The Acuity CiMatrix division designs, manufactures and markets 2-D data collection products and barcode reading systems, as well as 2-D machine vision systems and lighting products for use in industrial automation. The Company categorizes as “Other” in the table below, activities relating primarily to corporate.

      The accounting policies of each segment are the same as those described in the annual report on Form 10-K. Sales between segments are determined based on an intercompany price that is consistent with external customers. Intersegment sales by the Acuity CiMatrix division were approximately $149 and $26 for the six months ended March 31, 2004 and 2003, respectively. All intercompany profits are eliminated in consolidation. Other income (loss) includes unallocated corporate general and administrative expenses. Other assets are comprised primarily of corporate accounts. Although certain research activities are conducted by the Acuity CiMatrix division for the Semiconductor Equipment Group, research and development expenses are reported in the segment where the costs are incurred. The following table

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

presents information about the Company’s unaudited reportable segments. All intercompany transactions have been eliminated.

	Six Months Ended
	March 31,

	2004	2003

Revenues:
Semiconductor Equipment	$13,486	$11,046
Acuity CiMatrix	12,430	8,730

Total Revenues	$25,916	$19,776

Loss from operations:
Semiconductor Equipment	$(2,148)	$(15,481)
Acuity CiMatrix	648	(2,847)
Other	(5,256)	(4,616)

Total loss from operations	$(6,756)	$(22,944)

Depreciation and amortization:
Semiconductor Equipment	$953	$1,932
Acuity CiMatrix	950	1,253
Other	40	98

Total depreciation and amortization	$1,943	$3,283

Total assets
Semiconductor Equipment	$22,149	$24,840
Acuity CiMatrix	14,032	15,058
Other	9,334	1,001

Total assets	$45,515	$40,899

Expenditures for plant and equipment, net
Semiconductor Equipment	$—	$216
Acuity CiMatrix	71	18

Total expenditures for plant and equipment, net	$71	$234

Capitalized amounts of software development costs
Semiconductor Equipment	$—	$388
Acuity CiMatrix	391	306

Total capitalized amounts of software development costs	$391	$694

11.	Goodwill

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. The Company adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2003. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company conducts a periodic assessment, annually or more frequently, if impairment indicators exist on the carrying value of its goodwill.

      In accordance with SFAS No. 142, The Company initiated a goodwill impairment assessment during the first quarter of fiscal 2003 and updated this assessment at the end of fiscal 2003. The results of these analyses concluded that there was no impairment charge.

12.	Stock-Based Compensation

      The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25 “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Statement No. 123.” All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in conjunction with Selling Goods or Services.” Under APB No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price.

      Had compensation cost for the Company’s stock based compensation plans and employee stock purchase plan been determined on the fair value at the grant dates for awards under those plans, consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been reported at the pro-forma amounts indicated below.

	Six Months Ended
	December 31,

	2003	2002

Net loss	$(8,584)	$(23,366)
Deduct: Total stock-based compensation expense determined under the fair value based method for all stock option awards (net of related tax effects)	(1,199)	(970)

Net loss — pro forma	$(9,783)	$(24,336)

Loss per share:
Basic and diluted — as reported	$(0.52)	$(1.92)

Basic and diluted — pro forma	$(0.59)	$(2.00)

13.	Recent Accounting Pronouncements

      In December 2003, the FASB issued SFAS No. 132 (Revised 2003): “Employers’ Disclosures about Pensions and Other Postretirement Benefits — An Amendment of FASB Statements No. 87, 88, and 106.” This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, “Employers’ Accounting for Pensions,” No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” This Statement retains the disclosure requirements contained in FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which it replaces. It requires additional disclosures to those in the original Statement 132 about

ROBOTIC VISION SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The Company adopted this statement on January 1, 2004, as required. However, the adoption of this pronouncement did not have a material effect on the Company’s financial position, results of operations, or cash flows.

      In December 2003, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” which codifies, revises and rescinds certain sections of SAB No. 101, “Revenue Recognition in Financial Statements,” in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on the Company’s financial position, results of operations, or cash flows.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$883
Legal Fees and Expenses	15,000	*
Accounting Fees and Expenses	10,000	*
Miscellaneous Expenses	2,000	*

Total	$27,883	*

*	Estimated

Item 14.	Indemnification of Directors and Officers

      Article SIXTH of the Restated Certificate of Incorporation of the registrant provides that registrant shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time (“DGCL”), indemnify all persons whom it may indemnify pursuant thereto.

      Section 145 of the DGCL grants the registrant the power to indemnify existing and former directors, officers, employees and agents of the registrant who are sued or threatened to be sued because they are or were directors, officers, employees and agents of the registrant.

Item 15.	Recent Sales of Unregistered Securities

      Since June 30, 2001, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

      On May 2, 2002, the Registrant completed a private placement of its securities raising $15.0 million in gross proceeds. A total of 2,055,449 shares were sold to accredited investors at a price of $7.30 per share. The Registrant also issued warrants to these accredited investors to purchase up to 411,087 shares at $7.30 per share on or before August 30, 2002, and to purchase up to 513,861 shares at $7.50 per share on or before May 1, 2005. The placement agent, Needham & Company, Inc., received fees of approximately $900,000 and warrants to purchase up to 113,049 shares of common stock at $7.50 per share on or before May 1, 2005. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On December 4, 2002, the Registrant issued a $500,000 convertible note to its President and Chief Executive Officer. This note may be converted into a number of shares of the Registrant’s common stock equal to the unpaid principal and accrued and unpaid interest divided by $3.15. The Registrant also issued to such person a warrant to purchase 25% of such number of shares at an exercise price of $3.15. The warrant is currently exercisable with respect to 50% of such shares and will be exercisable with respect to all of such shares on January 1, 2005. The warrant expires December 4, 2005. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On July 7, 2003, the Registrant entered into an agreement with certain holders of its notes issued in connection with the acquisition of Auto Image ID, Inc. in January 2001. In October 2003, the Registrant entered into similar agreements with certain other holders of such notes. As partial consideration for their agreement to forbear from exercising their rights with respect to these notes, the Registrant issued to these noteholders warrants to purchase an aggregate of 116,258 shares of common stock. The warrants are exercisable at $3.60 per share through September 2, 2006. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      In October 2003, the Registrant entered into agreements with certain other holders of its notes issued in connection with the acquisition of Auto Image ID, Inc. in January 2001. As partial consideration for their agreement to forbear from exercising their rights with respect to these notes, the Registrant issued to these noteholders warrants to purchase an aggregate of 7,047 shares of common stock. The warrants are exercisable at $2.50 per share through September 2, 2006. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On July 10, 2003, the Registrant issued to McDonald Investments, Inc. warrants to purchase 30,000 shares of its common stock as partial consideration for settlement of a dispute arising from an agreement between the parties. The number of shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of certain events, including our issuance of additional shares. The warrants are exercisable at $0.05 per share commencing July 10, 2003 and ending May 19, 2006. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On September 26, 2003, the Registrant completed a private placement of its securities raising $5.0 million in gross proceeds. On December 1, 2003, one of the investors exercised its option to invest an additional $1.0 million in such private placement. A total of 2,400,000 shares of common stock were sold to accredited investors at $2.50 per share. The Registrant also issued to these accredited investors warrants to purchase up to 1,000,000 shares at $3.05 per share beginning March 26, 2004 through September 26, 2008, and warrants to purchase up to 200,000 shares at $3.05 per share beginning May 1, 2004 through September 26, 2008. The placement agent, Barrington Research Associates, Inc., received fees of $250,000 and warrants to purchase 40,000 shares of common stock at an exercise price of $2.50 per share. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On October 31, 2003, the Registrant issued to Philip Koerper warrants to purchase 20,000 shares of its common stock as partial consideration for settlement of a dispute arising from an agreement between the parties. The warrants are exercisable at $0.05 per share through October 31, 2006. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On November 26, 2003, the Registrant replaced its $10.0 million revolving credit line with a $13.0 million facility. In connection therewith, the Registrant issued a warrant to purchase 2,200,000 shares of its common stock to the lender and a warrant to purchase 60,000 shares of its common stock to the placement agent. The warrants are exercisable at $0.01 per share commencing November 26, 2003 and ending November 26, 2006. The lender exercised its warrant effective December 18, 2003. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      In February 2004, the Registrant completed private placements of its securities, raising $4.4 million in gross proceeds. A total of 1,466,669 shares of common stock were sold to accredited investors at $3.00 per share. The Registrant also issued to these accredited investors warrants to purchase up to 1,419,355 shares at $3.10 per share through August 19, 2004. The Registrant also issued to the placement agent warrants to purchase 20,000 shares of its common stock at $3.00 per share through February 29, 2008. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      As of March 31, 2004, the Registrant entered into agreements with the investors participating in the private placement completed September 26, 2003 with respect to certain obligations of the Registrant incurred in connection with the private placement. In partial satisfaction of such obligations, the Registrant agreed to issue an aggregate of 102,579 shares of common stock. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      As of April 30, 2004, certain holders of the Registrant’s notes (issued in connection with the acquisition of Auto Image ID, Inc. in January 2001) agreed to forbear from exercising their rights with respect to these notes and the Registrant agreed to issue to these noteholders, as partial consideration for their agreement, warrants to purchase an aggregate of 200,000 shares of common stock. In August 2004, the Registrant issued additional warrants to purchase an aggregate of 17,829 shares of common stock to certain other holders of such notes. The warrants are exercisable at $0.01 per share through March 31, 2007. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On March 25, 2004, the Registrant agreed to grant to a consultant options to purchase 4,000 shares of common stock exercisable at $3.25 per share through March 24, 2005. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On June 25, 2004, the Registrant amended its credit facility. In connection therewith, the Registrant issued to the lender a warrant to purchase up to 450,000 shares of its common stock, at an exercise price of $.01 per share through November 30, 2008. As of June 25, 2004, the warrant was exercisable for 200,000 shares of common stock. Additional shares will become available for exercise if the maximum amount of borrowings outstanding under our credit facility reaches certain thresholds specified in the warrant. The lender exercised the warrant with respect to 200,000 shares on June 28, 2004. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      In July 2004, the Registrant completed a private placement of its securities, raising $2.4 million in gross proceeds. A total of 1,175,605 shares of common stock were sold to accredited investors at $2.05 per share. The Registrant also issued to these investors warrants to purchase up to 529,023 shares at an exercise price of $2.50 per share until January 31, 2005 and an exercise price of $3.05 per share from February 1, 2005 until July 31, 2007. The Registrant also issued to the placement agent warrants to purchase 40,000 shares of its common stock at $2.05 per share until July 31, 2007. The Registrant also issued to the lender under its credit agreement 28,490 shares of common stock. The Registrant also issued 526,829 shares of common stock in its September 2003 equity offering pursuant to contractual commitments. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      In July 2004 the Registrant issued to consultants 71,053 shares of common stock as partial consideration for consulting services. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      Since October 1, 2002, the Registrant has issued 499,785 shares of common stock to certain suppliers in exchange for the cancellation of approximately $2.9 million of trade indebtedness owed to such suppliers. The common stock was not registered under the Securities Act because the common stock was offered and sold in a transaction not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      During the three years ended June 30, 2004, the Registrant issued 82,566 shares of its common stock and options to purchase 58,054 shares of its common stock to non-employee members of its Board of Directors as compensation for their attendance at board and committee meetings held during that period. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

Item 16.	Exhibits and Financial Statement Schedules

      (a) The following is a list of Exhibits filed herewith as part of the registration statement:

Exhibit
No.	Description

2.1	Purchase and Sales Agreement By and Among Robotic Vision Systems, Inc. and RVSI Europe Ltd. Sellers and Sick, Inc. and Erwin Sick Ltd. Buyers Dated as of December 18, 2001(1)
3.1	Registrant’s Restated Certificate of Incorporation(2)
3.2	Amendments to Registrant’s Restated Certificate of Incorporation(3)
3.3	Amendment to Registrant’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 26, 2003(4)
3.4	Registrant’s Bylaws, as amended(5)
4.1	Rights Agreement, dated as of May 14, 1998, between Registrant and American Stock Transfer & Trust Company(5)
5.1	Opinion of Sonnenschein Nath & Rosenthal LLP
10.1	Revolving Credit and Security Agreement, dated April 28, 2000 between PNC Bank, National Association (as lender and agent), Registrant and certain of Registrant’s subsidiaries (as borrower)and other lenders identified therein(6)
10.2	First Amendment to the Revolving Credit and Security Agreement, dated September 10, 2001 between PNC Bank, National Association (as lender and agent), Registrant and certain of Registrant’s subsidiaries (as borrower)(1)
10.3	Second Amendment and Restated Revolving Credit Note, dated September 10, 2001 between PNC Bank, National Association (as lender and agent), Registrant and certain of Registrant’s subsidiaries (as borrower)(1)
10.4	Second Amendment to the Revolving Credit and Security Agreement, dated December 19, 2001 between PNC Bank, National Association (as lender and agent) and Registrant (as borrower)(1)
10.5	Third Amendment to the Revolving Credit and Security Agreement, dated April 23, 2002, between PNC Bank, National Association (as lender and agent) and Registrant (as borrower)(7)
10.6	Extension to the Revolving Credit and Security Agreement, dated May 16, 2003, between PNC Bank, National Association (as lender and agent) and Registrant (as borrower)(8)
10.7	Extension to the Revolving Credit and Security Agreement, dated May 30, 2003, between PNC Bank, National Association (as lender and agent) and Registrant (as borrower)(9)
10.8	Extension to the Revolving Credit and Security Agreement, dated August 14, 2003, between PNC Bank, National Association (as lender and agent) and Registrant (as borrower)(9)
10.9	Extension to the Revolving Credit and Security Agreement, dated September 19, 2003, between PNC Bank, National Association (as lender and agent) and Registrant (as borrower)(10)

Exhibit
No.	Description

10.10	Extension to the Revolving Credit and Security Agreement, dated October 10, 2003, between PNC Bank, National Association (as lender and agent) and Registrant (as borrower)(10)
10.11	Securities Purchase Agreement, dated as of April 23, 2002, by and among Registrant and the purchasers listed therein(7)
10.12	Form of Registrant’s Common Stock Purchase Warrant expiring May 1,2005 to purchase in the aggregate up to 513,861 shares of common stock(7)
10.13	Registrant’s Common Stock Purchase Warrant expiring May 1, 2005 to purchase in the aggregate up to 113,049 shares of common stock(7)
10.14	Employment, Retention and Severance Agreement, dated November 13, 2002, between Registrant and Earl Rideout (11)
10.15	Amended and Restated Convertible Senior Note Agreement, dated as of December 4, 2002, between Registrant and Pat V. Costa(4)
10.16	Common Stock Warrant Agreement, dated December 4, 2002, between Registrant and Pat V. Costa(11)
10.17	Security Agreement, dated December 4, 2002, between Registrant and Pat V. Costa(11)
10.18	Indemnification Agreement, dated April 2, 2002, between Registrant and Pat V. Costa(11)
10.19	Asset Purchase Agreement, dated October 20, 2003, between International Product Technology, Inc. (as buyer) and Registrant (as seller)(10)
10.20	Securities Purchase Agreement, dated as of September 24, 2003, by and among Registrant and the purchasers listed therein(4)
10.21	Form of Registrant’s Common Stock Purchase Warrant expiring September 26, 2008 to purchase in the aggregate 1,200,000 shares of common stock(4)
10.22	Registrant’s Common Stock Purchase Warrant expiring September 26, 2007 to purchase in the aggregate 40,000 shares of common stock(4)
10.23	Registration Rights Agreement, dated as of September 26, 2003, by and among the Registrant and the purchasers listed therein(4)
10.24	Amended and Restated Revolving Credit and Security Agreement dated as of November 26, 2003 among the Registrant, RVSI Investors, L.L.C. and other lenders party thereto, and PNC Bank, National Association ,as Agent(12)
10.25	Loan Agreement, dated April 11, 2003(4)
10.26	Form of Registrant’s Common Stock Purchase Warrant expiring August 19, 2004 to purchase in the aggregate 1,419,355 shares of common stock(13)
10.27	First Amendment to Amended and restated Revolving Credit and Security Agreement dated as of June 26, 2004, among the Registrant, RVSI Investors, L.L.C. and other lenders party thereto, and PNC Bank National Association, as Agent(14)
10.28	Warrant issued to RVSI Investors, L.L.C. on June 25, 2004(14)
10.29	Registration Rights Agreement dated as of June 25, 2004 between the Registrant and RVSI Investors, L.L.C.(14)
10.30	Form of Subscription Agreement dated as of July 23, 2004
21.1	Subsidiaries of Registrant(4)
23.1	Consent of Grant Thornton LLP
23.2	Consent of Deloitte & Touche LLP

Exhibit
No.	Description

23.3	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)
24.1	Power of Attorney (comprises a portion of the signature page to this Registration Statement)

(1)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K, for its fiscal year ended September 30, 2001.

(2)	Filed as an exhibit to Registrant’s Registration Statement on Form S-4, File No. 333-08633.

(3)	Filed as an exhibit to Registrant’s Registration Statement on Form S-1, File No. 333-76927.

(4)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K, for its fiscal year ended September 30, 2003.

(5)	Filed as an exhibit to Registrant’s Current Report on Form 8-K dated May 20, 1998.

(6)	Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, for its fiscal quarter ended March 31, 2000.

(7)	Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, for its fiscal quarter ended March 31, 2002.

(8)	Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, for its fiscal quarter ended March 31, 2003.

(9)	Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, for its fiscal quarter ended June 30, 2003.

(10)	Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q/ A-1, for its fiscal quarter ended June 30, 2003.

(11)	Filed as an exhibit to Registrant’s Annual Report on Form 10-K, for its fiscal year ended September 30, 2002.

(12)	Filed as an exhibit to Registrant’s Current Report on Form 8-K dated November 26, 2003.

(13)	Filed as an exhibit to Registrant’s Current Report on Form 8-K dated February 23, 2004.

(14)	Filed as an Exhibit to Registrant’s Current Report on Form 8-K dated June 25, 2004.

      (b) Financial Statement Schedules.

      All financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total Dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on the 6th day of August, 2004.

ROBOTIC VISION SYSTEMS, INC.

By:	/s/ PAT V. COSTA

Pat V. Costa
Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Pat V. Costa and Jeffrey P. Lucas, severally, such person’s true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ PAT V. COSTA Pat V. Costa	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 6, 2004

/s/ JEFFREY P. LUCAS Jeffrey P. Lucas	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 6, 2004

/s/ HOWARD STERN Howard Stern	Director	August 6, 2004

/s/ FRANK A. DIPIETRO Frank A. DiPietro	Director	August 6, 2004

/s/ JONATHAN HOWE Jonathan Howe	Director	August 6, 2004

/s/ ROBERT H. WALKER Robert H. Walker	Director	August 6, 2004